Filed Pursuant to Rule 424(b)(2)
Registration No. 333-215833

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed maximum aggregate offering price	Amount of registration fee(1)
Depositary Shares Each Representing a 1/20th Interest in a Share of 7.00% Series B Mandatory Convertible Preferred Stock	19,550,000 (2)	$977,500,000	$121,698.75
7.00% Series B Mandatory Convertible Preferred Stock, par value $0.01 per share	977,500 (3)	—	— (3)
Common Stock, par value $0.01 per share	56,797,810 (4)	—	— (5)

(1)	Pursuant to Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Includes 2,550,000 depositary shares issuable upon exercise of the underwriters’ option to purchase additional depositary shares.
(3)

Each depositary share represents a 1/20th interest in a share of 7.00% Series B Mandatory Convertible Preferred Stock (“mandatory convertible preferred stock”). Because no separate consideration will be received by the registrant for the mandatory convertible preferred stock, no registration fee is required with respect to these securities.

(4)

The number of shares of our common stock to be registered is based on the maximum number of shares of our common stock into which 977,500 shares of the mandatory convertible preferred stock can be converted, which is 36.6980 shares of our common stock per share of the mandatory convertible preferred stock as described in this prospectus supplement, or a maximum total of 35,872,295 shares of our common stock plus the maximum number of shares of our common stock issuable in respect of dividend payments on the mandatory convertible preferred stock, which is 20,925,515 shares of our common stock. Pursuant to Rule 416 under the Securities Act, the number of shares of our common stock registered includes an indeterminate number of additional shares of our common stock that may be issued from time to time upon conversion of the mandatory convertible preferred stock as a result of the anti-dilution provisions thereof.

(5)

Pursuant to Rule 457(i) under the Securities Act, there is no additional registration fee payable with respect to the shares of our common stock issuable upon conversion of or payment of dividends on the mandatory convertible preferred stock because no additional consideration will be received in connection with the exercise of the conversion privilege or the payment of dividends.

PROSPECTUS SUPPLEMENT

(To Prospectus Dated September 24, 2018)

17,000,000 Depositary Shares

Each Representing a 1/20th Interest in a Share of

Series B Mandatory Convertible Preferred Stock

CenterPoint Energy, Inc.

7.00% Series B Mandatory Convertible Preferred Stock

We are offering 17,000,000 depositary shares, each of which represents a 1/20th interest in a share of our 7.00% Series B Mandatory Convertible Preferred Stock, $0.01 par value per share, which we refer to in this prospectus supplement as our Series B Preferred Stock. The shares of our Series B Preferred Stock will be deposited with Broadridge Corporate Issuer Solutions, Inc., as depositary, pursuant to a deposit agreement. Holders of our depositary shares will be entitled to a proportional fractional interest in the rights and preferences of our Series B Preferred Stock, including conversion, dividend, liquidation and voting rights, subject to the provisions of such deposit agreement.

Dividends on our Series B Preferred Stock will be payable on a cumulative basis when, as and if declared by our board of directors, or an authorized committee of our board of directors, at an annual rate of 7.00% on the liquidation preference of $1,000 per share. We may pay declared dividends in cash or, subject to certain limitations, in shares of our common stock, par value $0.01 per share, or in any combination of cash and shares of our common stock on March 1, June 1, September 1 and December 1 of each year, commencing on December 1, 2018 and ending on, and including, September 1, 2021.

Each share of our Series B Preferred Stock has a liquidation preference of $1,000 (and, correspondingly, each depositary share represents a liquidation preference of $50). Unless previously converted or redeemed, each share of our Series B Preferred Stock will automatically convert on the second business day immediately following the last trading day of the final averaging period into between 30.5820 and 36.6980 shares of our common stock, subject to anti-dilution adjustments. The number of shares of our common stock issuable on conversion will be determined based on the average VWAP (as defined herein) of our common stock over the 20 trading day period beginning on, and including, the 21st scheduled trading day prior to September 1, 2021, which we refer to herein as the “final averaging period.” At any time prior to September 1, 2021, a holder of 20 depositary shares may cause the depositary to convert one share of our Series B Preferred Stock, on such holder’s behalf, into a number of shares of our common stock equal to the minimum conversion rate of 30.5820, subject to anti-dilution adjustments. If a holder of 20 depositary shares causes the depositary to convert one share of our Series B Preferred Stock, on such holder’s behalf, during a specified period beginning on the effective date of a fundamental change (as described herein), the conversion rate will be adjusted under certain circumstances, and such holder will also be entitled to a make-whole dividend amount (as described herein).

Concurrently with this offering, we are offering (the “Concurrent Offering”), by means of a separate prospectus supplement, 60,550,459 shares of our common stock (or an additional 9,082,568 shares if the underwriters in the Concurrent Offering exercise their option to purchase additional shares of our common stock to cover over-allotments, if any, in full), at a public offering price of $27.25 per share of our common stock. Completion of this offering of our depositary shares is not contingent upon the completion of the Concurrent Offering and the completion of the Concurrent Offering is not contingent upon the completion of this offering.

Prior to this offering, there has been no public market for our depositary shares. We intend to apply to list our depositary shares on The New York Stock Exchange under the symbol “CNPPRB.” Our common stock is listed on The New York Stock Exchange and The Chicago Stock Exchange, in each case, under the symbol “CNP.”

Investing in our depositary shares involves risks. See “Risk Factors” beginning on page S-19 of this prospectus supplement and on page 3 of the accompanying prospectus.

	Per Share	Total
Public Offering Price	$50.00	$850,000,000
Underwriting Discount	$1.375	$23,375,000
Proceeds, before expenses, to CenterPoint Energy, Inc.	$48.625	$826,625,000

We have granted the underwriters an option to purchase, exercisable within 30 days from the date of this prospectus supplement, up to an additional 2,550,000 depositary shares to cover over-allotments, if any, at the public offering price, less the underwriting discount.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver our depositary shares to investors on or about October 1, 2018.

Joint Book-Running Managers

Morgan Stanley	Goldman Sachs & Co. LLC

Citigroup	Wells Fargo Securities

Barclays	Credit Suisse	Deutsche Bank Securities	J.P. Morgan

Senior Co-Managers

Mizuho Securities	MUFG	RBC Capital Markets

Co-Managers

BNY Mellon Capital Markets, LLC	Comerica Securities	Evercore ISI	PNC Capital Markets LLC
R. Seelaus & Co., Inc.	Ramirez & Co., Inc.	Regions Securities LLC	TD Securities
US Bancorp	The Williams Capital Group, L.P.		Wolfe Capital Markets and Advisory

Prospectus Supplement dated September 25, 2018

This document consists of two parts, which should be read together. The first part is this prospectus supplement, which describes the specific terms of our depositary shares and our Series B Preferred Stock, the specific terms of this offering and supplements and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, provides more general information about our depositary shares, preferred stock and other securities that may be offered from time to time using such prospectus, some of which general information does not apply to this offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. You should read this prospectus supplement and the accompanying prospectus together with any written communication prepared by us or on our behalf in connection with this offering together with the additional information described in this prospectus supplement under the headings “Where You Can Find More Information” and “Incorporation By Reference.”

We have not, and the underwriters have not, authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any written communication prepared by us or on our behalf. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer to sell our depositary shares or our Series B Preferred Stock and are not soliciting an offer to buy our depositary shares or our Series B Preferred Stock in any jurisdiction where the offer or sale is not permitted. The information we have included in this prospectus supplement or the accompanying prospectus is accurate only as of the date of this prospectus supplement or the accompanying prospectus, as the case may be, and any information we have incorporated by reference into this prospectus supplement or the accompanying prospectus is accurate only as of the date of the document incorporated by reference. Our businesses, financial condition, results of operations and prospects may have changed since these respective dates.

Any information contained in this prospectus supplement or the accompanying prospectus or in a document incorporated by reference in this prospectus supplement or the accompanying prospectus will be deemed to be modified or superseded to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. See “Incorporation By Reference” in this prospectus supplement.

S-i

Prospectus Supplement

Prospectus

We expect that delivery of our depositary shares offered hereby will be made against payment therefor on or about October 1, 2018, which will be the third business day following the date of pricing of our depositary shares (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade our depositary shares on the initial pricing date of our depositary shares or the next succeeding business day will be required, by virtue of the fact that our depositary shares initially will settle in T+3, to specify alternative settlement arrangements at the time of any such trade to prevent a failed settlement and should consult their own advisors.

S-ii

SUMMARY

This summary highlights information from this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all of the information that you should consider before investing in our depositary shares. We encourage you to read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein in their entirety before making an investment decision, including the information set forth under the heading “Risk Factors.” The terms “CenterPoint Energy,” “we,” “our,” and “us” refer to CenterPoint Energy, Inc. and its subsidiaries, unless the context indicates otherwise.

CENTERPOINT ENERGY, INC.

We are a public utility holding company. Our operating subsidiaries own and operate electric transmission and distribution and natural gas distribution facilities, supply natural gas to commercial and industrial customers and electric and natural gas utilities as described below. As of the date of this prospectus supplement, our indirect, wholly-owned subsidiaries include:

•	CenterPoint Energy Houston Electric, LLC, which engages in the electric transmission and distribution business in the Texas Gulf Coast area that includes the city of Houston; and

•

CenterPoint Energy Resources Corp., which (i) owns and operates natural gas distribution systems in six states and (ii) obtains and offers competitive variable and fixed-price physical natural gas supplies and services primarily to commercial and industrial customers and electric and natural gas utilities in 33 states through its wholly-owned subsidiary, CenterPoint Energy Services, Inc.

As of the date of this prospectus supplement, we also owned an aggregate of 14,520,000 10% Series A Fixed-to-Floating Non-Cumulative Redeemable Perpetual Preferred Units (“ENBL Series A Preferred Units”), representing limited partner interests in Enable Midstream Partners, LP (“Enable”), which owns, operates and develops natural gas and crude oil infrastructure assets. As of the date of this prospectus supplement, CenterPoint Energy Midstream, Inc., our direct wholly-owned subsidiary, owned approximately 54.0% of the common units representing limited partner interests in Enable and also owned a 50% management interest and 40% economic interest in Enable’s general partner, Enable GP, LLC.

Our principal executive offices are located at 1111 Louisiana, Houston, Texas 77002 (telephone number: 713-207-1111).

RECENT DEVELOPMENTS

Proposed Merger with Vectren

On April 21, 2018, CenterPoint Energy entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among CenterPoint Energy, Vectren Corporation, an Indiana corporation (“Vectren”), and Pacer Merger Sub, Inc., an Indiana corporation and wholly owned subsidiary of CenterPoint Energy (“Merger Sub”). Pursuant to the Merger Agreement, on and subject to the terms and conditions set forth therein, Merger Sub will merge with and into Vectren (the “Vectren Merger”), with Vectren continuing as the surviving corporation in the Vectren Merger and becoming a wholly owned subsidiary of CenterPoint Energy.

On and subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Vectren Merger (the “Effective Time”), each share of common stock, no par value, of Vectren (“Vectren common stock”) issued and outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive $72.00 in cash, without interest (the “Merger Consideration”). At the Effective Time, each stock unit payable in Vectren common stock or whose value is determined with reference to the value of Vectren common stock, whether vested or unvested, will be cancelled at the Effective Time with cash consideration paid therefor in accordance with the terms of the Merger Agreement. No dissenters’ rights of appraisal in connection with the Vectren Merger are available to holders of Vectren common stock pursuant to the Indiana Business Corporation Law.

Vectren, CenterPoint Energy and Merger Sub each have made various representations, warranties and covenants in the Merger Agreement. Among other things, Vectren has agreed, subject to certain exceptions, to conduct its businesses in the ordinary course, consistent with past practice, from the date of the Merger Agreement until the Effective Time, and not to take certain actions prior to the closing of the Vectren Merger without the approval of CenterPoint Energy. Vectren has made certain additional customary covenants, including, subject to certain exceptions: (1) to cause a meeting of Vectren’s shareholders to be held to consider approval of the Merger Agreement, (2) not to solicit proposals relating to alternative business combination transactions and not to participate in discussions concerning, or furnish information in connection with, alternative business combination transactions and (3) not to withdraw its recommendation to Vectren’s shareholders regarding the Vectren Merger. In addition, subject to the terms of the Merger Agreement, Vectren, CenterPoint Energy and Merger Sub are required to use reasonable best efforts to obtain all required regulatory approvals, which will include clearance under federal antitrust laws and certain approvals by federal and state regulatory bodies, subject to certain exceptions, including that such efforts not result in a “Burdensome Condition” (as defined in the Merger Agreement). Furthermore, CenterPoint Energy has agreed to use its reasonable best efforts to obtain the financing contemplated by the commitment letter relating to the Bridge Facility (as defined below), as described in “—Vectren Merger Financing.”

Consummation of the Vectren Merger is subject to various conditions, including: (1) approval of the shareholders of Vectren, (2) expiration or termination of the applicable Hart-Scott-Rodino Act waiting period, (3) receipt of all required regulatory and statutory approvals without the imposition of a “Burdensome Condition,” (4) absence of any law or order prohibiting the consummation of the Vectren Merger and (5) other customary closing conditions, including (a) subject to materiality qualifiers, the accuracy of each party’s representations and warranties, (b) each party’s compliance in all material respects with its obligations and covenants under the Merger Agreement and (c) the absence of a material adverse effect with respect to Vectren and its subsidiaries.

On August 28, 2018, shareholders of Vectren, during a special shareholders’ meeting, approved the Merger Agreement and the transactions contemplated thereby, including the Vectren Merger, as well as a nonbinding, advisory proposal on compensation that will or may become payable by Vectren to its named executive officers in connection with the Vectren Merger.

On June 15, 2018, CenterPoint Energy and Vectren submitted their filings with the Federal Energy Regulatory Commission and initiated informational proceedings with regulators in Indiana and Ohio. The filing with the Federal Energy Regulatory Commission remains pending and no parties have intervened in the proceeding as of the date of this prospectus supplement. A hearing with regulators in Indiana is scheduled to be held on October 17, 2018. A hearing before the Public Utilities Commission of Ohio is not expected. On June 18, 2018, CenterPoint Energy and Vectren filed notification and report forms with the Antitrust Division of the Department of Justice and the Federal Trade Commission (“FTC”) as required by the Hart-Scott-Rodino Act. On June 20, 2018, CenterPoint Energy and Vectren submitted their filings with the Federal Communications Commission (“FCC”). On June 26, 2018, CenterPoint Energy and Vectren received notice from the FTC granting early termination of the waiting period under the Hart-Scott-Rodino Act in connection with the Vectren Merger. On July 24, 2018, CenterPoint Energy and Vectren learned that the FCC had completed their review and approved the proposed transfer of certain licenses in connection with the Vectren Merger.

The Merger Agreement contains certain termination rights for both CenterPoint Energy and Vectren, including if the Vectren Merger is not consummated by April 21, 2019 (subject to extension for an additional six months if all of the conditions to closing, other than the conditions related to obtaining regulatory approvals, have been satisfied). The Merger Agreement also provides for certain termination rights for each of CenterPoint Energy and Vectren, and provides that, upon termination of the Merger Agreement under certain specified circumstances, CenterPoint Energy would be required to pay a termination fee of $210 million to Vectren, and under other specified circumstances Vectren would be required to pay CenterPoint Energy a termination fee of $150 million.

Strategic Rationale of the Vectren Merger

Growth. We believe that the Vectren Merger will result in (1) more rate-regulated investment, (2) more customers for existing products and services, and (3) additional products and services for existing customers.

Complementary Capabilities. We believe that combining CenterPoint’s and Vectren’s utilities through the Vectren Merger positions us as a customer-centric, technology-focused, energy delivery company of the future.

Reduces Business Risk. We believe that the Vectren Merger will increase scale and geographic and business diversity in attractive jurisdictions and economies and create opportunities for operating efficiencies and potentially lower cost of capital. We also believe that the Vectren Merger will result in an increased percentage of utility earnings and provide for enhanced certainty of consolidated earnings and cash flows.

Bridge Facility Commitment Letter and Revolving Credit Facility

On April 21, 2018, and in connection with the Merger Agreement, we entered into a commitment letter (the “Commitment Letter”) with Goldman Sachs Bank USA (“Goldman Sachs”) and Morgan Stanley Senior Funding, Inc. (together with Goldman Sachs, the “Initial Lenders”). Pursuant to the Commitment Letter and subject to the conditions set forth therein, the Initial Lenders (together with a syndicate of lenders) have committed to provide a 364-day senior unsecured bridge term loan facility in an aggregate principal amount of $5.0 billion (the “Bridge Facility”) to provide flexibility for the timing of the long-term acquisition financing and to fund, in part, amounts payable by us in connection with the Vectren Merger. The public offering and issuance of $800 million of our Series A Preferred Stock (as defined below), completed on August 22, 2018, reduced the commitments under the Bridge Facility to approximately $4.2 billion. The Bridge Facility bears interest at an annual rate equal to LIBOR plus a margin ranging from 1.0% to 2.0%, depending on our credit rating, subject to an increase of 0.25% for each 90 days that elapse after the closing of the Vectren Merger. It is anticipated that some or all of the remaining commitments under the Bridge Facility will be replaced or repaid by us through the issuance by us of one or a combination of the following: common stock (see “—Concurrent Common Stock Offering”), mandatory convertible equity securities (including our Series B Preferred Stock represented by our depositary shares offered hereby), debt securities and commercial paper.

In May 2018, we entered into an amendment to our CenterPoint Energy, Inc. revolving credit facility that will increase the aggregate commitments from $1.7 billion to $3.3 billion, effective upon the earlier of (i) the termination of all commitments by certain lenders to provide the Bridge Facility and (ii) the payment in full of all obligations (other than contingent obligations) under the Bridge Facility and termination of all commitments to advance additional credit thereunder, and in each case, so long as the Merger Agreement has not been terminated pursuant to the terms thereof without consummation of the Vectren Merger (the “Revolving Credit Facility”).

Vectren Merger Financing

The Merger Consideration, as well as associated transaction costs, are expected to be approximately $6.0 billion. We intend to finance the Merger Consideration with net proceeds from the Series A Preferred Stock

Offering (as defined below) and expected net proceeds from the sale of our depositary shares offered hereby, the Concurrent Offering (as defined below), and a combination of other future issuances by us of debt securities and commercial paper (the “Merger Debt Financings”), as well as cash on hand. We do not intend to sell Enable common units to finance the Merger Consideration.

Series A Preferred Stock Offering. On August 22, 2018, we closed a public offering (the “Series A Preferred Stock Offering”) of 800,000 shares of our Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), at a price to the public of $1,000 per share. The net proceeds from the Series A Preferred Stock Offering were approximately $790 million, after deducting issuance costs and discounts.

Concurrent Common Stock Offering. Concurrently with this offering, we are offering (the “Concurrent Offering”), by means of a separate prospectus supplement, 60,550,459 shares of our common stock (or an additional 9,082,568 shares if the underwriters in the Concurrent Offering exercise their option to purchase additional shares of our common stock to cover over-allotments, if any, in full), at a public offering price of $27.25 per share of our common stock. We estimate that the net proceeds from the Concurrent Offering, after deducting issuance costs and discounts, will be approximately $1,604 million (or $1,844 million if the underwriters in the Concurrent Offering exercise their option to purchase additional shares of our common stock to cover over-allotments, if any, in full). There can be no assurance that the Concurrent Offering will be completed. Completion of this offering of our depositary shares is not contingent upon the completion of the Vectren Merger, the Concurrent Offering or upon the consummation of the Merger Debt Financings and the completion of the Concurrent Offering is not contingent upon the completion of the Vectren Merger, this offering or upon the consummation of the Merger Debt Financings. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any shares of our common stock being offered in the Concurrent Offering.

Merger Debt Financings. Subsequent to this offering and, if completed, the Concurrent Offering, we intend to finance the remaining portion of the Merger Consideration and associated transaction costs with the net proceeds from the Merger Debt Financings, as well as cash on hand. There can be no assurance that the Merger Debt Financings will be completed.

Because the Merger Debt Financings are contemplated to take place in the future, the pro forma financial statements were prepared in accordance with the accounting rules assuming that the Merger Consideration will be financed from drawings under the Bridge Facility and under the Revolving Credit Facility, through the proceeds from the Series A Preferred Stock Offering and the Concurrent Offering, and through the proceeds from the issuance of our depositary shares offered hereby. See “Unaudited Pro Forma Condensed Combined Financial Information.” However, we do not intend to draw on the Bridge Facility or the Revolving Credit Facility but rather intend to fund the Merger Consideration with proceeds received from the Merger Debt Financings, as well as cash on hand, in addition to the proceeds from the Series A Preferred Stock Offering, the Concurrent Offering, and the issuance of our depositary shares offered hereby, although there is no guarantee that we will be able to consummate the Concurrent Offering or the Merger Debt Financings as planned or at all. As a result, purchasers of our depositary shares offered hereby should not place undue reliance on the pro forma information included and incorporated by reference in this prospectus supplement and the accompanying prospectus. See “—Sources and Uses.”

Transactions Not Contingent. Completion of this offering of our depositary shares is not contingent upon the completion of the Vectren Merger, the Concurrent Offering or upon the consummation of the Merger Debt Financings. Accordingly, our depositary shares sold in this offering may remain outstanding despite a failure to consummate the Vectren Merger, the Concurrent Offering or any of the Merger Debt Financings if we do not exercise our option to redeem them. If the Vectren Merger has not closed at or prior to 5:00 p.m., New York City time, on April 21, 2019 or if an acquisition termination event (as defined under “Description of Our Series B

Preferred Stock—Acquisition Termination Redemption”) occurs, we will be entitled, but not required, to redeem our Series B Preferred Stock, in whole but not in part, at a redemption price equal to $1,000 per share of our Series B Preferred Stock (equivalent to $50 per depositary share), plus accumulated and unpaid dividends to, but excluding, the date of redemption or, in certain circumstances, at a redemption price that includes a make-whole adjustment as described under “Description of Our Series B Preferred Stock—Acquisition Termination Redemption.” If we redeem shares of our Series B Preferred Stock held by the depositary, the depositary will redeem, on the same acquisition termination redemption date, the number of our depositary shares representing the shares of our Series B Preferred Stock so redeemed as described under “Description of Our Depositary Shares—Redemption.”

Sources and Uses

The following table sets forth the anticipated sources and uses of funds to pay the Merger Consideration and related fees and expenses and is based on our intention to fund the Merger Consideration with proceeds from our depositary shares offered hereby, the Concurrent Offering, the Series A Preferred Stock Offering and the Merger Debt Financings, as well as cash on hand. The table assumes that the Vectren Merger, this offering, the Concurrent Offering, the Series A Preferred Stock Offering and the Merger Debt Financings are completed simultaneously, although the Series A Preferred Stock Offering has closed and this offering, the Concurrent Offering, and the Merger Debt Financings are expected to occur at different times before the closing of the Vectren Merger.

We intend to use the net proceeds from this offering, the Series A Preferred Stock Offering and, if completed, the Concurrent Offering and the Merger Debt Financings, as well as cash on hand, to finance the Merger Consideration and to pay related fees and expenses. However, if the Concurrent Offering or any of the Merger Debt Financings are not completed or the aggregate proceeds from the Concurrent Offering or any of the Merger Debt Financings are less than the amount we have assumed for purposes of the following table, we may be required to obtain additional financing, which we may not be able to obtain on terms that are acceptable to us, or at all.

The amount of proceeds from the Series A Preferred Stock Offering appearing in the following table reflects the actual amount of gross proceeds received from such offering before deducting issuance costs and discounts. All of the other amounts in the following table are assumed and are presented for illustrative and informational purposes only. The information in the following table is based on numerous assumptions and estimates and is subject to other uncertainties, and our actual sources and uses of financing may differ, perhaps substantially, from those reflected in the following table. In addition, the actual amount of proceeds we receive from this offering, the Concurrent Offering and the Merger Debt Financings, the actual amount of fees and expenses (including discounts) payable in connection with this offering, the Concurrent Offering and the Merger Debt Financings, and the relative mix of common stock and mandatory convertible preferred stock and debt securities and commercial paper, issued by us in this offering, the Concurrent Offering and the Merger Debt Financings may differ, perhaps substantially, from the amounts reflected in the following table and elsewhere in this prospectus supplement. The information below also assumes that we are able to consummate this offering, the Concurrent Offering and the Merger Debt Financings upon favorable terms and, thus, we do not draw on the Bridge Facility or the Revolving Credit Facility. The following table reflects the assumptions of our management and therefore does not purport to reflect the actual size and terms of the Merger Debt Financings, if obtained, or the relative mix of debt securities and commercial paper issued by us in the Merger Debt Financings. Accordingly, holders of our depositary shares should not place undue reliance on the information in the following table.

Sources of Funds (1)		Uses of funds(6)
(Dollars in millions)
Assumption of Vectren debt(2)	$2,500	Assumption of Vectren debt(2)	$2,500
Series A Preferred Stock	800	Acquisition of Vectren common shares outstanding	5,982
Series B Preferred Stock(3)	850
Common Stock(3)	1,650
Debt(4) and cash on hand	2,682
Bridge Facility and Revolving Credit Facility(5)	—

Total sources of funds	$8,482	Total uses of funds	$8,482

(1)	All dollar amounts in this column are calculated before deducting estimated underwriting discounts and other offering fees or expenses.
(2)	We anticipate that Vectren and its subsidiaries will have approximately $2.5 billion of outstanding short-term and long-term debt as of December 31, 2018.
(3)

Estimated gross proceeds assumes no exercise by the underwriters in this offering of their option to purchase additional depositary shares to cover over-allotments, if any, and no exercise by the underwriters in the Concurrent Offering of their option to purchase additional shares of our common stock to cover over-allotments, if any.

(4)	We intend to issue a combination of debt securities and/or commercial paper in the Merger Debt Financings.
(5)

Because the Merger Debt Financings are contemplated to take place in the future, the pro forma financial statements were prepared in accordance with the accounting rules assuming that the Merger Consideration will be financed from drawings under the Bridge Facility and under the Revolving Credit Facility, through the proceeds from the Series A Preferred Stock Offering and the Concurrent Offering, and through the proceeds from the issuance of our depositary shares offered hereby. See “Unaudited Pro Forma Condensed Combined Financial Information.” However, we do not intend to draw on the Bridge Facility or the Revolving Credit Facility but rather intend to fund the Merger Consideration with proceeds received through the Merger Debt Financings, as well as cash on hand, in addition to the proceeds from the Series A Preferred Stock Offering and the Concurrent Offering, and the issuance of our depositary shares offered hereby, although there is no guarantee that we will be able to consummate the Concurrent Offering or the Merger Debt Financings as planned or at all. As a result, purchasers of our depositary shares offered hereby should not place undue reliance on the pro forma information included and incorporated by reference in this prospectus supplement and the accompanying prospectus.

(6)

Excludes estimated fees and expenses, including underwriting discounts, commitment fees, legal, accounting and other fees and expenses associated with the completion of the Vectren Merger and the financing transactions.

THE OFFERING

The summary below contains basic information about this offering and describes the principal terms of our depositary shares and our Series B Preferred Stock. Certain of the terms and conditions described below are subject to important limitations and exceptions. You should read the entire prospectus supplement and accompanying prospectus and the information included or incorporated and deemed to be incorporated by reference herein and therein before making an investment decision. In particular, refer to the sections of the accompanying prospectus entitled “Description of Our Depositary Shares” and “Description of Our Capital Stock—Preferred Stock,” as supplemented by the “Description of Our Depositary Shares” and “Description of Our Series B Preferred Stock” sections of this prospectus supplement, for a more detailed description of the terms of our depositary shares and our Series B Preferred Stock. As used in this section, the terms “CenterPoint Energy,” “us,” “we,” or “our” refer to CenterPoint Energy, Inc. and not any of its subsidiaries.

Issuer	CenterPoint Energy, Inc.

Securities offered	17,000,000 depositary shares, each of which represents a 1/20th interest in a share of our 7.00% Series B Mandatory Convertible Preferred Stock, $0.01 par value per share, which we refer to in this prospectus supplement as our Series B Preferred Stock. Each depositary share entitles the holder of such depositary share, through the depositary, to a proportional fractional interest in the rights and preferences of such share of our Series B Preferred Stock, including conversion, dividend, liquidation and voting rights, subject to the terms of the deposit agreement.

Underwriters’ option	We have granted the underwriters a 30-day option to purchase up to 2,550,000 additional depositary shares to cover over-allotments, if any, at the public offering price, less the underwriting discount.

Public offering price	$50 per depositary share.

Liquidation preference	$1,000 per share of our Series B Preferred Stock (equivalent to $50 per depositary share).

In the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, the holders of our Series B Preferred Stock will be entitled to receive out of our assets available for distribution to shareholders, after satisfaction of liabilities to creditors, if any, and subject to the rights of holders of Senior Stock (as defined below) and Parity Stock (as defined below) in respect of distributions upon liquidation, dissolution or winding up of CenterPoint Energy, Inc., and before any distribution of assets is made to holders of Junior Stock (as defined below), a liquidation preference of $1,000 per share. Any accumulated and unpaid dividends on our Series B Preferred Stock and Parity Stock will be paid prior to any distributions in liquidation, dissolution or winding up of our affairs. If, upon any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, the amounts payable with respect to the liquidation preference or an amount equal to accumulated and unpaid dividends of our Series B Preferred Stock and all Parity Stock, as the case may be, are not paid in full, the holders of our Series B Preferred Stock and any Parity Stock will share equally and ratably in any distribution of our assets in proportion to the respective liquidation preferences or amounts equal to accumulated and unpaid dividends, as applicable, to which they are entitled.

See “Description of Our Series B Preferred Stock—Liquidation Rights.”

Dividends	7.00% of the liquidation preference of $1,000 per share of our Series B Preferred Stock per year. Dividends will accumulate from the initial issue date (as defined below) and, to the extent that we are legally permitted to pay dividends and our board of directors, or an authorized committee thereof, declares a dividend payable with respect to our Series B Preferred Stock, we will pay such dividends in cash or, subject to certain limitations, by delivery of shares of our common stock or through any combination of cash and shares of our common stock, as determined by us in our sole discretion; provided that any unpaid dividends will continue to accumulate. Dividends that are declared will be payable on the dividend payment dates (as described below) to holders of record on the February 15, May 15, August 15 or November 15, as the case may be, immediately preceding the relevant dividend payment date (each, a “record date”), whether or not such holders convert their depositary shares, or such depositary shares are automatically converted, after a record date and on or prior to the immediately succeeding dividend payment date. The expected dividend payable on the first dividend payment date is approximately $11.6667 per share of our Series B Preferred Stock (equivalent to approximately $0.5833 per depositary share). Each subsequent dividend is expected to be $17.50 per share of our Series B Preferred Stock (equivalent to $0.8750 per depositary share). See “Description of Our Series B Preferred Stock—Dividends.”

If we elect to make any payment of a declared dividend, or any portion thereof, by delivering shares of our common stock, such shares shall be valued for such purpose at the average VWAP per share (as defined under “Description of Our Series B Preferred Stock—Definitions”) of our common stock over the five consecutive trading day period ending on, and including, the second trading day immediately preceding the applicable dividend payment date (the “five-day average price”), multiplied by 97%. Notwithstanding the foregoing, in no event will the number of shares of our common stock delivered in respect of any declared dividend exceed a number equal to the portion of the dividend payment to be paid in shares of our common stock, divided by $9.5373, which amount represents approximately 35% of the initial price (as defined below), subject to adjustment in a manner inversely proportional to any adjustment to each fixed conversion rate (such dollar amount, as adjusted, the “floor price”). To the extent that the amount of the declared dividend as to which we have elected to deliver shares of our common stock in lieu of paying cash exceeds the product of the number of shares of our common stock delivered in connection with such declared dividend and 97% of the five-day average price, we will, if we are legally able to do so, notwithstanding any notice by us to the contrary, pay such excess amount in cash (computed to the nearest cent).

The initial price equals $1,000, divided by the maximum conversion rate (as defined below), rounded to the nearest $0.0001, and is approximately equal to the per share public offering price of our common stock in the Concurrent Offering.

Dividend payment dates	March 1, June 1, September 1 and December 1 of each year, commencing on December 1, 2018 and ending on, and including, September 1, 2021.

Restrictions on dividends	We will not declare or pay, or set aside for payment, full dividends on our Series B Preferred Stock or any Parity Stock for any dividend period unless full cumulative dividends have been paid or provided for on our Series B Preferred Stock and any Parity Stock through the most recently completed dividend period for each such security. To the extent dividends will not be paid in full on our Series B Preferred Stock, we will take appropriate action to ensure that all dividends declared and paid upon our Series B Preferred Stock and any Parity Stock will be reduced, declared and paid on a pro rata basis on their respective liquidation preferences.

We will not declare or pay, or set aside for payment, dividends on any Junior Stock (other than a dividend payable solely in Junior Stock) unless full cumulative dividends have been or contemporaneously are being paid on all outstanding shares of our Series B Preferred Stock and any Parity Stock through the most recently completed respective dividend periods.

Acquisition termination redemption

If the Vectren Merger has not closed at or prior to 5:00 p.m., New York City time, on April 21, 2019 or if an acquisition termination event (as defined under “Description of Our Series B Preferred Stock—Acquisition Termination Redemption”) occurs, we may, at our option, give notice of an acquisition termination redemption to the holders of our Series B Preferred Stock. If we provide such notice, then, on the acquisition termination redemption date (as defined under “Description of Our Series B Preferred Stock—Acquisition Termination Redemption”), we will be required to redeem our Series B Preferred Stock, in whole but not in part, at a redemption amount per share of our Series B Preferred Stock equal to the acquisition termination redemption amount (as defined under “Description of Our Series B Preferred Stock—Acquisition Termination Redemption”). We will pay the acquisition termination redemption amount in cash unless the acquisition termination share price (as defined under “Description of Our Series B Preferred Stock—Acquisition

Termination Redemption”) is greater than the initial price, in which case we will instead pay the acquisition termination redemption amount by delivering shares of our common stock and cash; provided, that we may elect, subject to certain limitations, to pay cash or deliver shares of our common stock in lieu of these amounts. If we redeem shares of our Series B Preferred Stock held by the depositary, the depositary will redeem, on the same acquisition termination redemption date, the number of our depositary shares representing the shares of our Series B Preferred Stock so redeemed. See “Description of Our Series B Preferred Stock—Acquisition Termination Redemption” and “Description of Our Depositary Shares—Redemption.”

Other than pursuant to the acquisition termination redemption provisions described in this prospectus supplement, the shares of our Series B Preferred Stock and our depositary shares will not be redeemable by us. See “Description of Our Series B Preferred Stock—Acquisition Termination Redemption” and “Description of Our Depositary Shares—Redemption.”

Mandatory conversion date	The second business day immediately following the last trading day of the final averaging period (as defined below). The mandatory conversion date is expected to be September 1, 2021.

Mandatory conversion	On the mandatory conversion date, each outstanding share of our Series B Preferred Stock, unless previously converted or redeemed, will automatically convert into a number of shares of our common stock equal to the conversion rate as described below, and each depositary share will automatically convert into a number of shares of our common stock equal to a proportionate fractional interest in such shares of our common stock.

If we declare a dividend for the dividend period ending on September 1, 2021, we will pay such dividend to the holders of record on the applicable record date, as described above. If, on or prior to August 15, 2021, we have not declared all or any portion of the accumulated and unpaid dividends on our Series B Preferred Stock, the conversion rate will be adjusted so that holders receive an additional number of shares of our common stock equal to the amount of accumulated and unpaid dividends that have not been declared (the “additional conversion amount”), divided by the greater of (i) the floor price and (ii) 97% of the five-day average price. To the extent that the additional conversion amount exceeds the product of such number of additional shares and 97% of the five-day average price, we will, if we are legally able to do so, pay such excess amount in cash (computed to the nearest cent).

Conversion rate	Upon conversion on the mandatory conversion date, the conversion rate for each share of our Series B Preferred Stock will be not more than 36.6980 shares of our common stock and not less than 30.5820 shares of our common stock (respectively, the “maximum conversion rate” and the “minimum conversion rate”), depending on the applicable market value of our common stock, as described below and subject to certain anti-dilution adjustments. Correspondingly, the conversion rate per depositary share will be not more than 1.8349 shares of our common stock and not less than 1.5291 shares of our common stock.

The “applicable market value” of our common stock is the average VWAP per share of our common stock over the final averaging period. The “final averaging period” is the 20 consecutive trading day period beginning on, and including, the 21st scheduled trading day immediately preceding September 1, 2021. The conversion rate will be calculated as described under “Description of Our Series B Preferred Stock—Mandatory Conversion.” The following table illustrates the conversion rate per share of our Series B Preferred Stock, subject to certain anti-dilution adjustments.

Applicable market value of our common stock	Conversion rate per share of our Series B Preferred Stock
Greater than the threshold appreciation price	30.5820 shares of our common stock

Equal to or less than the threshold appreciation price but greater than or equal to the initial price	Between 30.5820 and 36.6980 shares of our common stock, determined by dividing $1,000 by the applicable market value

Less than the initial price	36.6980 shares of our common stock

The following table illustrates the conversion rate per depositary share, subject to certain anti-dilution adjustments:

Applicable market value of our common stock	Conversion rate per depositary share
Greater than the threshold appreciation price	1.5291 shares of our common stock

Equal to or less than the threshold appreciation price but greater than or equal to the initial price	Between 1.5291 and 1.8349 shares of our common stock, determined by dividing $50 by the applicable market value

Less than the initial price	1.8349 shares of our common stock

The “threshold appreciation price” equals $1,000, divided by the minimum conversion rate, rounded to the nearest $0.0001, and represents an approximately 20.0% appreciation over the initial price.

Conversion at the option of the holder	Other than during a fundamental change conversion period (as defined below), and unless we have redeemed our Series B Preferred

Stock, a holder of our Series B Preferred Stock may, at any time prior to September 1, 2021, elect to convert such holder’s shares of our Series B Preferred Stock, in whole or in part, at the minimum conversion rate of 30.5820 shares of our common stock per share of our Series B Preferred Stock (equivalent to 1.5291 shares of our common stock per depositary share) as described under “Description of Our Series B Preferred Stock—Conversion at the Option of the Holder.” This minimum conversion rate is subject to certain anti-dilution and other adjustments. Because each depositary share represents a 1/20th fractional interest in a share of our Series B Preferred Stock, a holder of our depositary shares may convert its depositary shares only in lots of 20 depositary shares.

If, as of the effective date of any early conversion (the “early conversion date”), we have not declared all or any portion of the accumulated and unpaid dividends for all full dividend periods ending on the dividend payment date prior to such early conversion date, the conversion rate will be adjusted so that converting holders receive an additional number of shares of our common stock equal to such amount of accumulated and unpaid dividends that have not been declared for such full dividend periods (the “early conversion additional conversion amount”), divided by the greater of (i) the floor price and (ii) the average VWAP per share of our common stock over the 20 consecutive trading day period ending on, and including, the trading day immediately preceding the early conversion date (the “early conversion average price”). To the extent that the early conversion additional conversion amount exceeds the product of such number of additional shares and the early conversion average price, we will not have any obligation to pay the shortfall in cash.

Conversion at the option of the holder upon a fundamental change; fundamental change dividend make-whole amount

If a fundamental change (as defined under “Description of Our Series B Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount”) occurs on or prior to September 1, 2021, holders of our Series B Preferred Stock will have the right to convert their shares of our Series B Preferred Stock, in whole or in part, into shares of our common stock at the “fundamental change conversion rate” during the period beginning on, and including, the effective date of such fundamental change and ending on, and including, the date that is 20 calendar days after such effective date (or, if later, the date that is 20 calendar days after holders receive notice of such fundamental change, but in no event later than September 1, 2021). The fundamental change conversion rate will be determined based on the effective date of the fundamental change and the price paid (or deemed paid) per share of our common stock in such fundamental change. Holders who convert shares of our Series B Preferred Stock during that period will also receive (1) a “fundamental change dividend make-whole amount” equal to the present value (calculated using a discount rate of 4.08% per annum) of all dividend payments on such shares (excluding any accumulated and unpaid dividends for any dividend period prior to the effective date of the fundamental change, including for the partial dividend period, if any, from, and including, the dividend payment date immediately preceding the effective date to, but excluding, the effective date (collectively, the “accumulated dividend amount”)) for all the remaining full dividend periods and for the partial dividend period from, and including, the effective date to, but excluding, the next dividend payment date, and (2) to the extent that there is any accumulated dividend amount, the accumulated dividend amount (clauses (1) and (2), together, the “make-whole dividend amount”), in the case of clauses (1) and (2), subject to our right to deliver shares of our common stock in lieu of all or part of such make-whole dividend amount; provided that if the effective date or the conversion date falls after the record date for a declared dividend and prior to the next dividend payment date, such dividend will be paid on such dividend payment date to the holders as of such record date, such dividend will not be included in the accumulated dividend amount, and the fundamental change dividend make-whole amount will not include the present value of the payment of such dividend. Because each depositary share represents a 1/20th fractional interest in a share of our Series B Preferred Stock, a holder of our depositary shares may convert its depositary shares upon a fundamental change only in lots of 20 depositary shares.

If we elect to make any payment of the make-whole dividend amount, or any portion thereof, by delivering shares of our common stock, such shares shall be valued for such purpose at 97% of the price paid (or deemed paid) per share of our common stock in the fundamental change. Notwithstanding the foregoing, in no event will the number of shares of our common stock that we deliver in lieu of paying all or any portion of the make-whole dividend amount in cash exceed a number equal to the portion of the make-whole dividend amount to be paid by the delivery of our common stock, divided by the greater of (i) the floor price and (ii) 97% of the price paid (or deemed paid) per share of our common stock in the fundamental change. To the extent that the portion of the make-whole dividend amount as to which we have elected to deliver shares of our common stock in lieu of paying cash exceeds the product of the number of shares of our common stock delivered in respect of such portion of the make-whole dividend amount and 97% of the price paid (or deemed paid) per share of our common stock in the fundamental change, we will, if we are legally able to do so, notwithstanding any notice by us to the contrary, pay such excess amount in cash (computed to the nearest cent).

In addition, if we are prohibited from paying or delivering, as the case may be, the make-whole dividend amount (whether in cash or in shares of our common stock), in whole or in part, due to limitations of applicable Texas law, the fundamental change conversion rate will instead be increased by a number of shares of our common stock equal to the cash amount of the aggregate unpaid and undelivered make-whole dividend amount, divided by the greater of (i) the floor price and (ii) 97% of the price paid (or deemed paid) per share of our common stock in the fundamental change. To the extent that the cash amount of the aggregate unpaid and undelivered make-whole dividend amount exceeds the product of such number of additional shares and 97% of the price paid (or deemed paid) per share of our common stock in the fundamental change, we will not have any obligation to pay the shortfall in cash.

See “Description of Our Series B Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount.”

Anti-dilution adjustments	The conversion rate may be adjusted in the event of, among other things: (1) stock dividends or distributions; (2) certain distributions to holders of our common stock of rights, options or warrants to purchase our common stock; (3) subdivisions or combinations of our common stock; (4) certain distributions to holders of our common stock of evidences of our indebtedness, shares of capital stock, securities, rights, options or warrants to acquire our capital stock, cash or other assets; (5) distributions to holders of our common stock of cash other than regular, quarterly cash dividends that do not exceed the initial dividend threshold (as defined under “Description of Mandatory Convertible Preferred Stock—Anti-Dilution Adjustments”); and (6) certain tender or exchange offers by us or one of our subsidiaries for our common stock, in each case subject to certain exceptions. See “Description of Our Series B Preferred Stock—Anti-Dilution Adjustments.”

Voting rights	Holders of our Series B Preferred Stock generally will not have voting rights.

Whenever dividends on shares of our Series B Preferred Stock have not been declared and paid for six or more dividend periods (including, for the avoidance of doubt, the dividend period beginning on, and including, the initial issue date and ending on, but excluding, December 1, 2018), whether or not consecutive, the holders of such shares of Series B Preferred Stock, voting together as a single class with holders of any and all other series of voting preferred stock (as defined under “Description of Our Series B Preferred Stock—Voting Rights”) then outstanding, will be entitled at our next annual or special meeting of shareholders to vote for the election of a total of two additional members of our board of directors, subject to certain limitations.

Unless we have received the affirmative vote or consent of holders of at least two-thirds of the outstanding shares of our Series B Preferred Stock, voting as a single class, we may not amend our restated articles of incorporation (“articles of incorporation”) or the Statement of

Resolution (as defined herein) in a way that would have an adverse effect on the existing powers, preferences, rights, qualifications, limitations and restrictions of our Series B Preferred Stock. For purposes of this voting requirement, any amendment to our articles of incorporation or to the Statement of Resolution (i) relating to the issuance or any increase in authorization of additional shares of preferred stock (subject to the voting rights regarding the issuance of Senior Stock discussed below) and (ii) in connection with a merger or another transaction in which either (x) we are the surviving entity and our Series B Preferred Stock remains outstanding or (y) our Series B Preferred Stock is exchanged for a series of preferred stock of the surviving entity, in either case, with the terms thereof unchanged in any respect materially adverse to the holders of our Series B Preferred Stock, will be deemed not to adversely affect the powers, preferences, rights, qualifications, limitations and restrictions of our Series B Preferred Stock.

In addition, unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of our Series B Preferred Stock, voting together as a single class with holders of any and all other series of voting preferred stock then outstanding, we may not create or issue any Senior Stock (as defined below).

See “Description of Our Series B Preferred Stock—Voting Rights” and “Description of Our Depositary Shares—Voting Our Series B Preferred Stock.”

Ranking	Our Series B Preferred Stock will, with respect to dividends and distributions upon the liquidation, dissolution or winding up of our affairs, rank:

•

senior to our common stock and to each other class or series of our capital stock established after the original issue date of our Series B Preferred Stock (which we refer to as the “initial issue date”) that is expressly made subordinated to our Series B Preferred Stock as to the payment of dividends or amounts payable on a liquidation, dissolution or winding up of our affairs (the “Junior Stock”);

•

on a parity with our Series A Preferred Stock and any class or series of our capital stock established after the initial issue date that is not expressly made senior or subordinated to our Series B Preferred Stock as to the payment of dividends and amounts payable on a liquidation, dissolution or winding up of our affairs (the “Parity Stock”);

•

junior to any class or series of our capital stock established after the initial issue date that is expressly made senior to our Series B Preferred Stock as to the payment of dividends or amounts payable on a liquidation, dissolution or winding up of our affairs (the “Senior Stock”);

•

junior to all of our existing and future indebtedness (including indebtedness outstanding under our credit facilities, our senior notes and our commercial paper) and other liabilities with respect to assets available to satisfy claims against us; and

•	structurally subordinated to any existing and future indebtedness and other liabilities of our subsidiaries and capital stock of our subsidiaries held by third parties.

As of June 30, 2018, we, on a consolidated basis, and excluding subsidiaries issuing transition and system restoration bonds, had approximately $7.5 billion aggregate principal amount of indebtedness outstanding. As of June 30, 2018, we have also entered into the Commitment Letter with a syndicate of lenders providing, subject to customary conditions, for a $5.0 billion, 364-day senior unsecured Bridge Facility to backstop a portion of our obligation to pay the Merger Consideration. We anticipate that Vectren and its subsidiaries will have approximately $2.5 billion of outstanding short-term and long-term debt as of December 31, 2018. On August 22, 2018, we issued 800,000 shares of our Series A Preferred Stock, and as of that date, $800 million aggregate liquidation preference of our Series A Preferred Stock was outstanding. The issuance of our Series A Preferred Stock reduced the commitments by the syndicate of lenders under the Bridge Facility to approximately $4.2 billion.

Use of proceeds	We estimate that the net proceeds to us from this offering, after deducting issuance costs and discounts, will be approximately $826 million (or approximately $950 million if the underwriters exercise their option to purchase additional depositary shares to cover over-allotments, if any, in full). We estimate that the net proceeds to us from the Concurrent Offering, after deducting issuance costs and discounts, will be approximately $1,604 million (or approximately $1,844 million if the underwriters in the Concurrent Offering exercise their option to purchase additional shares of our common stock to cover over-allotments, if any, in full). We intend to use the net proceeds from this offering, the Series A Preferred Stock Offering, and if completed, the Concurrent Offering and the Merger Debt Financings, as well as cash on hand, to fund the Merger Consideration and to pay related fees and expenses. See “Use of Proceeds.”

This offering is not contingent on completion of the Vectren Merger, the Concurrent Offering or the Merger Debt Financings. If the Vectren Merger does not occur, we expect to use the net proceeds from this offering, together with the net proceeds from the Concurrent Offering, for general corporate purposes, which may include, in our sole discretion, exercising our option to redeem our Series B Preferred Stock and our corresponding depositary shares for cash, debt repayment, including repayment of commercial paper, capital expenditures, investments and repurchases of our common stock at the discretion of our board of directors. Pending application of the net proceeds of this offering for the foregoing purposes, we expect to use the net proceeds to repay commercial paper and other short-term indebtedness that were issued or incurred for general corporate and working capital purposes or invest such net proceeds in various instruments which may include, but would not be limited to, short- and intermediate-term, interest-bearing obligations, including bank deposits and certificates of deposit with financial institutions having investment-grade ratings, U.S. government obligations or money market funds primarily invested in securities issued by the U.S. government or its agencies. See “Recent Developments—Vectren Merger Financing” and “Use of Proceeds.”

Tax consequences	See “Material U.S. Federal Income Tax Consequences.”

Listing	We intend to apply to list our depositary shares on The New York Stock Exchange under the symbol “CNPPRB.” No assurance can be given that our depositary shares will be listed or that any such application for listing will be approved. Our common stock is listed on The New York Stock Exchange and The Chicago Stock Exchange, in each case, under the symbol “CNP.”

Concurrent offering of common stock	Concurrently with this offering, we are offering, by means of a separate prospectus supplement, 60,550,459 shares of our common stock (or an additional 9,082,568 shares if the underwriters in the Concurrent Offering exercise their option to purchase additional shares of our common stock to cover over-allotments, if any, in full), at a public offering price of $27.25 per share of our common stock. There can be no assurance that the Concurrent Offering will be completed. Completion of this offering of our depositary shares is not contingent upon the completion of the Vectren Merger, the Concurrent Offering or upon the consummation of the Merger Debt Financings and the completion of the Concurrent Offering is not contingent upon the completion of the Vectren Merger, this offering or upon the consummation of the Merger Debt Financings. See “Concurrent Offering of Our Common Stock.”

Transfer agent, registrar, dividend disbursing agent and depositary	Broadridge Corporate Issuer Solutions, Inc. is the transfer agent, registrar and dividend disbursing agent for our Series B Preferred Stock and our common stock. Broadridge Corporate Issuer Solutions, Inc. is also the depositary for our depositary shares.

Risk factors	You should consider carefully all the information set forth and incorporated by reference in this prospectus supplement and the accompanying prospectus and, in particular, you should evaluate the specific factors set forth under “Risk Factors” beginning on page S-19 of this prospectus supplement before deciding whether to invest in our depositary shares.

As of September 19, 2018, 431,555,853 shares of our common stock were outstanding, which excludes any shares of our common stock issuable under our equity compensation plans, up to 31,193,300 shares of our common stock issuable upon conversion of our Series B Preferred Stock (or 35,872,295 shares of our common stock issuable upon conversion of our Series B Preferred Stock if the underwriters of this offering exercise their option to purchase additional depositary shares to cover over-allotments, if any, in respect of this offering in full), in each case, subject to anti-dilution, make-whole and other adjustments and assuming we pay all dividends on our Series B Preferred Stock in cash, and 60,550,459 shares of our common stock that we may issue in the Concurrent Offering (or 69,633,027 shares of our common stock issuable if the underwriters of the Concurrent Offering exercise their option to purchase additional shares of our common stock to cover over-allotments, if any, in respect of such offering in full).

RISK FACTORS

In addition to the following information about risks, you should consider carefully the risk factors and risks identified or referenced in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (the “2017 Form 10-K”) and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2018 and June 30, 2018 (the “2nd Quarter 2018 Form 10-Q”), which are incorporated by reference in this prospectus supplement and the accompanying prospectus, as they may be amended, supplemented or superseded from time to time by other reports that we subsequently file with the Securities and Exchange Commission (the “SEC”), together with the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment in our depositary shares.

Risks Related to Our Depositary Shares and Our Series B Preferred Stock

You are making an investment decision in our depositary shares as well as in our Series B Preferred Stock.

As described in this prospectus supplement, you are investing in our depositary shares that represent fractional interests in our Series B Preferred Stock. The depositary will rely solely on the dividend payments and other distributions on our Series B Preferred Stock it receives from us to fund all dividend payments and other distributions on our depositary shares.

You will bear the risk of a decline in the market price of our common stock between the pricing date for our depositary shares and the mandatory conversion date.

The number of shares of our common stock that you would receive upon mandatory conversion of our Series B Preferred Stock (and the related conversion of our depositary shares) is not fixed, but instead will depend on the applicable market value, which is the average VWAP per share of our common stock over the final averaging period, which is the 20 consecutive trading day period beginning on, and including, the 21st scheduled trading day immediately preceding September 1, 2021. The aggregate market value of the shares of our common stock that you would receive upon mandatory conversion may be less than the aggregate liquidation preference of our Series B Preferred Stock represented by your depositary shares. Specifically, if the applicable market value of our common stock is less than the initial price of approximately $27.25 (which is approximately equal to the per share public offering price of our common stock in the Concurrent Offering), subject to certain anti-dilution adjustments, the market value of the shares of our common stock that you would receive upon mandatory conversion of each share of our Series B Preferred Stock will be less than the $1,000 liquidation preference per share of our Series B Preferred Stock (and, accordingly the market value of shares of our common stock that you would receive upon mandatory conversion of each depositary share will be less than the $50 liquidation preference per depositary share), and an investment in our depositary shares would result in a loss. Accordingly, you will bear the entire risk of a decline in the market price of our common stock. Any such decline could be substantial.

In addition, because the number of shares delivered to you upon mandatory conversion will be based upon the applicable market value, which is the average VWAP per share of our common stock over the final averaging period, the shares of our common stock you receive upon mandatory conversion may be worth less than the shares of our common stock you would have received had the applicable market value been equal to the VWAP per share of our common stock on the mandatory conversion date or the average VWAP of our common stock over a different period of days.

Purchasers of our depositary shares may not realize any or all of the benefit of an increase in the market price of shares of our common stock.

The aggregate market value of the shares of our common stock that you will receive upon mandatory conversion of each share of our Series B Preferred Stock (and the related conversion of our depositary shares) on the mandatory conversion date will only exceed the liquidation preference of $1,000 per share of our Series B Preferred Stock (and the liquidation preference of $50 per depositary share) if the applicable market value of our common stock exceeds the threshold appreciation price of approximately $32.70, subject to certain anti-dilution adjustments. The threshold appreciation price represents an appreciation of approximately 20.0% over the initial price. If the applicable market value of our common stock exceeds the threshold appreciation price, you will receive on the mandatory conversion date approximately 83% (which percentage is approximately equal to the initial price, divided by the threshold appreciation price) of the value of our common stock that you would have received if you had made a direct investment in our common stock on the date of this prospectus supplement. This means that the opportunity for equity appreciation provided by an investment in our depositary shares (and our underlying Series B Preferred Stock) is less than that provided by a direct investment in shares of our common stock.

In addition, if the market value of our common stock appreciates and the applicable market value of our common stock is equal to or greater than the initial price but less than or equal to the threshold appreciation price, the aggregate market value of the shares of our common stock that you would receive upon mandatory conversion will only be equal to the aggregate liquidation preference of our Series B Preferred Stock (and, correspondingly, the aggregate market value of our common stock that you would receive upon the related mandatory conversion of our depositary shares will only be equal to the aggregate liquidation preference of our depositary shares), and you will realize no equity appreciation on our common stock.

The market price of our common stock, which may fluctuate significantly, will directly affect the market price for our depositary shares.

We expect that, generally, the market price of our common stock will affect the market price of our depositary shares more than any other single factor. This may result in greater volatility in the market price of our depositary shares than would be expected for nonconvertible preferred stock or depositary shares representing nonconvertible preferred stock. The market price of our common stock will likely fluctuate in response to a number of factors, including our financial condition, operating results and prospects, as well as economic, financial and other factors, such as prevailing interest rates, interest rate volatility, reports by industry analysts, investor perceptions or negative announcements by our customers, competitors or suppliers regarding their own performance, or changes in our industry and competitors and government regulations, many of which are beyond our control. For more information regarding such factors, see the section of this prospectus supplement below entitled “—Risks Related to Ownership of Our Common Stock.”

In addition, we expect that the market price of our depositary shares will be influenced by the volatility of our common stock, yield and interest rates in the capital markets, the time remaining to the mandatory conversion date, our creditworthiness and the occurrence of certain events affecting us that do not require an adjustment to the fixed conversion rates. Fluctuations in the volatility of our common stock and/or yield rates in particular may give rise to arbitrage opportunities based upon changes in the relative values of our depositary shares and our common stock. Any such arbitrage could, in turn, affect the market prices of our common stock and our depositary shares. The market price of our common stock could also be affected by possible sales of our common stock by investors who view our depositary shares as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our common stock. This trading activity could, in turn, affect the market price of our depositary shares.

Regulatory actions may adversely affect the trading price and liquidity of our depositary shares.

We expect that many investors in, and potential purchasers of, our depositary shares will employ, or seek to employ, a convertible arbitrage strategy with respect to our depositary shares. Investors would typically implement such a strategy by selling short the common stock underlying the convertible securities and dynamically adjusting their short position while continuing to hold the securities. Investors may also implement this type of strategy by entering into swaps on our common stock in lieu of or in addition to short selling our common stock.

The SEC and other regulatory and self-regulatory authorities have implemented various rules and taken certain actions, and may in the future adopt additional rules and take other actions, that may impact those engaging in short selling activity involving equity securities (including our common stock). Such rules and actions include Rule 201 of SEC Regulation SHO, the adoption by the Financial Industry Regulatory Authority, Inc. and the national securities exchanges of a “Limit Up-Limit Down” program, the imposition of market-wide circuit breakers that halt trading of securities for certain periods following specific market declines, and the implementation of certain regulatory reforms required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Any governmental or regulatory action that restricts the ability of investors in, or potential purchasers of, our depositary shares to effect short sales of our common stock, borrow our common stock or enter into swaps on our common stock could adversely affect the trading price and the liquidity of our depositary shares.

You will not have any right to require us to redeem our Series B Preferred Stock in the event that an acquisition termination event occurs or if the Vectren Merger is not completed on or prior to April 21, 2019.

You will not have any right to require us to redeem our Series B Preferred Stock if an acquisition termination event (as defined under “Description of Our Series B Preferred Stock—Acquisition Termination Redemption”) occurs or if the Vectren Merger is not completed at or prior to 5:00 p.m., New York City time, on April 21, 2019. Further, you will not have any right to require us to redeem our Series B Preferred Stock if, subsequent to the completion of this offering, we or Vectren experience any changes in our business or financial condition or if the terms of the Vectren Merger or the financing thereof change. Even if we redeem our Series B Preferred Stock (and, accordingly, the depositary redeems our depositary shares), you may not obtain your expected return and may not be able to reinvest the proceeds from such redemption in an investment that results in a comparable return.

Our Series B Preferred Stock is subject to redemption at our option upon the occurrence of an acquisition termination event or if the Vectren Merger is not completed on or prior to April 21, 2019.

If an acquisition termination event occurs or if the Vectren Merger is not completed at or prior to 5:00 p.m., New York City time, on April 21, 2019, we will be entitled, but not required, to redeem our Series B Preferred Stock, in whole but not in part, at a redemption price equal to $1,000 per share of our Series B Preferred Stock (equivalent to $50 per depositary share), plus accumulated and unpaid dividends to, but excluding, the date of redemption or, in certain circumstances, at a redemption price that includes a make-whole adjustment as described under “Description of Our Series B Preferred Stock—Acquisition Termination Redemption.” If we redeem shares of our Series B Preferred Stock held by the depositary, the depositary will redeem, on the same acquisition termination redemption date, the number of our depositary shares representing the shares of our Series B Preferred Stock so redeemed as described under “Description of Our Depositary Shares—Redemption.” Although the redemption price is designed to compensate you for the lost option value of your depositary shares and lost dividends as a result of the acquisition termination redemption, it is only an approximation of such lost value and may not adequately compensate you for your actual loss.

The proceeds of this offering will not be deposited into an escrow account in favor of holders of our Series B Preferred Stock pending any acquisition termination redemption of our Series B Preferred Stock. Our ability to pay the redemption price to holders of our Series B Preferred Stock in connection with an acquisition termination redemption (and, accordingly, the depositary’s ability to pay the redemption price to holders of our depositary shares) may be limited by our then existing financial resources, and sufficient funds may not be available when necessary to make any required purchases of our Series B Preferred Stock (and, accordingly, our depositary shares) following our election to redeem our Series B Preferred Stock.

The fundamental change conversion rate and the payment of the fundamental change dividend make-whole amount upon the occurrence of certain fundamental changes may not adequately compensate you for the lost option value and lost dividends as a result of early conversion upon a fundamental change.

If a fundamental change (as defined under “Description of Our Series B Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount”) occurs on or prior to September 1, 2021, the fundamental change conversion rate will apply to any shares of our Series B Preferred Stock (and, accordingly, our depositary shares) converted during the fundamental change conversion period (as defined under “Description of Our Series B Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount”) unless the stock price of our common stock is less than $10.00 or above $100.00 (in each case, subject to adjustment) and, with respect to those shares of our Series B Preferred Stock (and, accordingly, those depositary shares) converted, you will also receive, among other consideration, a fundamental change dividend make-whole amount, subject to our right to deliver shares of our common stock in lieu of all or part of such amount and subject to “Description of Our Series B Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount.” The number of shares of our common stock to be issued upon conversion in connection with a fundamental change will be determined as described under “Description of Our Series B Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount.” Although the fundamental change conversion rate and the payment of the fundamental change dividend make-whole amount are generally designed to compensate you for the lost option value that you would suffer and lost dividends as a result of converting your depositary shares representing our Series B Preferred Stock upon a fundamental change, the fundamental change conversion rate is also designed to compensate us for the lost option value that we would suffer as a result of any such conversion. As a result, in many cases the fundamental change conversion rate will be less than the conversion rate that would apply upon mandatory conversion. The fundamental change conversion rate and fundamental change dividend make-whole amount are generally only an approximation of such lost option value and lost dividends and may not adequately compensate you for your actual loss. Furthermore, our obligation to deliver a number of shares of our common stock, per share of our Series B Preferred Stock (and your corresponding right to receive a proportionate number of shares of our common stock per depositary share), equal to the fundamental change conversion rate and pay the fundamental change dividend make-whole amount (whether paid or delivered, as the case may be, in cash or shares of our common stock) upon a conversion during the fundamental change conversion period could be considered a penalty under state law, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

The fixed conversion rates of our Series B Preferred Stock and, in turn, our depositary shares may not be adjusted for all dilutive events that may adversely affect the market price of our depositary shares or our common stock issuable upon conversion of our Series B Preferred Stock.

The fixed conversion rates of our Series B Preferred Stock and, in turn, our depositary shares are subject to adjustment only for share subdivisions and combinations, share dividends and specified other transactions. See “Description of Our Series B Preferred Stock—Anti-Dilution Adjustments” for further discussion of anti-dilution adjustments. However, other events, such as employee stock option grants, offerings of our common stock or securities convertible into our common stock (other than those set forth under “Description of Our Series B Preferred Stock—Anti-Dilution Adjustments”) for cash or in connection with acquisitions, regular, quarterly cash dividends that do not exceed the initial dividend threshold (as defined under “Description of Mandatory Convertible Preferred Stock—Anti-Dilution Adjustments”) or third-party tender or exchange offers, which may adversely affect the market price of our common stock, may not result in any adjustment. Further, if any of these other events adversely affects the market price of our common stock, it may also adversely affect the market price of our depositary shares. In addition, the terms of our Series B Preferred Stock and our depositary shares do not restrict our ability to offer our common stock or securities convertible into our common stock in the future or to engage in other transactions that could dilute our common stock. We have no obligation to consider the specific interests of the holders of our Series B Preferred Stock or our depositary shares in engaging in any such offering or transaction.

Purchasers of our depositary shares may be adversely affected upon the issuance of a new series of preferred stock ranking equally with our Series B Preferred Stock represented by our depositary shares sold in this offering.

The terms of our Series B Preferred Stock will not restrict our ability to offer a new series of preferred stock in the future that, like our Series A Preferred Stock, ranks equally with our Series B Preferred Stock as to dividend payments and liquidation preference. We have no obligation to consider the specific interests of the holders of our Series B Preferred Stock or our depositary shares in engaging in any such offering or transaction.

The Concurrent Offering of our common stock, and the possibility of the sale of our common stock in the future, could reduce the market price of our common stock and, in turn, our depositary shares.

Concurrently with this offering, we are offering, by means of a separate prospectus supplement, 60,550,459 shares of our common stock (or an additional 9,082,568 shares if the underwriters in the Concurrent Offering exercise their option to purchase additional shares of our common stock to cover over-allotments, if any, in full), at a public offering price of $27.25 per share of our common stock. Completion of this offering of our depositary shares is not contingent upon the completion of the Concurrent Offering and the completion of the Concurrent Offering is not contingent upon the completion of this offering. In the future, we may sell additional shares of our common stock to raise capital or acquire interests in other companies by using a combination of cash and our common stock or just our common stock. Any of these events may dilute your ownership interest in us and have an adverse impact on the price of our common stock and, in turn, our depositary shares. In addition, a substantial number of shares of our common stock is reserved for issuance upon conversion of our Series B Preferred Stock. Furthermore, sales of a substantial amount of our common stock in the public market, or the perception that these sales may occur, could reduce the market price of our common stock and, in turn, our depositary shares. This could also impair our ability to raise additional capital through the sale of our securities.

You will have no rights with respect to our common stock until the conversion of your depositary shares, but you may be adversely affected by certain changes made with respect to our common stock.

You will have no rights with respect to our common stock, including voting rights, rights to respond to common stock tender offers, if any, and rights to receive dividends or other distributions on our common stock, if any, prior to the conversion date with respect to a conversion of your depositary shares, but your investment in our depositary shares may be negatively affected by these events. Upon conversion, you will be entitled to exercise the rights of a holder of our common stock only as to matters for which the record date occurs on or after the conversion date. For example, in the event that an amendment is proposed to our articles of incorporation or our bylaws requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to the conversion date, you will not be entitled to vote on the amendment, unless it would adversely affect the special rights, preferences, privileges and voting powers of our Series B Preferred Stock, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

You will have no voting rights except under limited circumstances, and you will need to act through the depositary to exercise voting rights with respect to our Series B Preferred Stock.

You do not have voting rights, except with respect to certain amendments to the terms of our Series B Preferred Stock, in the case of certain dividend arrearages, in certain other limited circumstances and except as specifically required by Texas law. You will have no right to vote for any members of our board of directors except in the case of certain dividend arrearages. If dividends on any shares of our Series B Preferred Stock have not been declared and paid for the equivalent of six or more dividend periods (including, for the avoidance of doubt, the dividend period beginning on, and including, the initial issue date (as defined below) and ending on, but excluding, December 1, 2018), whether or not for consecutive dividend periods, the holders of shares of our

Series B Preferred Stock, voting together as a single class with holders of any and all other series of voting preferred stock will be entitled to vote for the election of a total of two additional members of our board of directors, subject to the terms and limitations described under “Description of Our Series B Preferred Stock—Voting Rights.” Holders of our depositary shares must act through the depositary to exercise any voting rights in respect of our Series B Preferred Stock.

Our Series B Preferred Stock will rank junior to all of our and our subsidiaries’ liabilities, as well as the capital stock of our subsidiaries held by third parties, in the event of a liquidation, dissolution or winding-up of our or our subsidiaries’ assets.

In the event of a liquidation, dissolution or winding-up of our affairs, our assets will be available to make payments to holders of our Series B Preferred Stock only after all of our liabilities have been paid. In addition, our Series B Preferred Stock will rank structurally junior to all existing and future liabilities of our subsidiaries, as well as the capital stock of our subsidiaries held by third parties. Your rights to participate in the assets of our subsidiaries upon any liquidation or reorganization of any subsidiary will rank junior to the prior claims of that subsidiary’s creditors and third party equity holders. In the event of a liquidation, dissolution or winding-up of our affairs, there may not be sufficient assets remaining, after paying our and our subsidiaries’ liabilities, to pay any amounts to the holders of our Series B Preferred Stock then outstanding. As of June 30, 2018, we, on an unconsolidated basis, had approximately $0.6 billion aggregate principal amount of indebtedness outstanding, $0.5 billion of which was unsecured, excluding principal amounts under our 2.0% Zero-Premium Exchangeable Subordinated Notes due 2029. Excluding subsidiaries issuing transition and system restoration bonds, as of June 30, 2018, our subsidiaries had approximately $6.1 billion aggregate principal amount of third-party indebtedness outstanding, of which approximately $3.3 billion was secured, as well as other liabilities. In addition, we had the ability to borrow an additional $2.3 billion under our credit facilities and commercial paper program, collectively, subject to certain limitations. As of June 30, 2018, we have also entered into the Commitment Letter with a syndicate of lenders providing, subject to customary conditions, for a $5.0 billion, 364-day senior unsecured Bridge Facility to backstop a portion of our obligation to pay the Merger Consideration. The issuance of $800 million of our Series A Preferred Stock on August 22, 2018 reduced the commitments by the syndicate of lenders under the Bridge Facility to approximately $4.2 billion.

The terms of our Series B Preferred Stock do not limit our ability to incur additional indebtedness. In connection with our financing of the Merger Consideration, we expect to issue debt securities and/or commercial paper, as part of the Merger Debt Financings, which, along with our other outstanding indebtedness, will be senior to our Series B Preferred Stock. If we complete any such debt offerings, we expect that we will use the net proceeds from such offerings to partially finance the Merger Consideration. There can be no assurance that we will consummate any Merger Debt Financings.

The payment of principal and interest on our debt reduces the cash available for payment of dividends on our capital stock, including our Series B Preferred Stock.

Our ability to pay dividends on our Series B Preferred Stock may be limited.

Our payment of dividends on our Series B Preferred Stock in the future will be determined by our board of directors (or an authorized committee thereof) in its sole discretion and will depend on business conditions, our financial condition, earnings and liquidity, and other factors.

The agreements governing any future indebtedness of ours may limit our ability to pay cash dividends on our capital stock, including our Series B Preferred Stock. In the event that the agreements governing any such indebtedness restrict our ability to pay dividends in cash on our Series B Preferred Stock, we may be unable to pay dividends in cash on our Series B Preferred Stock unless we can refinance the amounts outstanding under such agreements.

In addition, under Texas law, our board of directors (or an authorized committee thereof) may authorize a dividend, and we may make a dividend, so long as (i) the dividend does not violate our articles of incorporation, (ii) we are not insolvent after the dividend and (iii) the dividend does not exceed our surplus (the amount by which our net assets exceed our stated capital). Further, even if we are permitted under our contractual obligations and Texas law to pay cash dividends on our Series B Preferred Stock, we may not have sufficient cash to pay dividends in cash on our Series B Preferred Stock (and, in turn, on our depositary shares).

If upon mandatory conversion or an early conversion at the option of a holder (other than during a fundamental change conversion period, except in limited circumstances) we have not declared all or any portion of the accumulated and unpaid dividends payable on our Series B Preferred Stock for specified periods, the applicable conversion rate will be adjusted so that converting holders receive an additional number of shares of our common stock having a market value generally equal to the amount of such accumulated and unpaid dividends, subject to the limitations described under “Description of Our Series B Preferred Stock—Mandatory Conversion” and “Description of Our Series B Preferred Stock—Conversion at the Option of the Holder.” If upon an early conversion during the fundamental change conversion period we have not declared all or any portion of the accumulated and unpaid dividends payable on our Series B Preferred Stock for specified periods, we will pay the amount of such accumulated and unpaid dividends in cash, shares of our common stock or any combination thereof, in our sole discretion (or, in certain circumstances, make a corresponding adjustment to the conversion rate), subject in each case to the limitations described under “Description of Our Series B Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount.” In the case of mandatory conversion or conversion upon a fundamental change, if these limits to the adjustment of the conversion rate or the amount of such dividends payable in shares, as applicable, are reached, we will pay the shortfall in cash if we are legally permitted to do so. We will not have an obligation to pay the shortfall in cash if these limits to the adjustment of the conversion rate are reached in the case of an early conversion at the option of the holder.

You may be subject to tax upon an adjustment to the conversion rate of our Series B Preferred Stock and our depositary shares, or upon a distribution of our common stock, even though you do not receive a corresponding cash distribution.

The conversion rate of our Series B Preferred Stock and our depositary shares is subject to adjustment in certain circumstances. Refer to “Description of Our Series B Preferred Stock—Anti-Dilution Adjustments.” If, as a result of an adjustment (or failure to make an adjustment), your proportionate interest in our assets or earnings and profits is increased, you may be deemed to have received for U.S. federal income tax purposes a taxable distribution, taxable as a dividend to the extent of our current or accumulated earnings and profits, without the receipt of any cash or property. If you are a non-U.S. holder (as defined under “Material U.S. Federal Income Tax Consequences”), such deemed dividend generally will be subject to U.S. federal withholding tax (currently at a 30% rate, or such lower rate as may be specified by an applicable treaty), which may be withheld from subsequent payments on our depositary shares. In addition, we may make distributions to the beneficial owners of our depositary shares that are paid in our common stock. Any such distribution could be taxable to the same extent as a cash distribution of the same amount. In these circumstances and possibly others, a beneficial owner of our depositary shares may be subject to tax even though it has received no cash with which to pay that tax, thus giving rise to an out-of-pocket expense. Further, on April 12, 2016, the Internal Revenue Service proposed regulations addressing the amount and timing of certain deemed distributions and certain obligations of withholding agents and filing and notice obligations of issuers with respect thereto, which if adopted could affect the U.S. federal income tax treatment of a beneficial owner of our depositary shares deemed to receive such a distribution, including as a result of an adjustment to the conversion rates of our Series B Preferred Stock and the depositary shares. Refer to “Material U.S. Federal Income Tax Consequences” for a further discussion of U.S. federal tax implications for U.S. holders and non-U.S. holders (each as defined therein).

An active trading market for our depositary shares does not exist and may not develop.

Our depositary shares are a new issue of securities with no established trading market. We intend to apply to list our depositary shares on The New York Stock Exchange under the symbol “CNPPRB.” Even if our depositary shares are approved for listing on The New York Stock Exchange, such listing does not guarantee that a trading market for our depositary shares will develop or, if a trading market for our depositary shares does develop, the depth or liquidity of that market or the ability of the holders to sell our depositary shares, or to sell our depositary shares at a favorable price.

Our ability to issue additional shares of our Series B Preferred Stock and Parity Stock in the future could adversely affect the rights of holders of our Series B Preferred Stock.

We are allowed to issue additional shares of our Series B Preferred Stock or Parity Stock without any vote of the holders of our Series B Preferred Stock. The issuance of any Parity Stock (including additional shares of our Series B Preferred Stock) would have the effect of reducing the amount of funds available to the holders of shares of our Series B Preferred Stock upon our liquidation, dissolution or winding up of our affairs if we do not have sufficient funds to pay all liquidation preferences of our Series B Preferred Stock and Parity Stock in full. It also would reduce amounts available to pay dividends on shares of our Series B Preferred Stock if we do not have sufficient funds to pay dividends on all our outstanding Series B Preferred Stock and Parity Stock. See “Description of Our Series B Preferred Stock—Dividends” herein. In addition, future issuances and sales of Parity Stock (including additional shares of our Series B Preferred Stock), or the perception that such issuances and sales could occur, may cause prevailing market prices for our Series B Preferred Stock to decline and may adversely affect our ability to raise additional capital in the financial markets at times and prices favorable to us.

We are a holding company with no operations or operating assets of our own. As a result, we depend on distributions from our subsidiaries and from Enable to meet our payment obligations and for the ability to pay dividends on our Series B Preferred Stock, and provisions of applicable law or contractual restrictions could limit the amount of those distributions.

We derive all of our operating income from, and hold all of our assets through, our subsidiaries, including our interests in Enable. As a result, we depend on distributions from our subsidiaries and Enable to meet our payment obligations and for our ability to declare and pay dividends, including dividends on our Series B Preferred Stock. In general, our subsidiaries are separate and distinct legal entities and have no obligation to provide us with funds for our payment obligations, whether by dividends, distributions, loans or otherwise. In addition, provisions of applicable law, such as those limiting the legal sources of dividends, limit our subsidiaries’ and Enable’s ability to make payments or other distributions to us, and our subsidiaries or Enable could agree to contractual restrictions on their ability to make distributions.

Our right to receive any assets of any subsidiary, and therefore the right of our holders of our Series B Preferred Stock to participate in those assets, will be structurally subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we were a creditor of any subsidiary, our rights as a creditor would be effectively subordinated to any security interest in the assets of that subsidiary and any indebtedness of the subsidiary senior to that held by us.

Dividends are payable on our Series B Preferred Stock only when, as and if declared and only out of our surplus (the amount by which our net assets exceed our stated capital).

Unlike indebtedness, where principal and interest would customarily be payable on specified due dates, dividends on our Series B Preferred Stock are payable when, as and if declared by our board of directors (or a duly authorized committee thereof), and only out of our surplus (the amount by which our net assets exceed our stated capital). In addition, we may become subject to contractual restrictions on our ability to pay dividends in the future, whether under indebtedness or otherwise. Therefore, although dividends are cumulative on our Series B Preferred Stock, you cannot be certain that dividends will be paid on our Series B Preferred Stock on the dividend payment dates described herein, or at all.

Our Series B Preferred Stock may be subordinate to other preferred stock we may issue in the future.

Our Series B Preferred Stock will be junior as to payment of dividends and preferences to any class or series of our preferred stock that may be issued (with the requisite consent of the holders of our Series B Preferred Stock and all other voting preferred stock then outstanding, voting together as a single class) in the future that is Senior Stock. For example, if at any time we have failed to pay, on the applicable payment date, accumulated dividends on any of those shares of Senior Stock, we may not pay any dividends on our Series B Preferred Stock or redeem or otherwise repurchase any shares of our Series B Preferred Stock until we have paid or set aside for payment the full amount of the unpaid dividends on the shares of Senior Stock, which must, under the terms of such shares, be paid before we may pay dividends on, or redeem or repurchase, our Series B Preferred Stock. In addition, in the event of any liquidation, dissolution or winding up of CenterPoint Energy, holders of our Series B Preferred Stock will not be entitled to receive the liquidation preference of their shares until we have paid or set aside an amount sufficient to pay in full the liquidation preference of any class or series of Senior Stock.

This offering is not contingent upon the completion of the Vectren Merger. If the Vectren Merger is not completed, we will have broad discretion on the use of the net proceeds of this offering.

This offering is not contingent upon the completion of the Vectren Merger. Accordingly, your purchase of our depositary shares in this offering may be an investment in CenterPoint Energy on a stand-alone basis without any of the assets of Vectren or anticipated benefits of the Vectren Merger. We will have broad discretion to use the net proceeds of this offering if the Vectren Merger does not occur. If for any reason the proposed Vectren Merger is not consummated, then we expect to use the net proceeds of this offering for general corporate purposes, which may include, in our sole discretion, exercising our option to redeem our Series B Preferred Stock and our corresponding depositary shares for cash, debt repayment, including repayment of commercial paper, capital expenditures, investments and repurchases of our common stock at the discretion of our board of directors. See “Use of Proceeds.”

CenterPoint Energy expects to incur significant additional indebtedness in connection with the Vectren Merger. As a result, it may be more difficult for CenterPoint Energy to pay or refinance its debts or take other actions, and CenterPoint Energy may need to divert cash to fund debt service payments.

As discussed under “Summary—Recent Developments—Vectren Merger Financing” and “Summary—Recent Developments—Sources and Uses,” CenterPoint Energy expects to incur significant additional indebtedness to finance the Merger Consideration and related transaction costs. The Vectren Merger will constitute a “Change of Control” under the governing documents of approximately $1.3 billion of debt of Vectren subsidiaries. While the Vectren Merger will not result in an event of default under such debt documents nor will it compel holders of such debt to tender their debt, the Vectren subsidiaries will be required to offer to repurchase such debt at par upon the closing of the Vectren Merger. Moreover, although CenterPoint Energy plans to fund a significant portion of the Merger Consideration through sales of the depositary shares offered hereby, the Concurrent Offering and the Series A Preferred Stock Offering, to the extent it is unable to do so, the amount of indebtedness it will incur to finance the Vectren Merger and associated fees and costs will likely increase, perhaps substantially. The increase in CenterPoint Energy’s debt service obligations resulting from this additional indebtedness could have a material adverse effect on the results of operations, financial condition and prospects of the combined company.

CenterPoint Energy’s increased indebtedness could:

•

make it more difficult or costly for CenterPoint Energy to pay or refinance its debts as they become due, particularly during adverse economic and industry conditions, because a decrease in revenues or increase in costs could cause cash flow from operations to be insufficient to make scheduled debt service payments;

•

limit CenterPoint Energy’s flexibility to pursue other strategic opportunities or react to changes in its business and the industry sectors in which it operates and, consequently, put CenterPoint Energy at a competitive disadvantage to its competitors that have less debt;

•

require a substantial portion of CenterPoint Energy’s available cash to be used for debt service payments, thereby reducing the availability of its cash to fund working capital, capital expenditures, development projects, acquisitions, dividend payments and other general corporate purposes, which could harm CenterPoint Energy’s prospects for growth and the market price of its common stock, Series A Preferred Stock, the Series B Preferred Stock, the depositary shares offered hereby and debt securities, among other things;

•

result in a downgrade in the credit ratings on CenterPoint Energy’s indebtedness or the Series A Preferred Stock, which could limit CenterPoint Energy’s ability to borrow additional funds, increase the interest rates under its credit facilities and under any new indebtedness it may incur, and reduce the trading prices of its outstanding debt securities, Series A Preferred Stock, Series B Preferred Stock and the depositary shares offered hereby;

•	make it more difficult for CenterPoint Energy to raise capital to fund working capital, make capital expenditures, pay dividends, pursue strategic initiatives or for other purposes;

•

result in higher interest expense in the event of increases in interest rates on CenterPoint Energy’s current or future borrowings, including with respect to new commercial paper issuances, subject to variable rates of interest (with the deductibility for U.S. federal income taxes of such interest expense potentially limited by the tax reform legislation informally called the Tax Cuts and Jobs Act of 2017); and

•

require that additional materially adverse terms, conditions or covenants be placed on CenterPoint Energy under its debt instruments, which covenants might include, for example, limitations on additional borrowings and specific restrictions on uses of our assets, as well as prohibitions or limitations on our ability to create liens, pay dividends, receive distributions from its subsidiaries, redeem or repurchase its capital stock or make investments, any of which could hinder CenterPoint Energy’s access to capital markets and limit or delay its ability to carry out its capital expenditure program.

Based on the current and expected results of operations and financial condition of CenterPoint Energy and its subsidiaries and the anticipated financing structure for the Vectren Merger, CenterPoint Energy believes that its cash flow from operations, together with the proceeds from borrowings, issuances of equity and debt securities in the capital markets and distributions from its interests in Enable will generate sufficient cash on a consolidated basis to make all of the principal and interest payments when such payments are due under CenterPoint Energy’s and its current subsidiaries’ existing credit facilities, indentures and other instruments governing their outstanding indebtedness and under the indebtedness anticipated to be incurred to fund the Merger Consideration. However, CenterPoint Energy’s expectation is subject to numerous estimates, assumptions and uncertainties, and there can be no assurance that CenterPoint Energy will be able to make such payments of principal and interest or repay or refinance such borrowings and obligations when due. Vectren and its subsidiaries will not guarantee any indebtedness of CenterPoint Energy or any of its other subsidiaries, nor will any of them have any obligation to provide funds, whether in the form of dividends, loans or otherwise, to enable CenterPoint Energy to pay dividends on its common stock, the Series A Preferred Stock, the Series B Preferred Stock or the depositary shares offered hereby or CenterPoint Energy and its other subsidiaries to make required debt service payments. As a result, the Vectren Merger will substantially increase CenterPoint Energy’s debt service obligations without any assurance that CenterPoint Energy will receive any cash from Vectren or any of its subsidiaries to assist CenterPoint Energy in servicing its indebtedness, paying dividends on its common stock, Series A Preferred Stock, Series B Preferred Stock and the depositary shares offered hereby or meeting its other cash needs.

CenterPoint Energy is committed to maintaining its credit ratings at investment grade. To maintain these credit ratings, CenterPoint Energy may consider it appropriate to reduce the amount of its indebtedness outstanding following the Vectren Merger. CenterPoint Energy may seek to reduce this indebtedness with the proceeds from the issuance of additional depositary shares, Series B Preferred Stock, Series A Preferred Stock or

other preferred stock, which may dilute the voting rights and/or economic interests of holders of the depositary shares. However, the ability of CenterPoint Energy to raise additional equity financing after completion of the Vectren Merger will be subject to market conditions and a number of other risks and uncertainties, including whether the results of operations of the combined company meet the expectations of investors and securities analysts. There can be no assurance that CenterPoint Energy will be able to issue additional shares of its common stock or other equity securities (including depositary shares, Series B Preferred Stock, Series A Preferred Stock or other preferred stock) after the Vectren Merger on terms that it considers acceptable or at all, or that CenterPoint Energy will be able to reduce the amount of its outstanding indebtedness after the Vectren Merger, should it elect to do so, to a level that permits it to maintain its investment grade credit ratings.

If the proposed Vectren Merger is consummated and the Concurrent Offering is not completed (or if this offering or the Concurrent Offering results in aggregate net cash proceeds significantly less than contemplated by this prospectus supplement), we may incur a substantially greater amount of debt than we anticipate, including borrowings under the Bridge Facility or the Revolving Credit Facility or commercial paper program. This additional debt could adversely affect our business, including by restricting our ability to engage in additional transactions or incur additional indebtedness or resulting in a downgrade or other adverse action with respect to our credit rating.

In connection with the proposed Vectren Merger, we expect to incur up to approximately $2.68 billion of additional indebtedness as part of the Merger Debt Financings, and if and to the extent the Concurrent Offering is not completed (for any reason, including satisfying all closing conditions, including regulatory requirements, faster than anticipated) or this offering or the Concurrent Offering are completed for less proceeds than anticipated, we would fund any shortfall with additional indebtedness, which may include borrowings under the Bridge Facility or the Revolving Credit Facility or commercial paper program. In all cases, following the completion of the proposed Vectren Merger, we will continue to have a significant amount of debt outstanding. Our net consolidated borrowing costs, which cannot be predicted at this time, will depend on rates in effect from time to time, the structure of the debt, taxes and other factors.

In addition, any borrowings under the Bridge Facility will mature 364 days after they are incurred. We may not be able to refinance borrowings under the Bridge Facility on favorable terms or at all before their maturity. In addition, the interest rate applicable to borrowings under the Bridge Facility will increase at the end of each three-month period after the borrowing date. Accordingly, we may incur additional interest expense if we are unable to refinance borrowings under the Bridge Facility before the interest rate increases take effect.

Our credit ratings impact the cost and availability of future borrowings and, accordingly, our cost of capital. Our credit ratings at any time will reflect each rating organization’s then opinion of our financial strength, operating performance and ability to meet our debt obligations. There can be no assurance that we will achieve a particular rating or maintain a particular rating in the future. Any reduction in our credit ratings may limit our ability to borrow at interest rates consistent with the interest rates that have been available to us prior to the proposed Vectren Merger, and may subject us to additional covenants under our debt instruments. Any impairment of our ability to obtain future financing on favorable terms could have an adverse effect on our ability to refinance the Bridge Facility, if drawn, with the issuance of debt securities and commercial paper or alternatives to the Bridge Facility on terms more favorable than under the Bridge Facility.

The unaudited pro forma condensed combined financial information included and incorporated by reference in this prospectus supplement and the accompanying prospectus is presented for illustrative purposes only and does not purport to represent what the financial position or results of operations of the combined company would have been had the Vectren Merger been completed on the dates assumed for purposes of that pro forma information, nor does it represent the actual financial position or results of operations of the combined company following the Vectren Merger, if consummated.

The unaudited pro forma condensed combined financial information included and incorporated by reference in this prospectus supplement and the accompanying prospectus is presented for illustrative purposes only, is based on numerous adjustments, assumptions and estimates, is subject to numerous other uncertainties and does not purport to reflect what the combined company’s financial position or results of operations would have been had the Vectren Merger been completed as of the dates assumed for purposes of that pro forma financial information, nor does it reflect the financial position or results of operations of the combined company following the Vectren Merger, if consummated.

Because the Merger Debt Financings are contemplated to take place in the future, the pro forma financial statements were prepared in accordance with the accounting rules assuming that the Merger Consideration will be financed from drawings under the Bridge Facility and under the Revolving Credit Facility, through the proceeds from the Series A Preferred Stock Offering and the Concurrent Offering, and through the proceeds from the issuance of our depositary shares offered hereby. See “Unaudited Pro Forma Condensed Combined Financial Information.” However, we do not intend to draw on the Bridge Facility or the Revolving Credit Facility but rather intend to fund the Merger Consideration with proceeds received through the Merger Debt Financings, as well as cash on hand, in addition to the proceeds from the Series A Preferred Stock Offering and the Concurrent Offering, and the issuance of our depositary shares offered hereby, although there is no guarantee that we will be able to consummate the Concurrent Offering or the Merger Debt Financings as planned or at all. As a result, purchasers of our depositary shares offered hereby should not place undue reliance on the pro forma information included and incorporated by reference in this prospectus supplement and the accompanying prospectus.

For purposes of the unaudited pro forma condensed combined financial information, the estimated Merger Consideration has been preliminarily allocated to the identifiable assets acquired and liabilities assumed based on limited information presently available to estimate fair values. The Merger Consideration will be allocated among the relative fair values of the identifiable assets acquired and liabilities assumed based on their estimated fair values as of the date of the Vectren Merger. The relative fair values of the assets acquired and liabilities assumed are estimates, which are subject to change pending further review. The actual amounts recorded at the completion of the Vectren Merger, if completed, may differ materially from the information presented in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information has also been prepared on the assumption that the Vectren Merger and the related financings will be completed on the terms and in accordance with the assumptions set forth under “Unaudited Pro Forma Condensed Combined Financial Information” included in this prospectus supplement and incorporated by reference in this prospectus supplement and the accompanying prospectus. The actual size and terms of, and amounts of proceeds we receive from this offering, the Concurrent Offering and the Merger Debt Financings will depend on, among other things, market conditions at the time of each financing and may differ, perhaps substantially, from the size, terms and amounts that we have assumed in the unaudited pro forma condensed combined financial information. Any changes in these assumptions would result in a change in the unaudited pro forma condensed combined financial information, which could be material. For example, if the number of depositary shares and shares of our common stock we actually issue upon consummation of this offering and the Concurrent Offering, respectively, exceeds the number of depositary shares and shares of our common stock we have assumed for purposes of the unaudited pro forma condensed combined financial information, this would reduce, perhaps substantially, the amount of pro forma earnings per common share reflected in such information. In addition, because none of the potential methods of financing the Vectren Merger will be contingent upon completion of any of the other, it is possible that one or more of such methods of financing will not be completed. It is also possible that such financings, if completed, will not generate the anticipated amount of net proceeds, which may require us to obtain additional or alternative financing, and we may not be able to obtain additional or alternative financing on terms we consider acceptable, or at all. See “Unaudited Pro Forma Condensed Combined Financial Information” and each of our and Vectren’s consolidated financial statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Our and Vectren’s actual financial positions and results of operations prior to the Vectren Merger and that of the combined company following the Vectren Merger, if consummated, may not be consistent with, or evident from, the unaudited pro forma condensed combined financial information included and incorporated by reference in this prospectus supplement and the accompanying prospectus. In addition, the assumptions or estimates used in preparing the unaudited pro forma condensed combined financial information may not prove to be accurate and may be affected by a broad range of factors.

Although the unaudited pro forma condensed combined financial information included and incorporated by reference in this prospectus supplement includes sensitivity analyses that are intended to assist you in quantifying the impact of changes in certain of the assumptions used in preparing such pro forma information, those sensitivity analyses reflect the pro forma impact of only a limited number of those assumptions and therefore do not allow you to quantify the impact of changes in any of the other assumptions made in calculating this pro forma information and changes in certain of those other assumptions may have a material impact on the unaudited pro forma condensed combined financial information. Likewise, the sensitivity analyses we have provided do not necessarily address the impact of all possible changes in the relevant assumptions. We do not intend to provide you with unaudited pro forma condensed combined financial information that reflects the actual number of depositary shares to be sold in this offering, the actual number of shares of our common stock to be sold in the Concurrent Offering, the actual public offering prices, the actual dividend rate on the Series B Preferred Stock or any of the other actual terms of this offering or the Concurrent Offering.

As a result of the foregoing, purchasers of our depositary shares should not place undue reliance on unaudited pro forma condensed combined financial information included and incorporated by reference in this prospectus supplement and the accompanying prospectus.

If we incur indebtedness or issue debt securities to finance a portion of the Merger Consideration, and we do not complete the Vectren Merger on or before a specified date or if other specified events occur, we may be required or permitted to redeem or repay any such indebtedness or debt securities. We may not have the financial resources necessary to effect such redemption or repayment. It is possible that our failure to complete the Vectren Merger or the expenditure of our funds to redeem or repay any indebtedness incurred as part of the Merger Debt Financings may have a material adverse effect on the market price of our depositary shares.

We expect to incur a substantial amount of additional indebtedness as part of the Merger Debt Financings. See “Summary—Recent Developments—Sources and Uses.” To the extent we incur indebtedness or issue debt securities as all or part of the Merger Debt Financings and we do not complete the Vectren Merger by a specified date or if certain other specified events, such as termination of the Merger Agreement, occur, we may be required or permitted to redeem or repay some or all of such indebtedness and debt securities and that the redemption or repayment price will include a premium, which premium could be substantial.

We may not be required to deposit the proceeds from the Merger Debt Financings into an escrow account pending completion of the Vectren Merger or to grant any security interest or other lien on those proceeds to secure any required repayment or redemption of any Merger Debt Financings. If we are required to redeem or repay any indebtedness or debt securities issued in the Merger Debt Financings, our ability to pay the redemption or repayment price may be limited by our financial resources at the time and the terms of our debt instruments or other instruments and agreements and it is possible that we will not have sufficient financial resources available to satisfy our obligation to effect such redemption or repayment. Any failure to pay the mandatory redemption or repayment price of any Merger Debt Financings as and when required could have a material adverse effect on our business, results of operations and financial condition and the market price of our securities, including our depositary shares, or any indebtedness incurred or other securities issued as part of the Merger Debt Financings. It is possible that our failure to complete the Vectren Merger, or the expenditure of our funds to redeem or repay any Merger Debt Financings, may have a material adverse effect on the market price of our depositary shares.

The Vectren Merger will significantly increase our goodwill and other intangible assets.

Following the Vectren Merger we will have a significant amount of goodwill and other intangible assets on our consolidated financial statements that are subject to impairment based upon future adverse changes in our business or prospects. The impairment of any goodwill and other intangible assets may have negative impact on our consolidated results of operations.

Litigation filed against Vectren and the members of the Vectren board of directors could result in the payment of damages following completion of the Vectren Merger.

In connection with the Vectren Merger, seven purported Vectren shareholders filed separate lawsuits against Vectren and the members of the Vectren board of directors under the federal securities laws in the United States District Court for the Southern District of Indiana challenging the adequacy of the disclosures made in Vectren’s proxy statement in connection with the Vectren Merger. All seven actions allege violations of Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder based on various alleged omissions of material information from the proxy statement.

The lawsuits seek, among other things, to enjoin the Vectren Merger or, if the Vectren Merger is consummated, to rescind the Vectren Merger or award rescissory damages, and other relief. Vectren and the Vectren director defendants filed a motion to dismiss on August 15, 2018. On August 22, 2018, the court denied the interim lead plaintiffs’ preliminary injunction, which sought to halt the Vectren shareholder vote on the Vectren Merger. Pursuant to a stipulation entered on September 4, 2018, the case may proceed once the lead plaintiff (when appointed) files a consolidated amended complaint.

The outcome of this litigation is uncertain. If a dismissal is not granted or a settlement is not reached, the lawsuits could prevent or delay completion of the Vectren Merger and result in substantial costs to CenterPoint Energy, including any costs associated with indemnification. Additional lawsuits may be filed against Vectren or the directors and officers of Vectren in connection with the Vectren Merger. The defense or settlement of any lawsuit or claim that remains unresolved at the time the Vectren Merger is consummated may adversely affect the combined company’s business, financial condition, results of operations and cash flows.

Risks Related to Ownership of Our Common Stock

Our ability to pay dividends on our common stock may be limited.

Our payment of dividends on our common stock in the future will be determined by our board of directors (or an authorized committee thereof) in its sole discretion and will depend on business conditions, our financial condition, earnings and liquidity, and other factors.

The agreements governing any future indebtedness of ours may limit our ability to pay cash dividends on our capital stock, including our common stock. In the event that the agreements governing any such indebtedness restrict our ability to pay dividends in cash on our common stock, we may be unable to pay dividends in cash on our common stock unless we can refinance the amounts outstanding under such agreements.

Additionally, except under limited circumstances, we will not declare or pay, or set aside for payment, dividends on any of our common stock unless full cumulative dividends have been or contemporaneously are being paid on all outstanding shares of our Series A Preferred Stock, Series B Preferred Stock and any other preferred stock that ranks senior to our common stock with respect to the payment of dividends, through the most recently completed respective dividend periods.

Under Texas law, our board of directors (or an authorized committee thereof) may authorize a dividend, and we may make a dividend, so long as (i) the dividend does not violate our articles of incorporation, (ii) we are not insolvent after the dividend and (iii) the dividend does not exceed our surplus (the amount by which our net assets exceed our stated capital). Further, even if we are permitted under our contractual obligations and Texas law to pay cash dividends on our capital stock, we may not have sufficient cash to pay dividends in cash on our common stock.

The market price of our common stock may be volatile or may decline and it may be difficult for you to resell shares of our common stock at prices you find attractive.

The market price of our common stock has historically experienced and may continue to experience volatility. For example, during the twelve months ended August 31, 2018, the high sales price per share of our common stock on The New York Stock Exchange was $30.45 and the low sales price per share was $24.92. The price of our common stock could be subject to wide fluctuations in the future in response to the following events or factors:

•

the performance of Enable, the amount of cash distributions we receive from Enable, Enable’s ability to redeem its ENBL Series A Preferred Units in certain circumstances and the value of our interest in Enable, and factors that may have a material impact on such performance, cash distributions and value;

•

industrial, commercial and residential growth in our service territories and changes in market demand, including the demand for our non-rate regulated products and services and effects of energy efficiency measures and demographic patterns;

•	timely and appropriate rate actions that allow recovery of costs and a reasonable return on investment;

•	weather variations and other natural phenomena, including the impact of severe weather events on operations and capital;

•	our expected timing, likelihood and benefits of completion of the Vectren Merger;

•	our ability to successfully integrate the businesses and realize anticipated benefits of the Vectren Merger;

•

the possibility that long-term financing for the Vectren Merger may not be put in place before the closing of the Vectren Merger or that financing terms may not be as expected and the risk that the credit ratings of the combined company or its subsidiaries may be different from what we expect;

•	costs and liabilities relating to governmental laws and regulations and environmental risks;

•	general market, political and economic conditions;

•	our failure to meet financial analysts’ performance or financing expectations;

•	changes in recommendations by financial analysts; and

•	changes in market valuations of other companies in our industry.

Other risks described elsewhere under “Risk Factors” in this prospectus supplement and the accompanying prospectus and in the documents incorporated by reference in this prospectus supplement also could materially and adversely affect the price of our common stock and, in turn, the market price of our depositary shares.

Anti-takeover provisions in our organizational documents and under Texas law may impede or discourage a takeover, which could cause the market price of our common stock to decline.

We are a Texas corporation, and the anti-takeover provisions of Texas law impose various impediments to the ability of a third party to acquire control of us, even if a change in control would be beneficial to our existing shareholders, which, under certain circumstances, could reduce the market price of our common stock. In addition, protective provisions in our articles of incorporation and our bylaws or the implementation by our board of directors of a shareholder rights plan could prevent a takeover, which could harm our shareholders.

Our Series B Preferred Stock and our depositary shares may adversely affect the market price of our common stock.

The market price of our common stock is likely to be influenced by our Series B Preferred Stock and our depositary shares. For example, the market price of our common stock could become more volatile and could be depressed by:

•

investors’ anticipation of the potential resale in the market of a substantial number of additional shares of our common stock received upon conversion of our Series B Preferred Stock (and, correspondingly, our depositary shares);

•	possible sales of our common stock by investors who view our depositary shares as a more attractive means of equity participation in us than owning shares of our common stock; and

•	hedging or arbitrage trading activity that may develop involving our depositary shares and our common stock.

Our common stock will rank junior to our Series A Preferred Stock and our Series B Preferred Stock with respect to dividends and amounts payable in the event of our liquidation, dissolution or winding-up of our affairs.

Our common stock will rank junior to our Series A Preferred Stock and our Series B Preferred Stock with respect to the payment of dividends and amounts payable in the event of our liquidation, dissolution or winding-up of our affairs. This means that, unless accumulated dividends have been paid or set aside for payment on all our outstanding Series A Preferred Stock and Series B Preferred Stock through the most recently completed dividend period, no dividends may be declared or paid on our common stock and we will not be permitted to repurchase any of our common stock, subject to limited exceptions. Likewise, in the event of our voluntary or involuntary liquidation, dissolution or winding-up of our affairs, no distribution of our assets may be made to holders of our common stock until we have paid to holders of our Series A Preferred Stock and our Series B Preferred Stock a liquidation preference equal to $1,000 per share plus accumulated and unpaid dividends.

Our issuance of preferred stock may cause the price of our common stock to decline, which may negatively impact your investment.

Our board of directors is authorized to issue series of shares of preferred stock without any action on the part of the holders of our common stock. Our board of directors also has the power, without the approval of the holders of our common stock, to set the terms of any such series of shares of preferred stock that may be issued, including the designations, preferences, limitations and relative rights, voting, redemption and other rights over our common stock with respect to dividends or if we liquidate, dissolve or wind up our affairs and other terms. Our Series A Preferred Stock, our Series B Preferred Stock represented by our depositary shares and any other preferred stock we may issue in the future will rank senior to all of our common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up of our affairs. If we issue preferred stock in the future that has preference over common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up of our affairs, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the market price of our common stock could decrease, which may negatively impact your investment.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering, after deducting issuance costs and discounts, will be approximately $826 million (or approximately $950 million if the underwriters exercise their option to purchase additional depositary shares to cover over-allotments, if any, in full).

In addition, we estimate that the net proceeds to us from the Concurrent Offering, after deducting issuance costs and discounts, will be approximately $1,604 million (or approximately $1,844 million if the underwriters in the Concurrent Offering exercise their option to purchase additional shares of our common stock to cover over-allotments, if any, in full).

We intend to use the net proceeds from this offering, the Series A Preferred Stock Offering, and if completed, the Concurrent Offering and the Merger Debt Financings, as well as cash on hand, to fund the Merger Consideration and to pay related fees and expenses. See “Summary—Recent Developments.” However, this offering is not contingent on the completion of the Vectren Merger, the Concurrent Offering or the Merger Debt Financings, and there can be no assurance that the Vectren Merger, the Concurrent Offering or any Merger Debt Financings will be consummated on the terms described herein or at all. If for any reason the proposed Vectren Merger has not closed at or prior to 5:00 p.m., New York City time, on April 21, 2019 or if an acquisition termination event (as defined under “Description of Our Series B Preferred Stock—Acquisition Termination Redemption”) occurs, then we expect to use the net proceeds from this offering, together with the net proceeds from the Concurrent Offering, for general corporate purposes, which may include, in our sole discretion, exercising our option to redeem our Series B Preferred Stock and our corresponding depositary shares for cash, debt repayment, including repayment of commercial paper, capital expenditures, investments and repurchases of our common stock at the discretion of our board of directors.

Pending application of the net proceeds of this offering for the foregoing purposes, we expect to use the net proceeds to repay commercial paper and other short-term indebtedness that were issued or incurred for general corporate and working capital purposes or invest such net proceeds in various instruments which may include, but would not be limited to, short- and intermediate-term, interest-bearing obligations, including bank deposits and certificates of deposit with financial institutions having investment-grade ratings, U.S. government obligations or money market funds primarily invested in securities issued by the U.S. government or its agencies.

On June 30, 2018, we had $565 million of commercial paper borrowings, which had a weighted-average maturity of 17 days and a weighted-average interest rate of 2.37%. For information regarding the interest rate and maturity of our other debt, see Note 13 to our Financial Statements in the 2017 Form 10-K as updated by our other filings with the SEC.

RATIOS OF EARNINGS TO FIXED CHARGES AND RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our historical ratio of earnings to fixed charges for the periods indicated. The ratios are calculated pursuant to the applicable rules of the SEC.

	Six Months Ended June 30,	Year Ended December 31,
	2018(1)	2017	2016	2015	2014(2)	2013(2)
Ratio of earnings to fixed charges	1.69	3.70	2.74	2.67	2.79	2.42
Ratio of earnings to combined fixed charges and preferred stock dividends(3)	1.69	3.70	2.74	2.67	2.79	2.42

(1)	We do not believe that the ratio for the six-month period is necessarily indicative of the ratio for the twelve-month period due to the seasonal nature of our business.
(2)

Excluded from the computation of fixed charges for the years ended December 31, 2014, and 2013 is interest expense of $3 million and interest income of $6 million respectively, which is included in income tax expense.

(3)

We had no preferred stock outstanding for any period presented above and, accordingly, our ratios of earnings to combined fixed charges and preferred stock dividends are the same as our ratios of earnings to fixed charges. On August 22, 2018, we issued 800,000 shares of our Series A Preferred Stock.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

As of September 21, 2018, our common stock was held by approximately 29,715 shareholders of record. Our common stock is listed on The New York Stock Exchange and The Chicago Stock Exchange, in each case, under the symbol “CNP.” The following table sets forth the high and low closing prices of our common stock on The New York Stock Exchange composite tape during the periods indicated, as reported by Bloomberg, and the cash dividends declared in these periods. As of September 19, 2018, there were 431,555,853 shares of our common stock outstanding, excluding any shares of our common stock issuable under our equity compensation plans.

	High	Low	Dividends
2016
First Quarter	$21.25	$16.90	$0.2575
Second Quarter	$24.00	$20.51	$0.2575
Third Quarter	$24.69	$22.13	$0.2575
Fourth Quarter	$24.84	$21.84	$0.2575
2017
First Quarter	$28.09	$24.59	$0.2675
Second Quarter	$28.93	$27.17	$0.2675
Third Quarter	$30.45	$27.16	$0.2675
Fourth Quarter	$30.01	$27.77	$0.2675
2018
First Quarter	$28.46	$25.85	$0.2775
Second Quarter	$27.71	$24.92	$0.2775
Third Quarter (through September 25, 2018)	$28.92	$26.92	$0.2775

The closing market price of our common stock on September 25, 2018 was $27.65 per share.

The amount of future cash dividends will be subject to determination based upon our results of operations and financial condition, our future business prospects, any applicable contractual restrictions and other factors that our board of directors considers relevant and will be declared at the discretion of our board of directors.

On July 26, 2018, we declared a regular quarterly cash dividend of $0.2775 per share, payable on September 13, 2018 to shareholders of record at the close of business on August 16, 2018.

CAPITALIZATION

The following table sets forth our consolidated short-term debt and capitalization as of June 30, 2018:

•	on an actual basis;

•

as adjusted to give effect to the issuance and sale of 800,000 shares of our Series A Preferred Stock in the Series A Preferred Offering on August 22, 2018, but not the use of any proceeds from such offering; and

•

as further adjusted to give effect to the issuance and sale of both our depositary shares offered hereby and shares of our common stock in the Concurrent Offering (assuming, in each case, the underwriters’ option to purchase additional depositary shares to cover over-allotments, if any, in this offering and additional shares of our common stock to cover over-allotments, if any, in the Concurrent Offering are not exercised) but not the use of proceeds as described under “Use of Proceeds” above.

The following table does not give effect to the incurrence of any indebtedness, including the issuance of debt securities and commercial paper in the Merger Debt Financings or drawing on the Bridge Facility or the Revolving Credit Facility, to finance a portion of the Merger Consideration and related fees and expenses.

This table should be read in conjunction with our consolidated financial statements and related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the 2017 Form 10-K and the 2nd Quarter 2018 Form 10-Q. Because the closing of this offering is not contingent upon the completion of the Concurrent Offering, you should not assume that the Concurrent Offering will occur.

	June 30, 2018
	Actual	As Adjusted For Series A Preferred Stock Offering	As Further Adjusted For this Offering and the Concurrent Offering
	(In millions)
Short-Term Debt:
Short-term borrowings	$—	$—	$—
Current portion of Transition and System Restoration Bonds	446	446	446
Indexed Debt, net(1)	26	26	26
Current portion of other long-term debt	50	50	50

Total Short-Term Debt	522	522	522

Long-Term Debt:
Transition and System Restoration Bonds, net	1,193	1,193	1,193
Other, net	6,567	6,567	6,567

Total Long-Term Debt, net	7,760	7,760	7,760

Total Debt	8,282	8,282	8,282

Shareholders’ Equity
Preferred stock, $0.01 par value, 20,000,000 shares authorized, none outstanding, actual; 800,000 shares of Series A Preferred Stock outstanding, as adjusted for the Series A Preferred Offering; 800,000 shares of Series A Preferred Stock outstanding and 850,000 shares of Series B Preferred Stock outstanding, as further adjusted for this offering and the Concurrent Offering	—	800	1,650
Common stock, $0.01 par value, 1,000,000,000 shares authorized, 431,547,782 shares outstanding, actual and as adjusted for the Series A Preferred Stock Offering; and 492,098,241 shares outstanding, as further adjusted for this offering and the Concurrent Offering	4	4	5
Additional paid-in capital	4,215	4,215	5,864
Retained Earnings	513	513	513
Accumulated other comprehensive loss	(62)	(62)	(62)

Total Shareholders’ Equity	4,670	5,470	7,970

Total Capitalization and Short-Term Debt	$12,952	$13,752	$16,252

(1)

As of June 30, 2018, the outstanding principal amount of 2.0% Zero-Premium Exchangeable Subordinated Notes due 2029 (“ZENS”) was approximately $828 million and the contingent principal amount was approximately $484 million. Interest is paid quarterly on the principal amount at 2% per year plus a “pass-through” of any dividend on the reference shares of AT&T Inc. and Charter Communications, Inc. common stock. At maturity or upon redemption, holders of ZENS will receive cash equal to the higher of the contingent principal amount or the value of the reference shares.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The Unaudited Pro Forma Condensed Combined Financial Statements (pro forma financial statements) have been derived from the historical consolidated financial statements of CenterPoint Energy, Inc. (CenterPoint Energy) and Vectren Corporation (Vectren). The following pro forma financial statements should be read in conjunction with:

•	the accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements;

•

the consolidated financial statements of CenterPoint Energy as of and for the year ended December 31, 2017, included in CenterPoint Energy’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the Securities and Exchange Commission (SEC) on February 22, 2018;

•

the unaudited consolidated financial statements of CenterPoint Energy as of and for the six months ended June 30, 2018, included in CenterPoint Energy’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2018, filed with the SEC on August 3, 2018;

•

the consolidated financial statements of Vectren as of and for the year ended December 31, 2017, attached as Exhibit 99.1 to CenterPoint Energy’s Current Report on Form 8-K filed with the SEC on August 14, 2018; and

•

the unaudited consolidated financial statements of Vectren as of and for the six months ended June 30, 2018, attached as Exhibit 99.2 to CenterPoint Energy’s Current Report on Form 8-K filed with the SEC on August 14, 2018.

On April 21, 2018, CenterPoint Energy entered into an Agreement and Plan of Merger (Merger Agreement), by and among CenterPoint Energy, Vectren and Pacer Merger Sub, Inc., an Indiana corporation and wholly-owned subsidiary of CenterPoint Energy (Merger Sub). Pursuant to the Merger Agreement, on and subject to the terms and conditions set forth therein, Merger Sub will merge with and into Vectren (Vectren Merger), with Vectren continuing as the surviving corporation in the Vectren Merger and becoming a wholly-owned subsidiary of CenterPoint Energy.

The Unaudited Pro Forma Condensed Combined Statements of Income (pro forma statements of income) for the six months ended June 30, 2018, and the year ended December 31, 2017, give effect to the Vectren Merger as if it were completed on January 1, 2017. The Unaudited Pro Forma Condensed Combined Balance Sheet (pro forma balance sheet) as of June 30, 2018, gives effect to the Vectren Merger as if it were completed on June 30, 2018.

The historical financial information has been adjusted in the pro forma financial statements to give effect to pro forma events that are (i) directly attributable to the Vectren Merger, (ii) factually supportable and (iii) with respect to the statements of income, expected to have a continuing impact on the combined results following the Vectren Merger.

The Vectren Merger will be accounted for as an acquisition of Vectren common shares by CenterPoint Energy and will follow the acquisition method of accounting for business combinations. The pro forma financial statements reflect an aggregate purchase price of approximately $6.0 billion in cash, based upon the “Merger Consideration” (as defined in the Merger Agreement) of $72.00 per share for each share of common stock of Vectren issued and outstanding immediately prior to close of the Vectren Merger.

CenterPoint Energy has obtained committed financing in the form of a $5.0 billion senior unsecured bridge term loan facility (Bridge Facility) from Goldman Sachs Bank USA, Morgan Stanley Senior Funding, Inc. and a syndicate of lenders. Any borrowings under the Bridge Facility would be classified as short-term debt in current liabilities. As a result of the issuance of 800,000 shares of CenterPoint Energy’s Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Stock (Series A Preferred Stock) with gross proceeds of $800 million on August 22, 2018, the commitments under the Bridge Facility were reduced to approximately $4.2 billion.

For purposes of the pro forma financial statements, CenterPoint Energy has assumed the receipt of gross proceeds from the following transactions (one of which has been completed) to fund, after payment of issuance costs and discounts, the approximately $6.0 billion cash consideration Vectren Merger purchase price (see Note 3 for further details):

•	$800 million from the issuance of Series A Preferred Stock on August 22, 2018;

•	$750 million from the planned issuance of CenterPoint Energy Series B Mandatory Convertible Preferred Stock (Series B Preferred Stock);

•	$1.5 billion from the planned issuance of CenterPoint Energy common stock (Common Stock);

•	borrowings of approximately $1.0 billion under its existing revolving credit facility (as heretofore amended, the Revolving Credit Facility); and

•	borrowings of $1.95 billion under the Bridge Facility.

However, in lieu of drawing on the Bridge Facility and the Revolving Credit Facility, CenterPoint Energy anticipates financing the portion of the Vectren Merger reflected for those instruments above with debt securities and/or commercial paper, subject to then current market conditions, as well as with cash on hand. CenterPoint Energy’s permanent financing assumptions for debt securities and commercial paper (together, Merger Debt Financings) are detailed in the accompanying notes but are not reflected in the pro forma statements of income or pro forma balance sheet.

Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read with the pro forma financial statements. Because the pro forma financial statements have been prepared based on preliminary estimates, the total amounts recorded at the date of the Vectren Merger may differ materially from the information presented in the pro forma financial statements. These estimates are subject to change pending further review of the assets acquired and liabilities assumed in the Vectren Merger and the final purchase price of the Vectren Merger.

The pro forma financial statements have been presented for illustrative purposes only and are not necessarily indicative of the results of operations and financial position that would have been achieved had the pro forma events taken place on the dates indicated, or the future consolidated results of operations or financial position of the combined company.

CENTERPOINT ENERGY, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

June 30, 2018

	CenterPoint Energy Historical	Vectren Historical (Note 6)	Pro Forma Adjustments (Note 4)		CenterPoint Energy Pro Forma
	(In Millions)
Current Assets:
Cash and cash equivalents	$328	$10	—	(a)	$328
			(10)	(g)
Investment in marketable securities	584	—	—		584
Accounts receivable, net	958	232	—		1,190
Accrued unbilled revenues	207	148	—		355
Natural gas and fuel inventory	152	51	—		203
Materials and supplies	192	53	—		245
Non-trading derivative assets	74	—	—		74
Taxes receivable	39	—	—		39
Prepaid expenses and other current assets	167	53	—		220

Total current assets	2,701	547	(10)		3,238

Property, Plant and Equipment, net	13,397	4,923	—		18,320

Other Assets:
Goodwill	867	293	4,156	(b)	5,316
Regulatory assets	2,067	441	(107)	(d)	2,401
Non-trading derivative assets	46	—	—		46
Investment in unconsolidated affiliate	2,451	2	—		2,453
Preferred units—unconsolidated affiliate	363	—	—		363
Intangible assets	69	30	170	(c)	269
Other	147	60	(18)	(h)	233
			(2)	(i)
			46	(g)

Total other assets	6,010	826	4,245		11,081

Total Assets	$22,108	6,296	4,235		32,639

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

CENTERPOINT ENERGY, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET—(continued)

June 30, 2018

	CenterPoint Energy Historical	Vectren Historical (Note 6)	Pro Forma Adjustments (Note 4)		CenterPoint Energy Pro Forma
	(In Millions)
Current Liabilities:
Short-term borrowings	$—	$248	1,923	(h)	$2,207
			36	(g)
Current portion of VIE Securitization Bonds long-term debt	446	—	—		446
Indexed debt, net	26	—	—		26
Current portion of other long-term debt	50	60	—		110
Indexed debt securities derivative	641	—	—		641
Accounts payable	706	225	43	(e)	1,015
			41	(f)
Taxes accrued	103	45	—		148
Interest accrued	118	19	—		137
Non-trading derivative liabilities	26	—	—		26
Due to ZENS note holders	382	—	—		382
Other	344	167	—		511

Total current liabilities	2,842	764	2,043		5,649

Other Liabilities:
Deferred income taxes, net	3,168	501	15	(j)	3,684
Non-trading derivative liabilities	12	—	—		12
Benefit obligations	723	151	—		874
Regulatory liabilities	2,521	943	—		3,464
Other	412	146	—		558

Total other liabilities	6,836	1,741	15		8,592

Long-term Debt:
VIE Securitization Bonds, net	1,193	—	—		1,193
Other long-term debt, net	6,567	1,929	1,062	(i)	9,558

Total long-term debt, net	7,760	1,929	1,062		10,751

Shareholders’ Equity:
Cumulative preferred stock	—	—	—		—
Series A Preferred Stock	—	—	790	(k)	790
Series B Preferred Stock	—	—	729	(l)	729
Common stock	4	739	(739)	(n)	5
			1	(m)
Additional paid-in-capital	4,215	—	1,457	(m)	5,672
Retained earnings	513	1,124	(1,040)	(n)	513
			(43)	(e)
			(41)	(f)
Accumulated other comprehensive loss	(62)	(1)	1	(n)	(62)

Total shareholders’ equity	4,670	1,862	1,115		7,647

Total Liabilities and Shareholders’ Equity	$22,108	$6,296	$4,235		$32,639

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

CENTERPOINT ENERGY, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

For the Six Months Ended June 30, 2018

	CenterPoint Energy Historical	Vectren Historical (Note 6)	Pro Forma Adjustments (Note 5)		CenterPoint Energy Pro Forma
	(In Millions, Except Per Common Share Amounts)
Revenues:
Utility revenues	$3,235	$756	$—		$3,991
Non-utility revenues	2,106	547	—		2,653

Total	5,341	1,303	—		6,644

Expenses:
Utility natural gas, fuel and purchased power	825	277	—		1,102
Non-utility cost of revenues, including natural gas	2,063	178	—		2,241
Operation and maintenance	1,147	528	(36)	(e)	1,639
Depreciation and amortization	656	144	10	(b)	810
Taxes other than income taxes	212	36	—		248

Total	4,903	1,163	(26)		6,040

Operating Income	438	140	26		604

Other Income (Expense):
Gain on marketable securities	23	—	—		23
Loss on indexed debt securities	(272)	—	—		(272)
Interest and other finance charges	(169)	(32)	(78)	(a)	(279)
Interest on Securitization Bonds	(30)	—	—		(30)
Equity in earnings of unconsolidated affiliate, net	127	(18)	—		109
Other, net	7	4	—		11

Total	(314)	(46)	(78)		(438)

Income Before Income Taxes	124	94	(52)		166
Income tax expense (benefit)	34	8	(12)	(f)	30

Net Income	90	86	(40)		136
Series A Preferred Stock dividend	—	—	25	(c)	25
Series B Preferred Stock dividend	—	—	26	(d)	26

Earnings available to common shareholders	$90	$86	$(91)		$85

Basic Earnings Per Common Share	$0.21				$0.18

Diluted Earnings Per Common Share	$0.21				$0.18

Weighted Average Common Shares Outstanding, Basic	431		54	(g)	485

Weighted Average Common Shares Outstanding, Diluted	434		54	(g)	488

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

CENTERPOINT ENERGY, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the Year Ended December 31, 2017

	CenterPoint Energy Historical	Vectren Historical (Note 6)	Pro Forma Adjustments (Note 5)		CenterPoint Energy Pro Forma
	(In Millions, Except Per Common Share Amounts)
Revenues:
Utility revenues	$5,603	$1,382	$—		$6,985
Non-utility revenues	4,011	1,275	—		5,286

Total	9,614	2,657	—		12,271

Expenses:
Utility natural gas, fuel and purchased power	1,109	444	—		1,553
Non-utility cost of revenues, including natural gas	3,785	444	—		4,229
Operation and maintenance	2,221	1,116	—		3,337
Depreciation and amortization	1,036	276	17	(b)	1,329
Taxes other than income taxes	391	59	—		450

Total	8,542	2,339	17		10,898

Operating Income	1,072	318	(17)		1,373

Other Income (Expense):
Gain on marketable securities	7	—	—		7
Loss on indexed debt securities	49	—	—		49
Interest and other finance charges	(313)	(62)	(168)	(a)	(543)
Interest on Securitization Bonds	(77)	—	—		(77)
Equity in earnings of unconsolidated affiliate, net	265	(1)	—		264
Other, net	60	7	—		67

Total	(9)	(56)	(168)		(233)

Income Before Income Taxes	1,063	262	(185)		1,140
Income tax expense (benefit)	(729)	46	(70)	(f)	(753)

Net Income	1,792	216	(115)		1,893
Series A Preferred Stock dividend	—	—	49	(c)	49
Series B Preferred Stock dividend	—	—	53	(d)	53

Earnings available to common shareholders	$1,792	$216	$(217)		$1,791

Basic Earnings Per Common Share	$4.16				$3.69

Diluted Earnings Per Common Share	$4.13				$3.58

Weighted Average Common Shares Outstanding, Basic	431		54	(g)	485

Weighted Average Common Shares Outstanding, Diluted	434		81	(g)	515

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

CENTERPOINT ENERGY, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(1)	Basis of presentation

The pro forma statements of income for the six months ended June 30, 2018, and the year ended December 31, 2017, give effect to the Vectren Merger as if it were completed on January 1, 2017. The pro forma balance sheet as of June 30, 2018, gives effect to the Vectren Merger as if it were completed on June 30, 2018.

The pro forma financial statements have been derived from the historical consolidated financial statements of CenterPoint Energy and Vectren. Certain financial statement line items included in Vectren’s historical presentation have been reclassified to conform to corresponding financial statement line items included in CenterPoint Energy’s historical presentation (see Note 6). These reclassifications have no material impact on the historical operating income, net income, total assets, total liabilities or shareholders’ equity reported by CenterPoint Energy or Vectren. The historical consolidated financial statements have been adjusted in the pro forma financial statements to give effect to pro forma events that are (i) directly attributable to the Vectren Merger, (ii) factually supportable and (iii) with respect to the pro forma statements of income, expected to have a continuing impact on the combined results following the Vectren Merger.

Assumptions and estimates underlying the pro forma adjustments are described in these notes, which should be read in conjunction with the pro forma financial statements. Since the pro forma financial statements have been prepared based upon preliminary estimates, the final amounts recorded at the date of the Vectren Merger may differ materially from the information presented. These estimates are subject to change pending further review.

The Vectren Merger is reflected in the pro forma financial statements as an acquisition of Vectren by CenterPoint Energy, based on the guidance provided by accounting standards for business combinations. Under these accounting standards, the total estimated purchase price is allocated as described in Note 2 to the pro forma financial statements, and the assets acquired and the liabilities assumed have been measured at estimated fair value.

Vectren’s regulated operations are comprised of electric generation and electric and natural gas energy delivery services. These operations are subject to the rate-setting authority of the Federal Energy Regulatory Commission, the Indiana Utility Regulatory Commission and the Public Utilities Commission of Ohio, and are accounted for pursuant to U.S. generally accepted accounting principles, including the accounting guidance for regulated operations. The rate-setting and cost-recovery provisions currently in place for Vectren’s regulated operations provide revenues derived from costs including a return on investment of assets and liabilities included in rate base. Thus, the fair values of Vectren’s tangible and intangible assets and liabilities subject to these rate-setting provisions approximate their carrying values, and the pro forma financial statements do not reflect any net adjustments related to these amounts. Therefore, the excess purchase price over carrying value of net assets attributable to regulated operations is estimated to be comprised entirely of goodwill. The carrying values of Vectren’s non-regulated property, plant and equipment, which consists primarily of vehicles and equipment, and long-term debt, including the elimination of debt issuance costs, as of June 30, 2018, were reviewed and determined to approximate fair value; therefore, no fair value adjustment was reflected in the pro forma financial statements related to these balances.

The accounting policies used in the preparation of the pro forma financial statements are those described in CenterPoint Energy’s audited consolidated financial statements as of and for the year ended December 31, 2017. CenterPoint Energy performed a preliminary review of Vectren’s accounting policies to determine whether any adjustments were necessary to ensure comparability in the pro forma financial statements. At this time, CenterPoint Energy is not aware of any differences that would have a material effect on the pro forma financial statements, including any differences in the timing of adoption of new accounting standards, except for certain amounts that have been reclassified to conform to CenterPoint Energy’s financial statement presentation (see Note 6). Upon completion of the Vectren Merger, or as more information becomes available, CenterPoint Energy will perform a more detailed review of Vectren’s accounting policies. As a result of that review, differences may be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the pro forma financial statements. The 2017 historical statements of income for CenterPoint Energy and Vectren do not reflect new accounting standards retrospectively adopted on January 1, 2018.

CenterPoint Energy reviewed the historical financial information for intercompany transactions and found no eliminations were necessary. Transaction costs recorded in the historical income statement have been excluded from the pro forma statements of income as they reflect nonrecurring charges directly related to the Vectren Merger. However, the transaction costs not recorded in the historical balance sheet are reflected in the pro forma balance sheet as an increase in other current liabilities and a decrease in retained earnings.

The pro forma financial statements do not reflect the realization of any expected cost savings or other synergies from the Vectren Merger as a result of restructuring activities following the completion of the Vectren Merger. Certain of Vectren employment agreements contain severance or other termination arrangements; however, the pro forma financial statements do not reflect any such payments under these arrangements as employment decisions have not been finalized.

(2)	Estimated Purchase Price Consideration and Preliminary Purchase Price Allocation

The estimated purchase price consideration of approximately $6.0 billion is based on the cash price of $72.00 per outstanding share of common stock of Vectren. The value of the purchase price consideration could change based on the actual number of shares of common stock of Vectren issued and outstanding immediately prior to the Vectren Merger.

Vectren common shares outstanding as of June 30, 2018	83,080,695
Cash consideration per Vectren common share	$72.00

Total estimated cash consideration to be paid (in millions)	$5,982

CenterPoint Energy has performed a preliminary valuation analysis of the fair market value of Vectren’s assets and liabilities. The following table summarizes the allocation of the preliminary purchase price as of the acquisition date (in millions):

Current assets	$537
Property, plant and equipment, net	4,923
Identifiable intangibles	200
Regulatory assets	334
Other assets	108

Total assets acquired	6,102

Current liabilities	884
Other liabilities	1,756
Long-term debt	1,929

Total liabilities assumed	4,569

Net assets acquired	1,533
Goodwill	4,449

Total purchase price consideration	$5,982

This preliminary purchase price allocation has been used to prepare pro forma adjustments in the pro forma balance sheet and pro forma statements of income. CenterPoint Energy has not completed a final valuation analysis necessary to determine the fair market values of all of Vectren’s assets and liabilities or the allocation of its purchase price. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments and, as such, no assurances can be provided regarding the preliminary purchase accounting. The final allocation may include (1) changes in fair values of property, plant and equipment, (2) changes in allocations to intangible assets and goodwill, and (3) other changes to assets and liabilities.

(3)	Financing Transactions

CenterPoint Energy sometimes refers to the planned issuance of its Common Stock and Series B Preferred Stock, together with its completed issuance of the Series A Preferred Stock, as its Merger Equity Financings. CenterPoint Energy sometimes refers to the planned issuance of debt securities and commercial paper as its Merger Debt Financings. The actual size and terms of, and amounts of proceeds CenterPoint Energy receives from, its respective Merger Equity Financings and Merger Debt Financings (collectively, Merger Financings) will depend on, among other things, market conditions at the time of each Merger Financing and such other factors as CenterPoint Energy deems relevant and may differ, perhaps substantially, from the size, terms and amounts CenterPoint Energy has assumed in this Note 3 to the pro forma financial statements.

For purposes of the pro forma financial statements, CenterPoint Energy has assumed the receipt of gross proceeds from the following transactions (one of which has been completed) to fund, after payment of issuance costs and discounts, the approximately $6.0 billion cash consideration Vectren Merger purchase price further described below:

•	$800 million from the issuance of Series A Preferred Stock on August 22, 2018;

•	$750 million from the planned issuance of Series B Preferred Stock;

•	$1.5 billion from the planned issuance of Common Stock;

•	borrowings of approximately $1.0 billion under the Revolving Credit Facility; and

•	borrowings of $1.95 billion under the Bridge Facility.

However, in lieu of drawing on the Bridge Facility and the Revolving Credit Facility, CenterPoint Energy anticipates financing the portion of the Vectren Merger reflected for those instruments above with its Merger Debt Financings, subject to then current market conditions, as well as with cash on hand. CenterPoint Energy’s permanent financing assumptions for its Merger Debt Financings are detailed below but are not reflected in the pro forma statements of income or pro forma balance sheet.

CenterPoint Energy obtained commitments by lenders for a $5.0 billion, 364-day Bridge Facility to provide flexibility for the timing of the acquisition financing and fund, in part, amounts payable by CenterPoint Energy in connection with the Vectren Merger. As a result of the issuance of 800,000 shares of CenterPoint Energy’s Series A Preferred Stock with gross proceeds of $800 million on August 22, 2018, the commitments under the Bridge Facility were reduced to approximately $4.2 billion. For purposes of the pro forma financial statements, CenterPoint Energy’s assumed borrowings under the Bridge Facility were reduced to $1.95 billion due to its Merger Equity Financings. For purposes of the pro forma financial statements, CenterPoint Energy has assumed a weighted-average interest rate of 5.4%, which includes duration and drawn fees on the $1.95 billion Bridge Facility borrowings. Drawn fees are estimated based on current 1-month LIBOR of 2.17% as of September 19, 2018, plus applicable margin under the Bridge Facility agreements. The Bridge Facility bears interest at an annual rate equal to LIBOR plus a margin ranging from 1.0% to 2.0%, depending on CenterPoint Energy’s credit rating, subject to an increase of 0.25% for each 90 days that elapse after the closing of the Vectren Merger. Assuming CenterPoint Energy’s current credit ratings, the applicable margin increases 0.25% each 90 days after the closing of the Vectren Merger, from 1.25% to a maximum of 2.00%. Upon execution of the Bridge Facility, CenterPoint Energy deferred debt issuance costs of $25 million in other assets, of which $7 million was amortized as debt issuance expense in the historical financial statements as of and for the six months ended June 30, 2018.

On August 22, 2018, CenterPoint Energy completed the issuance of 800,000 shares of its Series A Preferred Stock for $790 million, net of $10 million of issuance costs and discounts, with an aggregate liquidation value of $800 million. The Series A Preferred Stock accrue dividends in cash, calculated as a percentage of the aggregate liquidation value, at a fixed annual rate of 6.125% per annum to, but excluding, September 1, 2023, and at an annual rate of 3-month LIBOR plus a spread of 3.270% thereafter.

For purposes of the pro forma financial statements, CenterPoint Energy has presented its planned issuance of 750,000 shares of its Series B Preferred Stock for $729 million, net of $21 million of issuance costs and discounts, with an aggregate liquidation value of $750 million and a per share liquidation value of $1,000. Each share of Series B Preferred Stock will be represented by 20 depositary shares offered and sold to the public. At the mandatory conversion date, each outstanding share of Series B Preferred Stock will be converted into a variable number of shares of Common Stock, depending on the preceding 20-day volume-weighted-average-price of Common Stock and subject to possible adjustment pursuant to the terms of the Series B Preferred Stock. CenterPoint Energy may pay dividends on the Series B Preferred Stock in cash or shares of Common Stock, calculated as a percentage of the aggregate liquidation value, at an assumed rate of 7.00% per annum. This assumed dividend rate is based on current market conditions. The actual terms, including but not limited to, dividend rate, shares issued (including as a result of any exercise of the underwriters’ option) and conversion rate, on the Series B Preferred Stock at the time of issuance may differ, perhaps substantially, from the assumptions CenterPoint Energy has applied in these pro forma financial statements.

Additionally, for purposes of the pro forma financial statements, CenterPoint Energy has presented its planned issuance of 54 million shares of its Common Stock for $1.458 billion, net of $42 million of issuance costs and discounts, with an aggregate value of $1.5 billion, and that those shares will be issued at an assumed public offering price of $27.91 per share. This assumed issuance price is based on the closing price of Common Stock as traded on the New York Stock Exchange on September 19, 2018. The actual terms, including but not limited to, issuance price or shares issued (including as a result of any exercise of the underwriters’ option), of the Common Stock at the time it is issued may differ, perhaps substantially, from the assumptions CenterPoint Energy has applied in these pro forma financial statements.

In May 2018, CenterPoint Energy entered into an amendment to its Revolving Credit Facility that will increase the aggregate commitments from $1.7 billion to $3.3 billion effective the earlier of (i) the termination of all commitments by certain lenders to provide the Bridge Facility and (ii) the payment in full of all obligations (other than contingent obligations) under the Bridge Facility and termination of all commitments to advance additional credit thereunder, and in each case, so long as the Merger Agreement has not been terminated pursuant to the terms thereof without consummation of the Vectren Merger. For purposes of the pro forma financial statements, CenterPoint Energy has assumed the balance of the purchase price consideration will be met by borrowings of approximately $1.064 billion under the Revolving Credit Facility at a weighted-average interest rate of 3.7%. Interest expense reflected in the pro forma financial statements includes arranger and commitments fees, as well as estimated interest on drawn amounts based on current 1-month LIBOR of 2.17% as of September 19, 2018, plus applicable rate under the Revolving Credit Facility, assuming current CenterPoint Energy Inc. issuer credit ratings.

In lieu of borrowings under the Bridge Facility and the Revolving Credit Facility, CenterPoint Energy intends to consummate its Merger Debt Financings aggregating approximately $2.95 billion, net of issuance costs of $20 million, with an assumed weighted-average interest rate (including the index rate plus a credit spread) of 4.00% per annum. This assumed rate is based on borrowing costs for debt securities and commercial paper under current market conditions, presently expected to range from approximately 2.30% for commercial paper to up to 4.65% for senior notes. The actual interest rate and original issue discount on the Merger Debt Financings will be based on market conditions at the time the commercial paper and senior notes are issued and may differ, perhaps substantially, from the rate and discount assumed for purposes of the pro forma financial statements. Furthermore, any cash on hand may be used to reduce the Merger Debt Financings incurred to finance the Vectren Merger.

Because the Merger Debt Financings are contemplated to take place in the future, the pro forma financial statements were prepared in accordance with the accounting rules assuming that the purchase price in excess of the Merger Equity Financings will be financed from drawings under the Bridge Facility and under the Revolving Credit Facility. However, CenterPoint Energy currently does not intend to draw on the Bridge Facility or its Revolving Credit Facility but rather intends to fund the portion of the Vectren Merger purchase price reflected for those instruments with proceeds received through the Merger Debt Financings and cash on hand, although there is no guarantee that CenterPoint Energy will be able to consummate the Merger Debt Financings as planned or at all.

(4)	Adjustments to Pro Forma Balance Sheet

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable. The following adjustments have been reflected in the pro forma balance sheet:

(a)

Cash and cash equivalents. Reflects pro forma adjustment to cash and cash equivalents related to the debt and equity financing planned by CenterPoint Energy and cash on hand to be used to fund the estimated Vectren Merger purchase price consideration.

	(in millions)	Reference Note
Proceeds from the issuance of Series A Preferred Stock, net	$790	Note 4(k)
Proceeds from the issuance of Series B Preferred Stock, net	729	Note 4(l)
Proceeds from the issuance of Common Stock, net	1,458	Note 4(m)
Borrowings under the Bridge Facility, net	1,941	Note 4(h)
Borrowings under the Revolving Credit Facility	1,064	Note 4(i)
Estimated Vectren Merger purchase price consideration	(5,982)	Note 2

Net adjustment to cash and cash equivalents	$—

(b)

Goodwill. Reflects the elimination of Vectren’s historical goodwill and the preliminary estimated goodwill resulting from the purchase price consideration in excess of the fair value of the net assets acquired in connection with the Vectren Merger.

(in millions)
Elimination of Vectren’s existing goodwill	$(293)
Preliminary estimated goodwill resulting from Vectren Merger	4,449

Net adjustment to goodwill	$4,156

(c)	Intangible assets. Reflects the preliminary purchase accounting adjustment for estimated intangible assets based on the acquisition method of accounting.

	Estimated Useful Lives
	(in years)	(in millions)
Elimination of Vectren’s existing intangible assets		$(30)
Preliminary operation and maintenance agreements	8-12	49
Preliminary backlog	1-2	78
Preliminary customer relationships	3-5	73

Net adjustment to intangible assets(1)		$170

(1)

Reflects the adjustment to increase the basis in intangible assets to estimated fair value. The estimated fair value is expected to be amortized over the estimated useful lives. The fair value and useful life calculations are preliminary and subject to change.

(d)	Regulatory assets. Reflects the preliminary purchase accounting adjustment for regulatory assets not earning a return based on the acquisition method of accounting.

	Estimated Useful Lives
	(in years)	(in millions)
Elimination of Vectren’s regulatory assets not earning a return(1)		$(287)
Preliminary valuation of Vectren’s regulatory assets not earning a return	3-34	180

Net adjustment to regulatory assets(2)		$(107)

(1)	Vectren’s historical balance sheet as of June 30, 2018, reflects regulatory assets of $441 million, of which $287 million are not earning a return.

(2)	The valuation and useful life calculations are preliminary and subject to change.

(e)

Transaction costs. Reflects the accrual of estimated Vectren Merger transaction costs of $43 million consisting of fees related to advisory services to be paid by Vectren upon closing of the Vectren Merger, all of which are directly attributable to the Vectren Merger and not recorded in the historical balance sheet. These costs have not been reflected on the pro forma statements of income as they will not have an ongoing impact on the results of the combined company.

(f)

Stock-based compensation. Reflects the vesting and cash out of $41 million in the unvested stock units and performance units of Vectren (at target), inclusive of unpaid dividends, held by Vectren’s employees and non-employee directors upon closing of the Vectren Merger, approximating 568,371 units, inclusive of units for unpaid dividends, at $72.00 per unit. Pursuant to the Merger Agreement, the performance units will vest at the greater of target or actual results; accordingly, the value of these payments could be greater than the amount reflected in the adjustment. These costs have not been reflected on the pro forma statements of income as they will not have an ongoing impact on the results of the combined company.

(g)

Deferred compensation. Reflects the funding of the trusts underlying Vectren’s two unfunded nonqualified deferred compensation plans and one unfunded supplemental executive retirement plan totaling $46 million that will be contributed by Vectren immediately prior to closing of the Vectren Merger. Trust funding requirements in excess of cash on hand immediately prior to closing of the Vectren Merger will be financed with Vectren’s short-term borrowings. Certain benefit payments under the plans will be payable from the trust within 60 days upon closing of the Vectren Merger.

(h)	Short-term debt. Reflects borrowings under the Bridge Facility to finance a portion of the Vectren Merger purchase price.

(in millions)
Proceeds from borrowings under the Bridge Facility	$1,950
Debt issuance costs	(9)

Net proceeds from borrowings under the Bridge Facility	1,941
Reclassify debt issuance costs recorded in historical balance sheet(1)	(18)

Net adjustment to short-term debt	$1,923

(1)	Recorded in Other assets in CenterPoint Energy’s historical balance sheet as there were no outstanding borrowings under the Bridge Facility as of June 30, 2018.

(i)	Long-term debt. Reflects borrowings under the Revolving Credit Facility to finance a portion of the Vectren Merger purchase price.

(in millions)
Proceeds from borrowings under the Revolving Credit Facility	$1,064
Reclassify debt issuance costs recorded in historical balance sheet(1)	(2)

Net adjustment to long-term debt	$1,062

(1)	Recorded in Other assets in CenterPoint Energy’s historical balance sheet as there were no outstanding borrowings under the Revolving Credit Facility as of June 30, 2018.

(j)

Deferred income taxes. Reflects additional estimated deferred income taxes attributable to the fair value adjustments of the acquired assets and liabilities, excluding goodwill. Adjustment is based on the combined company’s estimated post-Vectren Merger composite statutory tax rate of 24% as of June 30, 2018. The assumed statutory tax rate does not take into account any possible future tax events that may impact the combined company.

(in millions)
Elimination of Vectren’s deferred tax liability	$(501)
Deferred tax liability—fair value	516

Net adjustment to deferred tax liability	$15

(k)	Series A Preferred Stock. Reflects the issuance of Series A Preferred Stock on August 22, 2018 to finance a portion of the Vectren Merger purchase price.

(in millions)
Proceeds from issuance of Series A Preferred Stock	$800
Series A Preferred Stock issuance costs and discounts	(10)

Net adjustment to Series A Preferred Stock	$790

(l)	Series B Preferred Stock. Reflects the planned issuance of Series B Preferred Stock to finance a portion of the Vectren Merger purchase price.

(in millions)
Proceeds from issuance of Series B Preferred Stock	$750
Series B Preferred Stock issuance costs and discounts	(21)

Net adjustment to Series B Preferred Stock	$729

In addition, if the underwriters exercise in full their option to purchase an additional 2.25 million depositary shares representing Series B Preferred Stock, it would result in an additional $113 million of proceeds, subject to issuance costs and discounts. However, no such exercise is reflected in these pro forma financial statements.

(m)	Common Stock. Reflects the planned issuance of Common Stock to finance a portion of the Vectren Merger purchase price.

(in millions)
Proceeds from issuance of Common Stock	$1,500
Common Stock issuance costs and discounts	(42)

Net adjustment to common stock and additional paid-in-capital(1)	$1,458

(1)

The adjustment to record the issuance of Common Stock reflects approximately 54 million shares of Common Stock at par value of $0.01 per share or $1 million to Common stock and $1,457 million to Additional paid-in-capital on the pro forma balance sheet.

In addition, if the underwriters exercise in full their option to purchase an additional 8.1 million shares of Common Stock, it would result in an additional $225 million of proceeds, subject to issuance costs and discounts. However, no such exercise is reflected in these pro forma financial statements.

(n)	Equity. Reflects the elimination of Vectren’s historical equity balances, inclusive of pro forma adjustments to retained earnings recorded by Vectren prior to the close of the Vectren Merger.

(in millions)
Elimination of Vectren’s historical common stock	$(739)

Elimination of Vectren’s historical retained earnings	(1,124)
Elimination of impact to retained earnings of pro forma adjustment Note 4(e)	43
Elimination of impact to retained earnings of pro forma adjustment Note 4(f)	41

Net adjustment to retained earnings	(1,040)

Elimination of Vectren’s historical accumulated comprehensive loss	1

Net adjustment to shareholders’ equity	$(1,778)

(5)	Adjustments to Pro Forma Statements of Income and Earnings Per Share

(a)	Interest and other finance charges. Reflects additional interest expense and amortization of debt issuance costs related to the planned financing transactions described in Note 3 above.

	Six months ended June 30, 2018	Year ended December 31, 2017
	(in millions)
Estimated interest expense related to the Bridge Facility(1)	$(53)	$(105)
Amortization of Bridge Facility debt issuance costs(2)	(11)	(23)
Elimination of CenterPoint Energy’s historical amortization of Bridge Facility fees(3)	7	—
Estimated interest expense related to the Revolving Credit Facility(4)	(20)	(39)
Amortization of Revolving Credit Facility issuance costs(2)	(1)	(1)

Net adjustments to interest and other finance charges	$(78)	$(168)

(1)

An increase or decrease of one-eighth percent to the assumed interest rate would increase or decrease interest expense by approximately $1 million for the six months ended June 30, 2018, and by approximately $2 million for the year ended December 31, 2017.

(2)	Reflects total debt issuance costs of $34 million and $2 million on the Bridge Facility and the Revolving Credit Facility, respectively, amortized on a straight-line basis over 18 months.

(3)	No Bridge Facility fees were incurred by CenterPoint Energy during the year ended December 31, 2017; therefore, no historical amortization of Bridge Facility fees needs to be eliminated.

(4)

An increase or decrease of one-eighth percent to the assumed interest rate would increase or decrease interest expense by less than $1 million for the six months ended June 30, 2018, and by approximately $1 million for the year ended December 31, 2017.

(b)

Depreciation and amortization. Reflects the amortization expense (benefit) related to the preliminary purchase accounting adjustments for estimated intangible assets and regulatory assets not earning a return, calculated on a straight-line basis over the estimated weighted average useful lives.

	Weighted Average Useful Lives	Six months ended June 30, 2018	Year ended December 31, 2017
	(in years)	(in millions)
Eliminate Vectren’s historical amortization of intangible assets		$(1)	$(3)
Operation and maintenance agreements	9	3	5
Backlog(1)	1	—	—
Customer relationships	3	12	24
Regulatory assets not earning a return	12	(4)	(9)

Net adjustment to depreciation and amortization		$10	$17

(1)

Amortization expense related to backlog amounts has not been included as the weighted average useful life has been estimated at one year and therefore will not have a continuing impact on the combined results.

(c)

Series A Preferred Stock dividends. Reflects the accumulated dividends from the issuance of the Series A Preferred Stock of $25 million and $49 million for the six months ended June 30, 2018, and the year ended December 31, 2017, respectively.

(d)

Series B Preferred Stock dividends. Reflects the accumulated dividends from the planned issuance of the Series B Preferred Stock of $26 million and $53 million for the six months ended June 30, 2018, and the year ended December 31, 2017, respectively. A change of 1% in the dividend rate of the $750 million of Series B Preferred Stock would increase or decrease the annual dividend amount by approximately $8 million.

(e)

Transaction costs. Reflects the elimination of non-recurring transaction costs of $26 million and $10 million related to the Vectren Merger incurred by CenterPoint Energy and Vectren, respectively, and included in the historical income statements for the six months ended June 30, 2018. No such amounts were incurred by CenterPoint Energy or Vectren during the twelve months ended December 31, 2017.

(f)

Income tax expense. Reflects the income tax effects of the pro forma adjustments calculated using the combined company’s estimated statutory income tax rates of 24% and 38% for the six months ended June 30, 2018, and for the year ended December 31, 2017, respectively. The assumed statutory tax rates do not take into account any possible future tax events that may impact the combined company.

(g)

Earnings per common share. The following table provides the pro forma weighted average number of basic and diluted common shares outstanding for the six months ended June 30, 2018, and the year ended December 31, 2017. Diluted shares outstanding include potential dilution of common stock equivalent shares that may occur if securities to issue common stock were exercised or converted into Common Stock. Diluted earnings per common share applies the if-converted method by adjusting for the more dilutive effect of the Series B Preferred Stock as a result of either its accumulated dividend for the period in the numerator or the assumed-converted common share equivalent in the denominator. No adjustment for the shares issuable on conversion is reflected in the computation of the pro forma diluted earnings per common share for the six months ended June 30, 2018, because the assumed conversion of those shares would be anti-dilutive.

	Six months ended June 30, 2018	Year ended December 31, 2017
	(in millions, except per share amounts)
Numerator:
Pro forma earnings available to common shareholders—basic	$85	$1,791
Add back: Series B Preferred Stock dividend(2)	—	53

Pro forma earnings available to common shareholders—diluted	$85	$1,844

Denominator:
Basic:
As reported weighted average common shares outstanding	431	431
Common Stock assumed issued(1)	54	54

Pro forma weighted average common shares outstanding	485	485

Diluted:
As reported weighted average common shares outstanding	434	434
Common Stock assumed issued(1)	54	54
Series B Preferred Stock assumed converted(2)	—	27

Pro forma weighted average common shares outstanding	488	515

Earnings per common share:
Pro forma basic earnings per common share	$0.18	$3.69
Pro forma diluted earnings per common share	$0.18	$3.58

(1)

CenterPoint Energy has assumed a public offering price of $27.91 per share of its Common Stock as described in Note 3. A $100 million increase (decrease) in the assumed gross proceeds from the issuance of Common Stock would cause the pro forma basic and diluted earnings per common share to (decrease) increase, respectively, by less than $0.01 for the six months ended June 30, 2018, and would cause the pro forma basic and diluted earnings per common share to (decrease) increase, respectively, by approximately $0.03 for the year ended December 31, 2017, assuming no change in the assumed public offering price per share.

(2)

CenterPoint Energy has assumed that the conversion of the Series B Preferred Stock would result in the issuance of 27 million shares of Common Stock and that the aggregate liquidation value of the Series B Preferred Stock issued is $750 million. Notwithstanding any other potential adjustments pursuant to the terms of the Series B Preferred Stock, if the market price of Common Stock at the mandatory conversion date of the Series B Preferred Stock is above its initial price, the conversion rate of shares of Common Stock per share of Series B Preferred Stock will be lower, but no lower than the minimum conversion rate described in the terms of the Series B Preferred Stock. Notwithstanding any other potential adjustments pursuant to the terms of the Series B Preferred Stock, if the market price of Common Stock at the mandatory conversion date of the Series B Preferred Stock is equal to or less than the initial price, the conversion of the Series B Preferred Stock would result in no more than the 27 million shares of Common Stock assumed issued. A $100 million increase (decrease) in the assumed gross proceeds from the issuance of Series B Preferred Stock would cause the pro forma basic and diluted earnings per common share to (decrease) increase, respectively, by approximately $0.01 for the six months ended June 30, 2018, and would cause the pro forma basic earnings per common share to (decrease) increase, respectively, by approximately $0.01 and diluted earnings per common share to (decrease) increase, respectively, by approximately $0.03 for the year ended December 31, 2017, assuming no change in the assumed public offering price per share.

(3)

A $2.00 per share increase (decrease) to the Common Stock public offering price of $27.91 per share would decrease (increase), respectively, the number of shares of Common Stock issued, which would cause the pro forma basic earnings per common share to (decrease) increase, respectively, by less than $0.01 and would have no impact on the pro forma diluted earnings per share, as the impact would be anti-dilutive, for the six months ended June 30, 2018, and would cause the pro forma basic earnings by common share to (decrease) increase, respectively, by approximately $0.03 and diluted earnings per common share to (decrease) increase, respectively, by approximately $0.04 for the year ended December 31, 2017. The impacts to pro forma earnings per common share reflect sensitivity of the number of basic and diluted shares outstanding to the issuance price on Common Stock and corresponding initial price on Series B Preferred Stock. No assumption was made to reflect any difference in diluted shares that may arise from changes to the Common Stock price subsequent to the issuance of the Series B Preferred Stock.

The gross proceeds (before issuance costs and discounts) CenterPoint Energy receives from the planned issuance of Common Stock and Series B Preferred Stock will likely differ, perhaps materially, from the respective amounts CenterPoint Energy has assumed for purposes of the pro forma financial statements as described in Note 3 above. To the extent that the gross proceeds CenterPoint Energy receives from the issuance of Common Stock or Series B Preferred Stock are less than or more than the amount assumed in the pro forma financial statements, the shortfall or excess will be financed by a corresponding increase or decrease in the gross proceeds from the Merger Debt Financings or cash on hand.

(6)	Reclassification Adjustments

CenterPoint Energy has completed a preliminary review of the financial statement presentation of Vectren for purposes of the unaudited pro forma condensed combined financial statements. During this review, the following financial statement reclassifications were performed in order to align the presentation of Vectren’s financial information with that of CenterPoint Energy:

	As of June 30, 2018
	Vectren Historical As Reported	Reclassification Adjustments	Vectren Historical As Adjusted	CenterPoint Energy Line Item
	(in millions)
Current Assets:				Current Assets:
Cash and cash equivalents	$10	$—	$10	Cash and cash equivalents
Accounts receivable, less reserves	232	—	232	Accounts receivable, less bad debt reserve
Accrued unbilled revenues	148	—	148	Accrued unbilled revenues
Inventories	104	(53)	51	Natural gas and fuel inventory
		53	53	Materials and supplies
Recoverable fuel & natural gas costs	10	(10)	—
Prepaid expenses & other current assets	43	10	53	Prepaid expenses and other current assets

Total current assets	547	—	547	Total current assets

Net utility plant	4,444	479	4,923	Property, Plant and Equipment, net

Other Assets:				Other Assets:
Investment in unconsolidated affiliate	2	—	2	Investment in unconsolidated affiliate
Other utility & corporate investments	45	(45)	—
Other nonutility investments	10	(10)	—
Nonutility plant—net	479	(479)	—
Goodwill	293	—	293	Goodwill
Regulatory assets	441	—	441	Regulatory assets
	—	30	30	Intangible assets
Other assets	35	25	60	Other

Total other assets	1,305	(479)	826	Total other assets

Total Assets	$6,296	$—	$6,296	Total Assets

	As of June 30, 2018
	Vectren Historical As Reported	Reclassification Adjustments	Vectren Historical As Adjusted	CenterPoint Energy Line Item
	(in millions)
Current Liabilities:				Current Liabilities:
Accounts payable	$225	$—	$225	Accounts payable
Accrued liabilities	231	(186)	45	Taxes accrued
		19	19	Interest accrued
		167	167	Other
Short-term borrowings	248	—	248	Short-term borrowings
Current maturities of long-term debt	60	—	60	Current portion of other long-term debt

Total current liabilities	764	—	764	Total current liabilities

Deferred Credits & Other Liabilities:				Other Liabilities:
Deferred income taxes	501	—	501	Deferred income taxes, net
Regulatory liabilities	943	—	943	Regulatory liabilities
Deferred credits & other liabilities	297	(151)	146	Other
		151	151	Benefit obligations

Total other liabilities	1,741	—	1,741	Total other liabilities

Long-term Debt—Net of Current Maturities	1,929	—	1,929	Other long-term debt, net
Common Shareholders’ Equity:				Shareholders’ Equity:
Common stock (no par value)	739	—	739	Common stock
Retained earnings	1,124	—	1,124	Retained earnings
Accumulated other comprehensive loss	(1)	—	(1)	Accumulated other comprehensive loss

Total shareholders’ equity	1,862	—	1,862	Total shareholders’ equity

Total Liabilities and Shareholders’ Equity	$6,296	$—	$6,296	Total Liabilities and Shareholders’ Equity

	Six Months Ended June 30, 2018
	Vectren Historical As Reported	Reclassification Adjustments	Vectren Historical As Adjusted	CenterPoint Energy Line Item
	(in millions)
Operating Revenues:				Revenues:
Gas utility	$479	$277	$756	Utility revenues
Electric utility	277	(277)	—
Non-utility	547	—	547	Non-utility revenues

Total operating revenues	1,303	—	1,303	Total

Operating Expenses:				Expenses:
Cost of gas sold	187	90	277	Utility natural gas, fuel and purchased power
Cost of fuel & purchased power	90	(90)	—
Cost of nonutility revenues	178	—	178	Non-utility cost of revenues, including natural gas
Other operating	513	15	528	Operation and maintenance
Merger-related	15	(15)	—
Depreciation & amortization	144	—	144	Depreciation and amortization
Taxes other than income taxes	36	—	36	Taxes other than income taxes

Total operating expenses	1,163	—	1,163	Total

Operating Income	140	—	140	Operating Income

Other Income:				Other Income (Expense):
Equity in (losses) of unconsolidated affiliates	(18)	—	(18)	Equity in earnings of unconsolidated affiliate, net
Other income—net	19	(15)	4	Other, net

Total other income	1	(15)	(14)

Interest Expense	47	(15)	32	Interest and other finance charges

Income Before Income Taxes	94	—	94	Income Before Income Taxes
Income taxes	8	—	8	Income tax expense

Net Income and Comprehensive Income	$86	$—	$86	Net Income

	Year Ended December 31, 2017
	Vectren Historical As Reported	Reclassification Adjustments	Vectren Historical As Adjusted	CenterPoint Energy Line Item
	(in millions)
Operating Revenues:				Revenues:
Gas utility	$813	$569	$1,382	Utility revenues
Electric utility	569	(569)	—
Non-utility	1,275	—	1,275	Non-utility revenues

Total operating revenues	2,657	—	2,657	Total

Operating Expenses:				Expenses:
Cost of gas sold	272	172	444	Utility natural gas, fuel and purchased power
Cost of fuel & purchased power	172	(172)	—
Cost of nonutility revenues	444	—	444	Non-utility cost of revenues, including natural gas
Other operating	1,116	—	1,116	Operation and maintenance
Depreciation & amortization	276	—	276	Depreciation and amortization
Taxes other than income taxes	59	—	59	Taxes other than income taxes

Total operating expenses	2,339	—	2,339	Total

Operating Income	318	—	318	Operating Income

Other Income:				Other Income (Expense):
Equity in (losses) of unconsolidated affiliates	(1)	—	(1)	Equity in earnings of unconsolidated affiliate, net
Other income—net	33	(26)	7	Other, net

Total other income	32	(26)	6

Interest Expense	88	(26)	62	Interest and other finance charges

Income Before Income Taxes	262	—	262	Income Before Income Taxes
Income taxes	46	—	46	Income tax expense

Net Income and Comprehensive Income	$216	$—	$216	Net Income

DESCRIPTION OF OUR SERIES B PREFERRED STOCK

The following description is a summary of certain terms of our 7.00% Series B Mandatory Convertible Preferred Stock, par value $0.01 per share, which we refer to in this prospectus supplement as our Series B Preferred Stock, but is not necessarily complete. The following summary supplements and, to the extent that it is inconsistent, replaces the description of our preferred stock in the accompanying prospectus.

A copy of our articles of incorporation, including the Statement of Resolution for our Series B Preferred Stock (the “Statement of Resolution”), and the form of our Series B Preferred Stock share certificate are available upon request from us at the address set forth under “Where You Can Find More Information” in this prospectus supplement. The following summary of the terms of our Series B Preferred Stock is subject to, and qualified in its entirety by reference to, the provisions of such documents.

The depositary will initially be the sole holder of our Series B Preferred Stock. However, the holders of our depositary shares will be entitled, through the depositary, to exercise the rights and preferences of the holders of our Series B Preferred Stock, subject to the terms of the deposit agreement and as described under “Description of Our Depositary Shares” below. Each depositary share represents a 1/20th interest in a share of our Series B Preferred Stock.

As used in this section, the terms “CenterPoint Energy,” “us,” “we” or “our” refer to CenterPoint Energy, Inc. and not any of its subsidiaries.

General

Under our articles of incorporation, our board of directors is authorized, without further shareholder action, to issue up to 20,000,000 shares of preferred stock, par value $0.01 per share, in one or more series, with such designations, preferences, limitations and relative rights, voting, redemption and other rights and the qualifications, limitations and restrictions as shall be set forth in the resolutions providing therefor. On August 22, 2018, we issued 800,000 shares ($800 million aggregate liquidation preference) of our Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Stock (the “Series A Preferred Stock”). We currently have no other shares of preferred stock outstanding. At the consummation of this offering, we will issue 850,000 shares of our Series B Preferred Stock in the form of 17,000,000 depositary shares. In addition, we have granted the underwriters an option to purchase up to 127,500 additional shares of our Series B Preferred Stock in the form of 2,550,000 depositary shares to cover over-allotments, if any, in accordance with the procedures set forth under “Underwriting.”

When issued, our Series B Preferred Stock and any shares of our common stock issued upon the conversion of our Series B Preferred Stock will be fully paid and nonassessable. The holders of our Series B Preferred Stock will have no preemptive or preferential rights to purchase or subscribe to stock, obligations, warrants or other securities of CenterPoint Energy of any class. Broadridge Corporate Issuer Solutions, Inc. is the transfer agent, registrar and dividend disbursing agent of our common stock and will serve as transfer agent, registrar and conversion and dividend disbursing agent for our Series B Preferred Stock.

We do not intend to list our Series B Preferred Stock on any securities exchange or any automated dealer quotation system, but we do intend to apply to list our depositary shares on The New York Stock Exchange as described under “Description of Our Depositary Shares—Listing.”

Ranking

Our Series B Preferred Stock will, with respect to dividends and distributions upon the liquidation, dissolution and winding up of our affairs, rank:

•

senior to our common stock and to each other class or series of our capital stock established after the original issue date of our Series B Preferred Stock (which we refer to as the “initial issue date”) that is expressly made subordinated to our Series B Preferred Stock as to the payment of dividends or amounts payable on a liquidation, dissolution or winding up of our affairs (the “Junior Stock”);

•

on a parity with our Series A Preferred Stock and any class or series of our capital stock established after the initial issue date that is not expressly made senior or subordinated to our Series B Preferred Stock as to the payment of dividends and amounts payable on a liquidation, dissolution or winding up of our affairs (the “Parity Stock”);

•

junior to any class or series of our capital stock established after the initial issue date that is expressly made senior to our Series B Preferred Stock as to the payment of dividends or amounts payable on a liquidation, dissolution or winding up of our affairs (the “Senior Stock”);

•

junior to all of our existing and future indebtedness (including indebtedness outstanding under our credit facilities, our senior notes and our commercial paper) and other liabilities with respect to assets available to satisfy claims against us; and

•	structurally subordinated to any existing and future indebtedness and other liabilities of our subsidiaries and capital stock of our subsidiaries held by third parties.

We may issue Parity Stock and Junior Stock from time to time in one or more series without the consent of the holders of our Series B Preferred Stock. Our ability to issue any Senior Stock is limited as described under “—Voting Rights.”

Parity Stock with respect to our Series B Preferred Stock may include series of our preferred stock that have different dividend rates, redemption or conversion features, mechanics, dividend periods (e.g., semi-annual rather than quarterly), payment dates or record dates than our Series B Preferred Stock.

As of June 30, 2018, we, on a consolidated basis, and excluding subsidiaries issuing transition and system restoration bonds, had approximately $7.5 billion aggregate principal amount of indebtedness outstanding. As of June 30, 2018, we have also entered into the Commitment Letter with a syndicate of lenders providing, subject to customary conditions, for a $5.0 billion, 364-day senior unsecured Bridge Facility to backstop a portion of our obligation to pay the Merger Consideration. We anticipate that Vectren and its subsidiaries will have approximately $2.5 billion of outstanding short-term and long-term debt as of December 31, 2018. On August 22, 2018, we issued 800,000 shares of our Series A Preferred Stock, and as of that date, $800 million aggregate liquidation preference of our Series A Preferred Stock was outstanding. The issuance of our Series A Preferred Stock reduced the commitments under the Bridge Facility to approximately $4.2 billion.

Dividends

Subject to the rights of holders of any class or series of capital stock ranking senior to our Series B Preferred Stock with respect to dividends, holders of shares of our Series B Preferred Stock will be entitled to receive, when, as and if declared by our board of directors, or an authorized committee thereof, out of our surplus (the amount by which our net assets exceed our stated capital) (the “funds available to pay dividends”), cumulative dividends at the rate per annum of 7.00% on the liquidation preference of $1,000 per share of our Series B Preferred Stock (equivalent to $70.00 per annum per share), payable in cash, by delivery of shares of our common stock or through any combination of cash and shares of our common stock, as determined by us in our sole discretion (subject to the limitations described below). See “—Method of Payment of Dividends.” Declared dividends on our Series B Preferred Stock will be payable quarterly on March 1, June 1, September 1 and December 1 of each year to, and including, September 1, 2021, commencing December 1, 2018 (each, a “dividend payment date”), at such annual rate, and dividends shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the initial issue date of our Series B Preferred Stock, whether or not in any dividend period or periods there were funds available to pay dividends. Declared dividends will be payable on the relevant dividend payment date to holders of record as they appear on our stock register at 5:00 p.m., New York City time, on the February 15, May 15, August 15 or November 15, as

the case may be, immediately preceding the relevant dividend payment date (each, a “record date”), whether or not such holders convert their shares, or such shares are automatically converted, after a record date and on or prior to the immediately succeeding dividend payment date. These record dates will apply regardless of whether a particular record date is a business day. A “business day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in The City of New York are not authorized or obligated by law, regulation or executive order to close. If a dividend payment date is not a business day, payment will be made on the next succeeding business day, without any interest, dividends or other payment in lieu of interest accruing with respect to this delay.

A full dividend period is the period from, and including, a dividend payment date to, but excluding, the next dividend payment date, except that the initial dividend period will commence on, and include, the initial issue date of our Series B Preferred Stock and will end on, and exclude, the December 1, 2018 dividend payment date. The amount of dividends payable on each share of our Series B Preferred Stock for each full dividend period (after the initial dividend period) will be computed by dividing the annual dividend rate by four. Dividends payable on our Series B Preferred Stock for the initial dividend period and any partial dividend period will be computed based upon the actual number of days elapsed during the period over a 360-day year (consisting of twelve 30-day months). Accordingly, the dividend on our Series B Preferred Stock for the first dividend period, assuming the initial issue date is October 1, 2018, will be approximately $11.6667 per share (based on the annual dividend rate of 7.00% and a liquidation preference of $1,000 per share) and will be payable, when, as and if declared, on December 1, 2018. The dividend on our Series B Preferred Stock for each subsequent full dividend period, when, as and if declared, will be $17.50 per share (based on the annual dividend rate of 7.00% and a liquidation preference of $1,000 per share). Accumulated dividends will not bear interest if they are paid subsequent to the applicable dividend payment date.

No dividend will be declared or paid upon, or any sum of cash or number of shares of our common stock set apart for the payment of dividends upon, any outstanding share of our Series B Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid upon, or a sufficient sum of cash or number of shares of our common stock have been set apart for the payment of such dividends upon, all outstanding shares of our Series B Preferred Stock.

Our ability to declare and pay cash dividends and make other distributions with respect to our capital stock, including our Series B Preferred Stock, may be limited by the terms of any future indebtedness, including under any future revolving credit facility. In addition, our ability to declare and pay dividends may be limited by applicable Texas law. See “Risk Factors—Risks Related to Our Depositary Shares and Our Series B Preferred Stock—Our ability to pay dividends on our Series B Preferred Stock may be limited.”

We will not declare or pay, or set aside for payment, full dividends on our Series B Preferred Stock or any Parity Stock for any dividend period unless full cumulative dividends have been paid or provided for on our Series B Preferred Stock and any Parity Stock through the most recently completed dividend period for each such security. To the extent dividends will not be paid in full on our Series B Preferred Stock, we will take appropriate action to ensure that all dividends declared and paid upon our Series B Preferred Stock and any Parity Stock will be reduced, declared and paid on a pro rata basis on their respective liquidation preferences.

We will not declare or pay, or set aside for payment, dividends on any Junior Stock (other than a dividend payable solely in Junior Stock) unless full cumulative dividends have been or contemporaneously are being paid on all outstanding shares of our Series B Preferred Stock and any Parity Stock through the most recently completed respective dividend periods.

In addition, unless full cumulative dividends have been or contemporaneously are being paid or provided for on all outstanding shares of our Series B Preferred Stock and any Parity Stock through the most recently completed respective dividend periods, we may not repurchase, redeem or otherwise acquire, in whole or in part, any shares of our Series B Preferred Stock or Parity Stock, except for the exchange or conversion of Parity Stock pursuant to the conversion or exchange provisions thereof for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock and the payment of cash in lieu of fractional shares. Further, we may not redeem, repurchase or otherwise acquire shares of our common stock or any other Junior Stock (other than (1) as a result of a reclassification of Junior Stock for or into other Junior Stock, (2) the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, (3) purchases, redemptions or other acquisitions of shares of Junior Stock in connection with any dividend reinvestment plan or shareholder stock purchase plan or any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants and (4) the purchase of fractional interests in shares of Junior Stock pursuant to the conversion or exchange provisions of such securities or the security being converted or exchanged) unless full cumulative dividends have been or contemporaneously are being paid or provided for on all outstanding shares of our Series B Preferred Stock and any Parity Stock through the most recently completed respective dividend periods.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by our board of directors, or an authorized committee thereof, may be declared and paid on any securities, including our common stock and other Junior Stock, from time to time out of funds available to pay dividends, and holders of our Series B Preferred Stock shall not be entitled to participate in any such dividends.

Our Series B Preferred Stock will rank junior as to payment of dividends to any class or series of our Senior Stock that we may issue in the future. If at any time we have failed to pay, on the applicable payment date, accumulated dividends on any class or series of Senior Stock, we may not pay any dividends on our outstanding Series B Preferred Stock or redeem or otherwise repurchase any shares of our Series B Preferred Stock until we have paid or set aside for payment the full amount of the unpaid dividends on the Senior Stock that must, under the terms of such securities, be paid before we may pay dividends on, or redeem or repurchase, our Series B Preferred Stock.

If our board of directors (or an authorized committee thereof) does not declare a dividend (or declares less than full dividends) payable in respect of any dividend period, such dividend (or any portion of such dividend not declared) shall accumulate and an amount equal to such accumulated dividend (or such undeclared portion thereof) shall become payable out of funds legally available therefor upon our liquidation, our dissolution or a winding up of our affairs (or earlier conversion or redemption of such shares of our Series B Preferred Stock), to the extent not paid prior to such liquidation, dissolution, winding up or earlier conversion or redemption. We will not pay interest or any sum of money instead of interest on any dividend payment that may be in arrears on our Series B Preferred Stock. Holders of our Series B Preferred Stock shall not be entitled to any dividends on the Series B Preferred Stock, whether payable in cash, property or shares of our common stock, in excess of full cumulative dividends.

Except as provided herein under “—Dividends,” dividends on our Series B Preferred Stock converted to our common stock shall cease to accumulate on the mandatory conversion date or the early conversion date (including in connection with a fundamental change), as applicable.

If we are required to withhold on distributions to a holder (see “Material U.S. Federal Income Tax Consequences”) and pay the applicable withholding taxes, we may, at our option, withhold such taxes from payments of cash or shares of our common stock payable to such holder.

Method of Payment of Dividends

Subject to the limitations described below, we may pay any declared dividend (or any portion of any declared dividend) on our Series B Preferred Stock (whether or not for a current dividend period or any prior dividend period), determined in our sole discretion:

•	by paying cash;

•	by delivering shares of our common stock (or, as described below, units of exchange property); or

•	through any combination of paying cash and delivering shares of our common stock (or, as described below, units of exchange property).

We will make each payment of a declared dividend on our Series B Preferred Stock in cash, except to the extent we elect to make all or any portion of such payment by delivering shares of our common stock. We will give the holders of our Series B Preferred Stock notice of any such election, and the portion of such payment that will be made by paying cash and the portion that will be made by delivering our common stock, on the earlier of the date we declare such dividend and the tenth scheduled trading day (as defined below) immediately preceding the dividend payment date for such dividend.

If we elect to make any payment of a declared dividend, or any portion thereof, by delivering shares of our common stock, such shares shall be valued for such purpose at the average VWAP per share (as defined below) of our common stock over the five consecutive trading day period ending on, and including, the second trading day immediately preceding the applicable dividend payment date (the “five-day average price”), multiplied by 97%.

No fractional shares of our common stock will be delivered to the holders of our Series B Preferred Stock in respect of dividends. We will instead pay a cash adjustment (computed to the nearest cent) to each holder that would otherwise be entitled to a fraction of a share of our common stock based on the five-day average price.

To the extent a shelf registration statement is required in our reasonable judgment in connection with the issuance of or for resales of shares of our common stock issued as payment of a dividend, including dividends paid in connection with a conversion, we will, to the extent such a registration statement is not currently filed and effective, use our commercially reasonable efforts to file and maintain the effectiveness of such a shelf registration statement until the earlier of such time as all such shares of our common stock have been resold thereunder and such time as all such shares are freely tradable without registration by holders thereof that are not our affiliates and were not our affiliates in the three months immediately preceding for purposes of the Securities Act. To the extent applicable, we will also use our commercially reasonable efforts to have such shares of our common stock qualified or registered under applicable U.S. state securities laws, if required, and approved for listing on The New York Stock Exchange (or if our common stock is not listed on The New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which our common stock is then listed).

Notwithstanding the foregoing, in no event will the number of shares of our common stock delivered in respect of any declared dividend exceed a number equal to the total dividend payment, divided by $9.5373, which amount represents approximately 35% of the initial price (as defined below), subject to adjustment in a manner inversely proportional to any anti-dilution adjustment to each fixed conversion rate as set forth below under “—Anti-Dilution Adjustments” (such dollar amount, as adjusted, the “floor price”). To the extent that the amount of the declared dividend as to which we have elected to deliver shares of our common stock in lieu of paying cash exceeds the product of the number of shares of our common stock delivered in connection with such declared dividend and 97% of the five-day average price, we will, if we are legally able to do so, notwithstanding any notice by us to the contrary, pay such excess amount in cash (computed to the nearest cent).

Liquidation Rights

In the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, the holders of our Series B Preferred Stock will be entitled to receive out of our assets available for distribution to shareholders, after satisfaction of liabilities to creditors, if any, and subject to the rights of holders of Senior Stock and Parity Stock in respect of distributions upon liquidation, dissolution or winding up of CenterPoint Energy, Inc., and before any distribution of assets is made to holders of Junior Stock, a liquidation preference of

$1,000 per share. Any accumulated and unpaid dividends on our Series B Preferred Stock and Parity Stock will be paid prior to any distributions in liquidation, dissolution or winding up of our affairs. If, upon any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, the amounts payable with respect to the liquidation preference or an amount equal to accumulated and unpaid dividends of our Series B Preferred Stock and all Parity Stock, as the case may be, are not paid in full, the holders of our Series B Preferred Stock and any Parity Stock will share equally and ratably in any distribution of our assets in proportion to the respective liquidation preferences or amounts equal to accumulated and unpaid dividends, as applicable, to which they are entitled.

After payment of the full amount of the liquidation preference and an amount equal to accumulated and unpaid dividends to which they are entitled, the holders of our Series B Preferred Stock will have no right or claim to any of our remaining assets.

Neither the sale of all or substantially all of our assets or business (other than in connection with our liquidation, dissolution or winding up of our affairs), nor our merger or consolidation into or with any other person, will be deemed to be our voluntary or involuntary liquidation, dissolution or winding up of our affairs.

The Statement of Resolution does not contain any provision requiring funds to be set aside to protect the liquidation preference of our Series B Preferred Stock even though it is substantially in excess of the par value thereof.

Voting Rights

Our Series B Preferred Stock will have no voting, consent or approval rights except as set forth below or as otherwise provided by Texas law.

Whenever dividends on any shares of our Series B Preferred Stock, or any other voting preferred stock (as defined below), have not been declared and paid for the equivalent of six or more dividend periods (including, for the avoidance of doubt, the dividend period beginning on, and including, the initial issue date and ending on, but excluding, December 1, 2018), whether or not for consecutive dividend periods (a “nonpayment”), the holders of such shares of our Series B Preferred Stock, voting together as a single class with holders of any and all other series of voting preferred stock then outstanding, will be entitled at our next annual or special meeting of shareholders as provided below to vote for the election of a total of two additional members of our board of directors (the “preferred stock directors”); provided that the election of any such directors will not cause us to violate the corporate governance requirements of The New York Stock Exchange (or any other exchange or automated quotation system on which our securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors; and provided further that our board of directors shall at no time include more than two preferred stock directors. In the event of a nonpayment, we will increase the number of directors on our board of directors by two, and the new directors will be elected at a special meeting of shareholders called by our board of directors at the request of the holders of at least 20% of the shares of our Series B Preferred Stock or of any other series of voting preferred stock (provided that if such request is received less than 90 calendar days before the date fixed for the next annual or special meeting of the shareholders, such election shall be held at such next annual or special meeting of shareholders), and at each subsequent annual meeting, so long as the holders of our Series B Preferred Stock continue to have such voting rights. Any request to call a special meeting for the initial election of the preferred stock directors after a nonpayment shall be made by written notice, signed by the requisite holders of our Series B Preferred Stock or holders of any other series of voting preferred stock, and delivered to us in such manner as provided for in the articles of incorporation, the Statement of Resolution, or as may otherwise be required by law.

As used in this prospectus supplement, “voting preferred stock” means any other class or series of our Parity Stock upon which like voting rights have been conferred and are exercisable. Whether a plurality, majority or other portion of our Series B Preferred Stock and any other voting preferred stock have been voted in favor of any matter shall be determined by reference to the respective liquidation preference amounts of our Series B Preferred Stock and such other voting preferred stock voted. Any shares of our Series B Preferred Stock or any other voting preferred stock, in each case, held by any of our affiliates will not be entitled to vote.

If and when all accumulated and unpaid dividends have been paid in full, or declared and a sum sufficient for such payment shall have been set aside (a “nonpayment remedy”), the holders of our Series B Preferred Stock shall immediately and, without any further action by us, be divested of the foregoing voting rights, subject to the revesting of such rights in the event of each subsequent nonpayment. If such voting rights for the holders of our Series B Preferred Stock and all other holders of voting preferred stock have terminated, the term of office of each preferred stock director so elected will terminate at such time and the number of directors on our board of directors shall automatically decrease by two.

Any preferred stock director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of our Series B Preferred Stock and any other shares of voting preferred stock then outstanding (voting together as a single class) when they have the voting rights described above. In the event that a nonpayment shall have occurred and there shall not have been a nonpayment remedy, any vacancy in the office of a preferred stock director (other than prior to the initial election after a nonpayment) may be filled by the written consent of the preferred stock director remaining in office or, if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of our Series B Preferred Stock and any other shares of voting preferred stock then outstanding (voting together as a single class) when they have the voting rights described above; provided that the filling of each vacancy will not cause us to violate the corporate governance requirements of The New York Stock Exchange (or any other exchange or automated quotation system on which our securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors. The preferred stock directors will each be entitled to one vote per director on any matter that comes before our board of directors for a vote.

Unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of our Series B Preferred Stock, voting as a single class, we may not amend our articles of incorporation or the Statement of Resolution in a way that would have an adverse effect on the existing powers, preferences, rights, qualifications, limitations and restrictions of our Series B Preferred Stock. For purposes of this voting requirement, any amendment to our articles of incorporation or to the Statement of Resolution (i) relating to the issuance or any increase in authorization of additional shares of preferred stock (subject to the voting rights regarding the issuance of Senior Stock discussed below) and (ii) in connection with a merger or another transaction in which either (x) we are the surviving entity and our Series B Preferred Stock remains outstanding or (y) our Series B Preferred Stock is exchanged for a series of preferred stock of the surviving entity, in either case, with the terms thereof unchanged in any respect materially adverse to the holders of our Series B Preferred Stock, will be deemed not to adversely affect the powers, preferences, rights, qualifications, limitations and restrictions of our Series B Preferred Stock.

In addition, unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of our Series B Preferred Stock, voting together as a single class with holders of any and all other series of voting preferred stock then outstanding, we may not create or issue any Senior Stock.

On any matter described above in which the holders of our Series B Preferred Stock are entitled to vote separately as a class, such holders will be entitled to one vote per share. Any shares of our Series B Preferred Stock held by any of our affiliates will not be entitled to vote.

With respect to shares of our Series B Preferred Stock that are held for a person’s account by another person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such shares are registered, such other person will, in exercising the voting rights in respect of such shares of Series B Preferred Stock on any matter, and unless the arrangement between such persons provides otherwise, vote such Series B Preferred Stock in favor of, and at the direction of, the person who is the beneficial owner, and we will be entitled to assume it is so acting without further inquiry.

Without the consent of the holders of our Series B Preferred Stock, we may amend, alter, supplement, or repeal any terms of our Series B Preferred Stock by amending, altering, supplementing or repealing our articles of incorporation, the Statement of Resolution or any certificate representing our Series B Preferred Stock for the following purposes:

•	to cure any ambiguity, omission, inconsistency or mistake in any such agreement or instrument;

•

to make any provision with respect to matters or questions relating to our Series B Preferred Stock that is not inconsistent with the provisions of the Statement of Resolution for our Series B Preferred Stock and that does not adversely affect the rights of any holder of our Series B Preferred Stock; or

•	to make any other change that does not adversely affect the rights of any holder of our Series B Preferred Stock (other than any holder that consents to such change).

In addition, without the consent of the holders of our Series B Preferred Stock, we may amend, alter, supplement or repeal any terms of our Series B Preferred Stock to conform the terms of our Series B Preferred Stock to the description thereof in the accompanying prospectus as supplemented and/or amended by this “Description of Our Series B Preferred Stock” section of the preliminary prospectus supplement for our Series B Preferred Stock, as further supplemented and/or amended by the related pricing term sheet.

Acquisition Termination Redemption

We expect to use the net proceeds from this offering in connection with the Vectren Merger, as described under “Summary—Recent Developments—Vectren Merger Financing” and “Use of Proceeds.” Within ten business days following the earlier of (i) the date on which an acquisition termination event (as defined below) occurs and (ii) 5:00 p.m., New York City time, on April 21, 2019 if the Vectren Merger has not closed at or prior to such time on such date, we will be entitled, but not required, in our sole discretion, to mail or deliver a notice of an acquisition termination redemption to the holders of our Series B Preferred Stock (provided that, if the shares of our Series B Preferred Stock are held in book-entry form through The Depository Trust Company (“DTC”), we may give such notice in any manner permitted by DTC). If we provide notice of an acquisition termination redemption to the holders of our Series B Preferred Stock as set forth above, then, on the acquisition termination redemption date (as defined below), we will be required to redeem our Series B Preferred Stock, in whole but not in part, at a redemption amount per share of our Series B Preferred Stock equal to the acquisition termination redemption amount (as defined below).

“Acquisition termination event” means either (i) the Merger Agreement is terminated or (ii) we determine in our reasonable judgment that the Vectren Merger will not occur.

“Acquisition termination redemption amount” means, for each share of our Series B Preferred Stock, either (i) if the acquisition termination share price (as defined below) is less than or equal to the initial price, an amount in cash equal to $1,000, plus accumulated and unpaid dividends thereon (whether or not declared) to, but excluding, the acquisition termination redemption date (provided that if the acquisition termination redemption date is after a record date for the payment of a declared dividend and prior to the related dividend payment date, the acquisition termination redemption amount will not include such declared dividend and we will instead pay such declared dividend on such dividend payment date to holders of record as of such record date as described under “—Dividends” above); or (ii) if the acquisition termination share price is greater than the initial price, the reference amount (as defined below) of cash, shares of our common stock, or cash and shares of our common stock, determined as described below.

“Acquisition termination share price” means the average VWAP per share of our common stock over the ten consecutive trading day period ending on, and including, the trading day immediately preceding the date on which we provide notice of an acquisition termination redemption.

“Reference amount” means the sum of the following amounts:

(1)	a number of shares of our common stock equal to the acquisition termination conversion rate (as defined below), plus

(2)	cash in an amount equal to the acquisition termination dividend amount (as defined below);

provided that we may pay cash in lieu of all or any portion of the shares of our common stock set forth in clause (1) above, and we may deliver shares of our common stock in lieu of all or any portion of the cash amount set forth in clause (2) above, in each case, as described below.

“Acquisition termination conversion rate” means a rate per share of our Series B Preferred Stock equal to the fundamental change conversion rate (as defined below) assuming for such purpose that the “effective date” is the date on which we provide notice of an acquisition termination redemption and that the “stock price” is the acquisition termination share price.

“Acquisition termination dividend amount” means an amount of cash equal to the sum of (i) the fundamental change dividend make-whole amount (as defined below) and (ii) the accumulated dividend amount (as defined below), in each case, assuming for such purpose that the “effective date” is the acquisition termination redemption date. For the avoidance of doubt, if the acquisition termination redemption date is after a record date for the payment of a declared dividend and prior to the related dividend payment date, (a) we will pay such dividend on such dividend payment date to the holders of record as of such record date, as described under “—Dividends” above, (b) the accumulated dividend amount will not include such dividend and (c) the fundamental change dividend make-whole amount will not include the present value of the payment of such dividend.

If the acquisition termination share price exceeds the initial price, we may pay cash (computed to the nearest cent) in lieu of delivering all or any portion of the number of shares of our common stock equal to the acquisition termination conversion rate. If we make such an election, we will pay cash (computed to the nearest cent) in an amount equal to such number of shares of our common stock in respect of which we have made this election multiplied by the acquisition termination market value (as defined below).

In addition, if the acquisition termination share price exceeds the initial price, we may deliver shares of our common stock in lieu of paying cash for some or all of the acquisition termination dividend amount. If we make such an election, we will deliver a number of shares of our common stock equal to such portion of the acquisition termination dividend amount to be paid by delivering shares of our common stock, divided by the greater of (i) the floor price and (ii) 97% of the acquisition termination market value; provided that, if the portion of the acquisition termination dividend amount as to which we have elected to deliver shares of our common stock in lieu of paying cash exceeds the product of the number of shares of our common stock delivered in respect of such portion of the acquisition termination dividend amount, multiplied by 97% of the acquisition termination market value, we will, if we are legally able to do so, pay such excess amount in cash (computed to the nearest cent).

“Acquisition termination market value” means the average VWAP per share of our common stock over the ten consecutive trading day period commencing on, and including, the second trading day following the date on which we provide notice of acquisition termination redemption.

“Scheduled acquisition termination redemption date” means the date specified by us in our notice of an acquisition termination redemption that is not less than 30 scheduled trading days nor more than 60 calendar days following the date on which we provide such notice of an acquisition termination redemption; provided that such date must be a business day.

“Acquisition termination redemption date” means the scheduled acquisition termination redemption date; provided that, if (a) the acquisition termination share price is greater than the initial price and (b)(i) we elect to pay cash in lieu of delivering all or any portion of the shares of our common stock equal to the acquisition termination conversion rate or (ii) we elect to deliver shares of our common stock in lieu of paying all or any portion of the acquisition termination dividend amount in cash, then the acquisition termination redemption date will not be earlier than the second business day following the last trading day of the ten consecutive trading day period used to determine the acquisition termination market value.

The notice of an acquisition termination redemption will specify, among other things:

•	the acquisition termination redemption amount (assuming for such purpose that the “acquisition termination redemption date” is the scheduled acquisition termination redemption date);

•

if the acquisition termination share price exceeds the initial price, the number of shares of our common stock and the amount of cash comprising the reference amount per share of our Series B Preferred Stock (before giving effect to any election to pay or deliver, as the case may be, with respect to each share of our Series B Preferred Stock, cash in lieu of a number of shares of our common stock equal to the acquisition termination conversion rate or shares of our common stock in lieu of cash in respect of the acquisition termination dividend amount);

•

if applicable, whether we will pay cash in lieu of delivering all or any portion of the number of shares of our common stock equal to the acquisition termination conversion rate comprising a portion of the reference amount (specifying, if applicable, the number of such shares of our common stock in respect of which cash will be paid);

•

if applicable, whether we will deliver shares of our common stock in lieu of paying cash in respect of all or any portion of the acquisition termination dividend amount comprising a portion of the reference amount (specifying, if applicable, the amount of the acquisition termination dividend amount in respect of which shares of our common stock will be delivered); and

•	the scheduled acquisition termination redemption date.

If any portion of the acquisition termination redemption amount is to be paid by delivering shares of our common stock, no fractional shares of our common stock will be delivered to the holders of our Series B Preferred Stock. We will instead pay a cash amount (computed to the nearest cent) to each holder that would otherwise be entitled to a fraction of a share of our common stock based on the acquisition termination share price. If more than one share of our Series B Preferred Stock is to be redeemed from a holder, the number of shares of our common stock issuable in connection with the payment of the reference amount shall be computed on the basis of the aggregate number of shares of our Series B Preferred Stock so redeemed.

All cash payments to which a holder of our Series B Preferred Stock is entitled in connection with an acquisition termination redemption will be rounded to the nearest cent.

While we expect to use the net proceeds from this offering in connection with the Vectren Merger, there is no guarantee that the Vectren Merger will be consummated and if it is not consummated, we may use the proceeds from this offering for other purposes. We may, in our sole discretion, determine to redeem our Series B Preferred Stock as described hereunder. The proceeds from this offering will not be deposited into an escrow account pending any acquisition termination redemption of our Series B Preferred Stock. Our ability to pay the acquisition termination redemption amount to holders of our Series B Preferred Stock in connection with an acquisition termination redemption may be limited by our then-existing financial resources, and sufficient funds may not be available when necessary to make any required purchases of our Series B Preferred Stock following our election to redeem our Series B Preferred Stock.

To the extent a shelf registration statement is required in our reasonable judgment in connection with the issuance of or for resales of shares of our common stock issued as payment of any portion of the acquisition termination redemption amount, we will, to the extent such a shelf registration statement is not currently filed and effective, use our commercially reasonable efforts to file and maintain the effectiveness of such a shelf registration statement until the earlier of such time as all such shares of our common stock have been resold thereunder and such time as all such shares are freely tradable without registration by holders thereof that are not our affiliates and were not our affiliates in the three months immediately preceding for purposes of the Securities Act. To the extent applicable, we will also use our commercially reasonable efforts to have such shares of our common stock qualified or registered under applicable U.S. state securities laws, if required, and approved for listing on The New York Stock Exchange (or if our common stock is not listed on The New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which our common stock is then listed).

Other than pursuant to the acquisition termination redemption provisions described above, our Series B Preferred Stock will not be redeemable or subject to any sinking fund or other similar provision. However, at our option, we and our affiliates may purchase our Series B Preferred Stock or our depositary shares from time to time in the open market, by tender offer or otherwise, subject to compliance with all applicable securities and other laws. Neither we nor any of our affiliates has any obligation, or any present plan or intention, to purchase any of our Series B Preferred Stock. Any shares of our Series B Preferred Stock that are purchased, redeemed or otherwise acquired by us will be cancelled.

Mandatory Conversion

Each outstanding share of our Series B Preferred Stock, unless previously converted or redeemed, will automatically convert on the mandatory conversion date, into a number of shares of our common stock equal to the conversion rate described below. If we declare a dividend for the dividend period ending on September 1, 2021, we will pay such dividend to the holders of record as of the applicable record date, as described above under “—Dividends.” If, on or prior to August 15, 2021, we have not declared all or any portion of the accumulated and unpaid dividends on our Series B Preferred Stock, the conversion rate will be adjusted so that holders receive an additional number of shares of our common stock equal to the amount of accumulated and unpaid dividends that have not been declared (the “additional conversion amount”), divided by the greater of (i) the floor price and (ii) 97% of the five-day average price. To the extent that the additional conversion amount exceeds the product of such number of additional shares and 97% of the five-day average price, we will, if we are legally able to do so, pay such excess amount in cash (computed to the nearest cent) pro rata to the holders of our Series B Preferred Stock.

The conversion rate, which is the number of shares of our common stock issuable upon conversion of each share of our Series B Preferred Stock on the mandatory conversion date (excluding shares of our common stock issued in respect of accumulated and unpaid dividends, if any), will be as follows:

•

if the applicable market value of our common stock is greater than the threshold appreciation price, then the conversion rate will be 30.5820 shares of our common stock per share of our Series B Preferred Stock (the “minimum conversion rate”), which is approximately equal to $1,000, divided by the threshold appreciation price;

•

if the applicable market value of our common stock is less than or equal to the threshold appreciation price but equal to or greater than the initial price, then the conversion rate will be equal to $1,000, divided by the applicable market value of our common stock, rounded to the nearest ten-thousandth of a share, which will be between 30.5820 and 36.6980 shares of our common stock per share of our Series B Preferred Stock; or

•

if the applicable market value of our common stock is less than the initial price, then the conversion rate will be 36.6980 shares of our common stock per share of our Series B Preferred Stock (the “maximum conversion rate”), which is approximately equal to $1,000, divided by the initial price.

The “initial price” equals $1,000, divided by the maximum conversion rate, rounded to the nearest $0.0001, and is approximately equal to the per share public offering price of our common stock in the Concurrent Offering.

The “threshold appreciation price” equals $1,000, divided by the minimum conversion rate, rounded to the nearest $0.0001, and represents an approximately 20.0% appreciation over the initial price.

We refer to the minimum conversion rate and the maximum conversion rate collectively as the “fixed conversion rates.” The fixed conversion rates, the initial price, the threshold appreciation price and the applicable market value are each subject to adjustment as described under “—Anti-Dilution Adjustments” below.

Hypothetical Conversion Values upon Mandatory Conversion

For illustrative purposes only, the following table shows the number of shares of our common stock that a holder of our Series B Preferred Stock would receive upon mandatory conversion of one share of our Series B Preferred Stock at various applicable market values for our common stock. The table assumes that there will be no conversion rate adjustments as described below under “—Anti-Dilution Adjustments” and that dividends on the shares of our Series B Preferred Stock will be declared and paid in cash. The actual applicable market value of shares of our common stock may differ from those set forth in the table below. Given an initial price of approximately $27.25 and a threshold appreciation price of approximately $32.70, a holder of our Series B Preferred Stock would receive on the mandatory conversion date the number of shares of our common stock per share of our Series B Preferred Stock set forth below:

Applicable Market Value of Our Common Stock	Number of Shares of Our Common Stock to Be Received Upon Conversion	Conversion Value (Applicable Market Value of Our Common Stock Multiplied by the Number of Shares of Our Common Stock to Be Received Upon Conversion)
$20.00	36.6980	$733.96
$22.00	36.6980	$807.36
$24.00	36.6980	$880.75
$26.00	36.6980	$954.15
$27.25	36.6980	$1,000.00
$28.00	35.7143	$1,000.00
$30.00	33.3333	$1,000.00
$32.00	31.2500	$1,000.00
$32.70	30.5820	$1,000.00
$34.00	30.5820	$1,039.79
$36.00	30.5820	$1,100.95
$38.00	30.5820	$1,162.12
$40.00	30.5820	$1,223.28

Accordingly, if the applicable market value of our common stock is greater than the threshold appreciation price, the aggregate market value of our common stock delivered upon conversion of each share of our Series B Preferred Stock will be greater than the $1,000 liquidation preference of the share of our Series B Preferred Stock, assuming that the market price of our common stock on the mandatory conversion date is the same as the applicable market value of our common stock. If the applicable market value for our common stock is equal to or greater than the initial price and equal to or less than the threshold appreciation price, the aggregate market value of our common stock delivered upon conversion of each share of our Series B Preferred Stock will be equal to the $1,000 liquidation preference of the share of our Series B Preferred Stock, assuming that the market price of our common stock on the mandatory conversion date is the same as the applicable market value of our common stock. If the applicable market value of our common stock is less than the initial price, the aggregate market value of our common stock delivered upon conversion of each share of our Series B Preferred Stock will be less than the $1,000 liquidation preference of the share of our Series B Preferred Stock, assuming that the market price of our common stock on the mandatory conversion date is the same as the applicable market value of our common stock.

Definitions

“Applicable market value” means the average VWAP per share of our common stock over the final averaging period.

“Final averaging period” means the 20 consecutive trading day period beginning on, and including, the 21st scheduled trading day immediately preceding September 1, 2021.

“Mandatory conversion date” means the second business day immediately following the last trading day of the final averaging period. The mandatory conversion date is expected to be September 1, 2021.

“Trading day” means a day on which (i) there is no “market disruption event” (as defined below) and (ii) trading in our common stock generally occurs on The New York Stock Exchange or, if our common stock is not then listed on The New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then listed or admitted for trading. If our common stock is not so listed or admitted for trading, “trading day” means a “business day.”

“Market disruption event” means (i) a failure by the primary U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for our common stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our common stock or in any options contracts or futures contracts relating to our common stock.

A “scheduled trading day” is any day that is scheduled to be a trading day.

“VWAP” per share of our common stock on any trading day means the per share volume-weighted average price as displayed on Bloomberg page “CNP <Equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day; or, if such price is not available, “VWAP” means the market value per share of our common stock on such trading day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by us for this purpose. The “average VWAP” per share over a certain period means the arithmetic average of the VWAP per share for each trading day in such period.

Conversion at the Option of the Holder

Other than during a fundamental change conversion period (as defined below under “—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount”), and unless we have redeemed our Series B Preferred Stock, holders of our Series B Preferred Stock have the right to convert their shares of our Series B Preferred Stock, in whole or in part (but in no event less than one share of our Series B Preferred Stock), at any time prior to September 1, 2021, into shares of our common stock at the minimum conversion rate, subject to adjustment as described under “—Anti-Dilution Adjustments” below.

If as of the effective date of any early conversion (the “early conversion date”), we have not declared all or any portion of the accumulated and unpaid dividends for all full dividend periods ending on the dividend payment date prior to such early conversion date, the minimum conversion rate will be adjusted so that converting holders receive an additional number of shares of our common stock equal to such amount of accumulated and unpaid dividends that have not been declared for such full dividend periods (the “early conversion additional conversion amount”), divided by the greater of (i) the floor price and (ii) the average

VWAP per share of our common stock over the 20 consecutive trading day period ending on, and including, the trading day immediately preceding such early conversion date (the “early conversion average price”). To the extent that the early conversion additional conversion amount exceeds the product of such number of additional shares and the early conversion average price, we will not have any obligation to pay the shortfall in cash.

Except as described in the immediately preceding paragraph, upon any optional conversion of any shares of our Series B Preferred Stock pursuant to this “—Conversion at the Option of the Holder” section, we will make no payment or allowance for unpaid dividends on such shares of our Series B Preferred Stock, unless such early conversion date occurs after the record date for a declared dividend and on or prior to the immediately succeeding dividend payment date, in which case such dividend will be paid on such dividend payment date to the holder of record of the converted shares as of such record date, as described under “—Dividends.”

Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount

General

If a fundamental change (as defined below) occurs on or prior to September 1, 2021, holders of our Series B Preferred Stock will have the right (the “fundamental change early conversion right”) to: (i) convert their shares of our Series B Preferred Stock, in whole or in part (but in no event less than one share of our Series B Preferred Stock), into shares of our common stock (or units of exchange property as described below) at the fundamental change conversion rate described below; (ii) with respect to such converted shares of our Series B Preferred Stock, receive an amount equal to the present value, calculated using a discount rate of 4.08% per annum, of all dividend payments on such shares (excluding any accumulated and unpaid dividends for any dividend period prior to the effective date of the fundamental change, including for the partial dividend period, if any, from, and including, the dividend payment date immediately preceding the effective date to, but excluding, the effective date (collectively, the “accumulated dividend amount”)) for all the remaining full dividend periods and for the partial dividend period from, and including, the effective date to, but excluding, the next dividend payment date (the “fundamental change dividend make-whole amount”); and (iii) with respect to such converted shares of our Series B Preferred Stock, to the extent that, as of the effective date of the fundamental change, there is any accumulated dividend amount, receive payment of the accumulated dividend amount (clauses (ii) and (iii), together, the “make-whole dividend amount”), in the case of clauses (ii) and (iii), subject to our right to deliver shares of our common stock in lieu of all or part of such amounts as described under “—Make-Whole Dividend Amount” below; provided that, if the effective date or the conversion date falls after the record date for a declared dividend and prior to the next dividend payment date, such dividend will be paid on such dividend payment date to the holders as of such record date, as described under “—Dividends,” such dividend will not be included in the accumulated dividend amount, and the fundamental change dividend make-whole amount will not include the present value of the payment of such dividend.

To exercise the fundamental change early conversion right, holders must submit their shares of our Series B Preferred Stock for conversion at any time during the period (the “fundamental change conversion period”) beginning on, and including, the effective date of such fundamental change (the “effective date”) and ending at 5:00 p.m., New York City time, on the date that is 20 calendar days after such effective date (or, if later, the date that is 20 calendar days after holders receive notice of such fundamental change, but in no event later than September 1, 2021). Holders of our Series B Preferred Stock who submit their shares for conversion during the fundamental change conversion period will have such shares converted at the conversion rate specified in the table below (the “fundamental change conversion rate”) and will be entitled to receive the make-whole dividend amount. Holders of our Series B Preferred Stock who do not submit their shares for conversion during the fundamental change conversion period will not be entitled to convert their shares of our Series B Preferred Stock at the fundamental change conversion rate or to receive the make-whole dividend amount.

We will notify holders of our Series B Preferred Stock of a fundamental change no later than the second business day following the effective date of such fundamental change.

A “fundamental change” will be deemed to have occurred, at any time after the initial issue date of our Series B Preferred Stock, if any of the following occurs:

(1)

a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than us, our wholly owned subsidiaries and our or their employee benefit plans, becomes the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common stock representing more than 50% of the voting power of our common stock;

(2)

the consummation of (A) any recapitalization, reclassification or change of our common stock (other than a change only in par value, from par value to no par value or from no par value to par value, or changes resulting from a subdivision or combination of our common stock) as a result of which our common stock would be converted into, would be exchanged for, or would represent solely the right to receive, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into, will be exchanged for, or will represent solely the right to receive, stock, other securities, other property or assets; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one or more of our wholly-owned subsidiaries; or

(3)

our common stock (or other exchange property) ceases to be listed or quoted on any of The New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or any of their respective successors).

A transaction or transactions described in clause (1) or clause (2) above will not constitute a fundamental change, however, if at least 90% of the consideration received or to be received by all holders of our common stock (excluding cash payments for fractional shares or pursuant to dissenters’ appraisal rights) in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of The New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or any of their respective successors), or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions, and as a result of such transaction or transactions our Series B Preferred Stock becomes convertible into or exchangeable for such consideration (and cash in lieu of fractional shares or pursuant to dissenters’ appraisal rights).

If any transaction in which our common stock is replaced by the securities of another entity occurs, following completion of any related fundamental change conversion period (or, if none, on the effective date of such transaction), references to us in the definition of “fundamental change” above shall instead be references to such other entity.

Fundamental Change Conversion Rate

The fundamental change conversion rate will be determined by reference to the table below and is based on the effective date of the fundamental change and the price (the “stock price”) paid (or deemed paid) per share of our common stock in such transaction. If all holders of our common stock receive only cash in exchange for their common stock in a fundamental change described in clause (2)(A) or (2)(B) of such definition, the stock price shall be the cash amount paid per share of our common stock. Otherwise the stock price shall be the average VWAP per share of our common stock over the five consecutive trading day period ending on, and including, the trading day immediately preceding the effective date of the relevant fundamental change.

The stock prices set forth in the first row of the table (i.e., the column headers) will be adjusted as of any date on which the fixed conversion rates of our Series B Preferred Stock are adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the minimum conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the minimum conversion rate as so adjusted. Each of the fundamental change conversion rates in the table will be subject to adjustment in the same manner and at the same time as each fixed conversion rate as set forth under “—Anti-Dilution Adjustments.”

The following table sets forth the fundamental change conversion rate per share of our Series B Preferred Stock for each stock price and effective date set forth below.

	Stock Price
Effective Date	$10.00	$20.00	$27.25	$28.00	$30.00	$32.70	$37.50	$45.00	$55.00	$70.00	$100.00
October 1, 2018	26.4720	29.8600	29.7120	29.6200	29.3320	28.9420	28.4700	28.3480	28.6000	28.9660	29.3820
September 1, 2019	29.5840	32.0480	31.3260	31.1460	30.6100	29.9040	29.1060	29.0280	29.2400	29.4900	29.7720
September 1, 2020	33.0760	34.4220	33.2700	32.9540	31.9740	30.7620	29.7960	29.7680	29.8980	30.0280	30.1700
September 1, 2021	36.6980	36.6980	36.6980	35.7140	33.3340	30.5820	30.5820	30.5820	30.5820	30.5820	30.5820

The exact stock price and effective date may not be set forth in the table, in which case:

•

if the stock price is between two stock prices on the table or the effective date is between two effective dates on the table, the fundamental change conversion rate will be determined by straight-line interpolation between the fundamental change conversion rates set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365- or 366-day year, as applicable;

•

if the stock price is in excess of $100.00 per share (subject to adjustment in the same manner as the prices in the column headings of the table above), then the fundamental change conversion rate will be the minimum conversion rate, subject to adjustment; and

•

if the stock price is less than $10.00 per share (subject to adjustment in the same manner as the prices in the column headings of the table above), then the fundamental change conversion rate will be the maximum conversion rate, subject to adjustment.

Our obligation to deliver shares at the fundamental change conversion rate and pay the fundamental change dividend make-whole amount could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Make-Whole Dividend Amount

For any shares of our Series B Preferred Stock that are converted during the fundamental change conversion period, subject to the limitations described below, we may pay the make-whole dividend amount, determined in our sole discretion:

•	by paying cash;

•	by delivering shares of our common stock; or

•	through any combination of paying cash and delivering shares of our common stock.

We will pay the make-whole dividend amount in cash, except to the extent we elect on or prior to the business day following the effective date of a fundamental change to make all or any portion of such payments by delivering shares of our common stock. If we elect to make any such payment, or any portion thereof, by delivering shares of our common stock, such shares shall be valued for such purpose at the greater of (i) the floor price and (ii) 97% of the stock price.

No fractional shares of our common stock will be delivered to the holders of our Series B Preferred Stock in respect of the make-whole dividend amount. We will instead pay a cash adjustment (computed to the nearest cent) to each converting holder that would otherwise be entitled to a fraction of a share of our common stock based on the average VWAP per share of our common stock over the five consecutive trading day period ending on, and including, the trading day immediately preceding the conversion date.

Notwithstanding the foregoing, with respect to any conversion of our Series B Preferred Stock in connection with a fundamental change, in no event will the number of shares of our common stock that we deliver in lieu of paying all or any portion of the make-whole dividend amount in cash exceed a number equal to the portion of the make-whole dividend amount to be paid by the delivery of our common stock, divided by the greater of (i) the floor price and (ii) 97% of the stock price. To the extent that the portion of the make-whole dividend amount as to which we have elected to deliver shares of our common stock in lieu of paying cash exceeds the product of the number of shares of our common stock delivered in respect of such portion of the make-whole dividend amount and 97% of the stock price, we will, if we are legally able to do so, notwithstanding any notice by us to the contrary, pay such excess amount in cash (computed to the nearest cent).

In addition, if we are prohibited from paying or delivering, as the case may be, the make-whole dividend amount (whether in cash or in shares of our common stock), in whole or in part, due to limitations of applicable Texas law, the fundamental change conversion rate will instead be increased by a number of shares of our common stock equal to the cash amount of the aggregate unpaid and undelivered make-whole dividend amount, divided by the greater of (i) the floor price and (ii) 97% of the stock price for the relevant fundamental change. To the extent that the cash amount of the aggregate unpaid and undelivered make-whole dividend amount exceeds the product of such number of additional shares and 97% of the stock price for the relevant fundamental change, we will not have any obligation to pay the shortfall in cash.

Not later than the second business day following the effective date of a fundamental change, we will notify holders of:

•	the fundamental change conversion rate;

•

the fundamental change dividend make-whole amount and whether we will pay such amount, or any portion thereof, by delivering shares of our common stock and, if applicable, the portion of such amount that will be paid by delivering shares of our common stock; and

•

the accumulated dividend amount and whether we will pay such amount, or any portion thereof, by delivering shares of our common stock and, if applicable, the portion of such amount that will be paid by delivering shares of our common stock.

Conversion Procedures

Upon Mandatory Conversion

Any outstanding shares of our Series B Preferred Stock will automatically convert into shares of our common stock on the mandatory conversion date and cease to be outstanding (subject to the right of holders of such shares to receive shares of our common stock issuable upon conversion and other amounts and shares of our common stock, if any, to which they are entitled). The person or persons entitled to receive the shares of our common stock issuable upon mandatory conversion of our Series B Preferred Stock will be treated as the record holder(s) of such shares as of 5:00 p.m., New York City time, on the mandatory conversion date. Except as provided under “—Anti-Dilution Adjustments,” prior to 5:00 p.m., New York City time, on the mandatory conversion date, the shares of our common stock issuable upon conversion of our Series B Preferred Stock will not be deemed to be outstanding for any purpose and holders of our Series B Preferred Stock will have no rights with respect to such shares of our common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on our common stock, by virtue of holding our Series B Preferred Stock.

Upon Early Conversion

If a holder elects to convert its shares of our Series B Preferred Stock prior to September 1, 2021, in the manner described under “—Conversion at the Option of the Holder” or “—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount,” such holder must observe the conversion procedures set forth in this “—Upon Early Conversion” section.

If such holder holds a beneficial interest in a global share of our Series B Preferred Stock, to convert its shares of our Series B Preferred Stock, such holder must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program and, if such holder’s shares of our Series B Preferred Stock are held in certificated form, such holder must comply with certain procedures set forth in the Statement of Resolution.

The conversion date will be the date on which the converting holder has satisfied the foregoing requirements. A holder that converts its shares of our Series B Preferred Stock will not be required to pay any taxes or duties relating to the issuance or delivery of our common stock if such holder exercises its conversion rights, except that such holder will be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of our common stock in a name other than the name of such holder. Shares of our common stock will be issued and delivered only after all applicable taxes and duties, if any, payable by the converting holder have been paid in full and will be issued on the later of the second business day immediately succeeding the conversion date and the business day after such holder has paid in full all applicable taxes and duties, if any.

Any shares of our Series B Preferred Stock converted early shall cease to be outstanding upon the applicable early conversion date (subject to the right of holders of such shares to receive shares of our common stock issuable upon conversion and other amounts and shares of our common stock, if any, to which they are entitled). The person or persons entitled to receive the shares of our common stock issuable upon conversion of our Series B Preferred Stock will be treated as the record holder(s) of such shares as of 5:00 p.m., New York City time, on the applicable conversion date. Prior to 5:00 p.m., New York City time, on the applicable conversion date, the shares of our common stock issuable upon conversion of our Series B Preferred Stock will not be deemed to be outstanding for any purpose and a holder of shares of our Series B Preferred Stock will have no rights with respect to such shares of our common stock (including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on our common stock) by virtue of holding our Series B Preferred Stock.

Fractional Shares

No fractional shares of our common stock will be issued to holders of our Series B Preferred Stock upon conversion. In lieu of any fractional shares of our common stock otherwise issuable in respect of the aggregate number of shares of our Series B Preferred Stock of any holder that are converted, that holder will be entitled to receive an amount in cash (computed to the nearest cent) equal to the product of: (i) that same fraction; and (ii) the average VWAP per share of our common stock over the five consecutive trading day period ending on, and including, the trading day immediately preceding the relevant conversion date.

If more than one share of our Series B Preferred Stock is surrendered for conversion at one time by or for the same holder, the number of shares of our common stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of our Series B Preferred Stock so surrendered.

Anti-Dilution Adjustments

Each fixed conversion rate will be adjusted if:

(1) We issue shares of our common stock to all or substantially all holders of our common stock as a dividend or other distribution, in which event, each fixed conversion rate in effect at 5:00 p.m., New York City time, on the date fixed for determination of the holders of our common stock entitled to receive such dividend or other distribution will be multiplied by a fraction:

•

the numerator of which is the sum of (i) the number of shares of our common stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and (ii) the total number of shares of our common stock constituting such dividend or other distribution, and

•	the denominator of which is the number of shares of our common stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination.

Any increase made pursuant to this clause (1) will become effective immediately after 5:00 p.m., New York City time, on the date fixed for such determination. If any dividend or distribution described in this clause (1) is declared but not so paid or made, each fixed conversion rate shall be decreased, effective as of the date our board of directors, or an authorized committee thereof, publicly announces its decision not to make such dividend or distribution, to such fixed conversion rate that would be in effect if such dividend or distribution had not been declared. For the purposes of this clause (1), the number of shares of our common stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination shall not include shares held in treasury but shall include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of our common stock. We will not pay any dividend or make any distribution on shares of our common stock held in treasury.

(2) We issue to all or substantially all holders of our common stock rights, options or warrants entitling them, for a period of up to 45 calendar days from the date of issuance of such rights, options or warrants, to subscribe for or purchase shares of our common stock at less than the “current market price” (as defined below) of our common stock, in which case each fixed conversion rate in effect at 5:00 p.m., New York City time, on the date fixed for determination of the holders of our common stock entitled to receive such rights, options or warrants will be increased by multiplying such fixed conversion rate by a fraction:

•

the numerator of which is the sum of (i) the number of shares of our common stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and (ii) the number of shares of our common stock issuable pursuant to such rights, options or warrants, and

•

the denominator of which shall be the sum of (i) the number of shares of our common stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and (ii) the number of shares of our common stock equal to the quotient of the aggregate offering price payable to exercise such rights, options or warrants, divided by the current market price of our common stock.

Any increase made pursuant to this clause (2) will become effective immediately after 5:00 p.m., New York City time, on the date fixed for such determination. In the event that such rights, options or warrants described in this clause (2) are not so issued, each fixed conversion rate shall be decreased, effective as of the date our board of directors, or an authorized committee thereof, publicly announces its decision not to issue such rights, options or warrants, to such fixed conversion rate that would then be in effect if such issuance had not been declared. To the extent that such rights, options or warrants are not exercised prior to their expiration or shares of our common stock are otherwise not delivered pursuant to such rights, options or warrants upon the exercise of such rights, options or warrants, each fixed conversion rate shall be decreased to such fixed conversion rate that would then be in effect had the increase made upon the issuance of such rights, options or warrants been made on the basis of the delivery of only the number of shares of our common stock actually delivered. In determining whether any rights, options or warrants entitle the holders thereof to subscribe for or purchase shares of our common stock at less than the current market price, and in determining the aggregate offering price payable for such shares of our common stock, there shall be taken into account any consideration received for such rights, options or warrants and the amount payable upon exercise or conversion thereof, the value of such consideration (if other than cash) to be determined in good faith by our board of directors, or an authorized committee thereof. For the purposes of this clause (2), the number of shares of our common stock at the time outstanding shall not include shares held in treasury but shall include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of our common stock. We will not issue any such rights, options or warrants in respect of shares of our common stock held in treasury.

(3) We subdivide or combine our common stock, in which event each fixed conversion rate in effect at 9:00 a.m., New York City time, on the effective date of such subdivision or combination will be multiplied by a fraction:

•	the numerator of which is the number of shares of our common stock that would be outstanding immediately after, and solely as a result of, such subdivision or combination, and

•	the denominator of which is the number of shares of our common stock outstanding immediately prior to such subdivision or combination.

Any adjustment made pursuant to this clause (3) shall become effective immediately after 9:00 a.m., New York City time, on the effective date of such subdivision or combination.

(4) We distribute to all or substantially all holders of our common stock evidences of our indebtedness, shares of capital stock, securities, rights, options or warrants to acquire our capital stock, cash or other assets, excluding:

•	any dividend or distribution as to which an adjustment was effected under clause (1) above (or will be so effected in accordance with the one-percent provision);

•	any issuance of rights, options or warrants described in clause (2) above;

•	any dividend or distribution of solely cash to all or substantially all holders of our common stock as to which the provisions set forth in clause (5) below shall apply; and

•	any spin-off as to which the provisions set forth below in this clause (4) shall apply,

in which event each fixed conversion rate in effect at 5:00 p.m., New York City time, on the date fixed for the determination of holders of our common stock entitled to receive such distribution will be multiplied by a fraction:

•	the numerator of which is the current market price of our common stock, and

•

the denominator of which is the current market price of our common stock minus the fair market value, as determined in good faith by our board of directors, or an authorized committee thereof, on such date fixed for determination, of the portion of the evidences of indebtedness, shares of capital stock, securities, rights, options or warrants to acquire our capital stock, cash or other assets so distributed applicable to one share of our common stock.

Any increase made pursuant to the preceding paragraph will become effective immediately after 5:00 p.m., New York City time, on the date fixed for such determination. In the event that such distribution described in the preceding paragraph is not so made, each fixed conversion rate shall be decreased, effective as of the date our board of directors, or an authorized committee thereof, publicly announces its decision not to make such distribution, to such fixed conversion rate that would then be in effect if such distribution had not been declared.

In the event that we make a distribution to all or substantially all holders of our common stock consisting of capital stock of, or similar equity interests in, or relating to a subsidiary or other business unit of ours, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange (herein referred to as a “spin-off”), each fixed conversion rate in effect at 5:00 p.m., New York City time, on the date fixed for the determination of holders of our common stock entitled to receive such distribution will be multiplied by a fraction:

•

the numerator of which is the sum of (i) the current market price of our common stock and (ii) the current market price of the number of shares of capital stock or similar equity interests so distributed applicable to one share of our common stock as of the tenth trading day after the ex-date for such distribution, and

•	the denominator of which is the current market price of our common stock.

Any increase made pursuant to the preceding paragraph shall be made immediately following the determination of the current market price of our common stock, but shall become retroactively effective immediately after 5:00 p.m., New York City time, on the date fixed for the determination of the holders of our common stock entitled to receive such distribution. In the event that such distribution described in the preceding paragraph is not so made, each fixed conversion rate shall be decreased, effective as of the date our board of directors, or an authorized committee thereof, publicly announces its decision not to make such distribution, to such fixed conversion rate that would then be in effect if such distribution had not been declared. If an adjustment to each fixed conversion rate is required under the preceding paragraph during the final averaging period, delivery of the shares of our common stock issuable upon conversion will be delayed to the extent necessary in order to complete the calculations provided for in the preceding paragraph. If a conversion date in respect of any early conversion prior to September 1, 2021 (including in connection with a fundamental change) occurs during the ten consecutive trading day period over which the current market price is determined for purposes of the preceding paragraph, then such period shall instead be deemed to be such lesser number of trading days as have elapsed between the ex-date for such spin-off and such conversion date.

(5) We make a dividend or distribution consisting exclusively of cash to all or substantially all holders of our common stock, excluding:

•	any regular, quarterly cash dividend that does not exceed $0.2775 per share (the “initial dividend threshold”),

•	any cash that is distributed in exchange for, or upon conversion of, our common stock in a reorganization event (as described below),

•	any dividend or distribution in connection with our liquidation, winding-up or dissolution, and

•	any consideration payable as part of a tender or exchange offer described in clause (6) below,

in which event, each fixed conversion rate in effect at 5:00 p.m., New York City time, on the date fixed for determination of the holders of our common stock entitled to receive such dividend or distribution will be multiplied by a fraction:

•

the numerator of which is the current market price of our common stock minus the initial dividend threshold (provided that if the dividend or distribution is not a regular, quarterly cash dividend, the initial dividend threshold will be deemed to be zero), and

•	the denominator of which is the current market price of our common stock minus the amount per share of our common stock of such dividend or distribution.

The initial dividend threshold is subject to adjustment on an inversely proportional basis whenever the fixed conversion rates are adjusted (except in connection with a discretionary adjustment), but no adjustment will be made to the initial dividend threshold for any adjustment made to the fixed conversion rates pursuant to this clause (5).

Any increase made pursuant to this clause (5) shall become effective immediately after 5:00 p.m., New York City time, on the date fixed for the determination of the holders of our common stock entitled to receive such dividend or distribution. In the event that any dividend or distribution described in this clause (5) is not so made, each fixed conversion rate shall be decreased, effective as of the date our board of directors, or an authorized committee thereof, publicly announces its decision not to make such dividend or distribution, to such fixed conversion rate which would then be in effect if such dividend or distribution had not been declared.

(6) We or any of our subsidiaries successfully complete a tender or exchange offer pursuant to a Schedule TO or registration statement on Form S-4 for our common stock (but, for the avoidance of doubt, excluding any securities convertible or exchangeable for our common stock), where the cash and the value of any other consideration included in the payment per share of our common stock exceeds the current market price of our common stock, in which event each fixed conversion rate in effect at 5:00 p.m., New York City time, on the date of expiration of the tender or exchange offer (the “expiration date”) will be multiplied by a fraction:

•	the numerator of which shall be equal to the sum of:

(i) the aggregate cash and fair market value (as determined in good faith by our board of directors, or an authorized committee thereof) on the expiration date of any other consideration paid or payable for shares purchased in such tender or exchange offer; and

(ii) the product of:

1. the current market price of our common stock; and

2. the number of shares of our common stock outstanding immediately after such tender or exchange offer expires (after giving effect to the purchase or exchange of shares pursuant to such tender or exchange offer), and

•	the denominator of which shall be equal to the product of:

(i) the current market price of our common stock; and

(ii) the number of shares of our common stock outstanding immediately prior to the time such tender or exchange offer expires (without giving effect to the purchase or exchange of shares pursuant to such tender or exchange offer).

Any increase made pursuant to this clause (6) shall be made immediately following the determination of the current market price of our common stock, but shall become retroactively effective immediately after 9:00 a.m., New York City time, on the trading day immediately following the expiration date. In the event that we are, or one of our subsidiaries is, obligated to purchase shares of our common stock pursuant to any such tender offer or exchange offer, but we are, or such subsidiary is, permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then each fixed conversion rate shall be decreased to be such fixed conversion rate that would then be in effect if such tender offer or exchange offer had not been made. Except as set forth in the preceding sentence, if the application of this clause (6) to any tender offer or exchange offer would result in a decrease in each fixed conversion rate, no adjustment shall be made for such tender offer or exchange offer under this clause (6). If an adjustment to each fixed conversion rate is required pursuant to this clause (6) during the final averaging period, delivery of the related conversion consideration will be delayed to the extent necessary in order to complete the calculations provided for in this clause (6). If a conversion date in respect of any early conversion prior to September 1, 2021 (including in connection with a fundamental change) occurs during the five consecutive trading day period over which the current market price is determined for purposes of this clause (6), then such period shall instead be deemed to be such lesser number of trading days as have elapsed between the trading day immediately following the expiration date and such conversion date.

In cases where (i) the fair market value of the evidences of our indebtedness, shares of capital stock, securities, rights to acquire our capital stock, cash or other assets distributed per share of our common stock as to which clause (4) above applies (except with respect to a spin-off), or (ii) the amount of cash distributed per share of our common stock as to which clause (5) above applies, in each case, equals or exceeds the average VWAP per share of our common stock over the five consecutive trading day period ending on, and including, the trading day immediately preceding the ex-date for such distribution, rather than being entitled to an adjustment in each fixed conversion rate, holders of our Series B Preferred Stock will be entitled to receive, without converting their Series B Preferred Stock, at the same time and upon the same terms as holders of our common stock, the kind and amount of the evidences of our indebtedness, shares of capital stock, securities, rights to acquire our capital stock, cash or other assets, as the case may be, comprising the distribution that such holder would have received if such holder had owned, immediately prior to the record date for determining the holders of our common stock entitled to receive the distribution, for each share of our Series B Preferred Stock, a number of shares of our common stock equal to the maximum conversion rate in effect on the record date for such distribution.

To the extent that we have a rights plan in effect with respect to our common stock on any conversion date, upon conversion of any shares of our Series B Preferred Stock, a converting holder will receive, in addition to our common stock, the rights under the rights plan, unless, prior to such conversion date, the rights have separated from our common stock, in which case each fixed conversion rate will be adjusted at the time of separation as if we made a distribution to all holders of our common stock as described in clause (4) above (except with respect to a spin-off), subject to readjustment in the event of the expiration, termination or redemption of such rights. Any distribution of rights, options or warrants pursuant to a rights plan that would allow a holder to receive upon conversion, in addition to any shares of our common stock, the rights described therein (unless such rights, options or warrants have separated from our common stock (in which case each fixed conversion rate will be adjusted at the time of separation as if we made a distribution to all holders of our common stock as described in clause (4) above (except with respect to a spin-off), subject to readjustment in the event of the expiration, termination or redemption of such rights)) shall not constitute a distribution of rights, options or warrants that would entitle such holder to an adjustment to the fixed conversion rates.

For the purposes of determining the adjustment to the fixed conversion rates for the purposes of:

•

clause (2), clause (4) in the event of an adjustment not relating to a spin-off and clause (5) above, the “current market price” of our common stock is the average VWAP per share of our common stock over the five consecutive trading day period ending on, and including, the trading day immediately preceding the ex-date with respect to the issuance or distribution requiring such computation;

•

clause (4) above in the event of an adjustment relating to a spin-off, the “current market price” of our common stock, capital stock or similar equity interest, as applicable, is the average VWAP per share over the first ten consecutive trading days commencing on, and including, the trading day immediately following the ex-date of such distribution; and

•

clause (6) above, the “current market price” of our common stock is the average VWAP per share of our common stock over the five consecutive trading day period commencing on, and including, the trading day immediately following the expiration date of the tender or exchange offer.

The term “ex-date,” when used with respect to any issuance or distribution, means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question from us or, if applicable, from the seller of our common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

In addition, we may make such increases in each fixed conversion rate as we deem advisable if our board of directors, or an authorized committee thereof, determines that such increase would be in our best interest or in order to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of shares of our common stock (or issuance of rights, options or warrants to acquire shares of our common stock) or from any event treated as such for income tax purposes or for any other reason. We may only make such a discretionary adjustment if we make the same proportionate adjustment to each fixed conversion rate.

In the event of a taxable distribution to holders of our common stock that results in an adjustment of each fixed conversion rate or an increase in each fixed conversion rate in our discretion, beneficial owners of our depositary shares may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend, which for non-U.S. holders may be subject to U.S. federal withholding tax requirements. See “Material U.S. Federal Income Tax Consequences.”

If we are required to withhold on constructive distributions to a holder (see “Material U.S. Federal Income Tax Consequences”) and pay the applicable withholding taxes, we may, at our option, withhold such taxes from payments of cash or shares of our common stock payable to such holder.

Adjustments to the fixed conversion rates will be calculated to the nearest 1/10,000th of a share. Prior to the first trading day of the final averaging period, no adjustment to a fixed conversion rate will be required unless the adjustment would require an increase or decrease of at least one percent in such fixed conversion rate. If any adjustment is not required to be made because it would not change the fixed conversion rates by at least one percent, then the adjustment will be carried forward and taken into account in any subsequent adjustment;

provided, however, that with respect to adjustments to be made to the fixed conversion rates in connection with cash dividends paid by us, we will make such adjustments, regardless of whether such aggregate adjustments amount to one percent or more of the fixed conversion rates no later than September 1 of each calendar year; provided further that on (w) the earlier of an early conversion date (including in connection with a fundamental change) and the effective date of a fundamental change, (x) each trading day of the final averaging period, (y) the date, if any, on which we provide notice of an acquisition termination redemption and (z) any acquisition termination redemption date, adjustments to the fixed conversion rates will be made with respect to any such adjustment carried forward that has not been taken into account before such date. We refer to the immediately preceding sentence herein as the “one-percent provision.”

No adjustments to the fixed conversion rates will be made if holders of our Series B Preferred Stock may participate (other than in the case of (x) a share subdivision or share combination or (y) a tender or exchange offer), at the same time, upon the same terms and otherwise on the same basis as holders of our common stock and solely as a result of holding our Series B Preferred Stock, in the transaction that would otherwise give rise to such adjustment as if they held, for each share of our Series B Preferred Stock, a number of shares of our common stock equal to the maximum conversion rate then in effect.

The fixed conversion rates will not be adjusted except as provided above. Without limiting the foregoing, the fixed conversion rates will not be adjusted:

(a) upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in our common stock under any plan;

(b) upon the issuance of any shares of our common stock or rights, options or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

(c) upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date our Series B Preferred Stock were first issued (other than a rights plan as described above);

(d) for a change solely in the par value of our common stock;

(e) for sales of our common stock for cash, other than in a transaction described in clause (2) or clause (4) above;

(f) for stock repurchases that are not tender or exchange offers, including pursuant to structured or derivative transactions;

(g) as a result of a third-party tender or exchange offer, other than a tender or exchange offer by one of our subsidiaries as described in clause (6) above;

(h) for accumulated and unpaid dividends on our Series B Preferred Stock, except as described above under “—Acquisition Termination Redemption,” “—Mandatory Conversion,” “—Conversion at the Option of the Holder” and “—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount;” or

(i) upon the payment of any regular, quarterly cash dividend to all or substantially all holders of our common stock to the extent that the per share amount of such cash dividend does not exceed the initial dividend threshold.

We will, as soon as practicable after the fixed conversion rates are adjusted, provide or cause to be provided written notice of the adjustment to the holders of shares of our Series B Preferred Stock. We will also deliver, promptly upon written request by a beneficial owner of our depositary shares, a statement setting forth in reasonable detail the method by which the adjustment to each fixed conversion rate was determined and setting forth each revised fixed conversion rate.

If an adjustment is made to the fixed conversion rates, (x) an inversely proportional adjustment also will be made to the threshold appreciation price and the initial price solely for the purposes of determining which clause of the definition of the conversion rate will apply on the mandatory conversion date and (y) an inversely proportional adjustment also will be made to the floor price. Whenever any provision of the Statement of Resolution establishing the terms of our Series B Preferred Stock requires us to calculate the VWAP per share of our common stock over a span of multiple days, our board of directors, or any authorized committee thereof, will make appropriate adjustments (including, without limitation, to the applicable market value, the early conversion average price, the stock price and the five-day average price, as the case may be) to account for any adjustments to the initial price, the threshold appreciation price, the fixed conversion rates and the floor price, as the case may be, that become effective, or any event that would require such an adjustment if the ex-date, effective date or expiration date, as the case may be, of such event occurs during the relevant period used to calculate such prices or values, as the case may be.

If:

•	the record date for a dividend or distribution on our common stock occurs after the end of the final averaging period and before the mandatory conversion date, and

•

that dividend or distribution would have resulted in an adjustment of the number of shares of our common stock issuable to the holders of our Series B Preferred Stock had such record date occurred on or before the last trading day of the final averaging period, then we will deem the holders of our Series B Preferred Stock to be holders of record, for each share of our Series B Preferred Stock that they hold, of a number of shares of our common stock equal to the conversion rate for purposes of that dividend or distribution. In this case, the holders of our Series B Preferred Stock would receive the dividend or distribution on our common stock together with the number of shares of our common stock issuable upon mandatory conversion of our Series B Preferred Stock.

Recapitalizations, Reclassifications and Changes in Our Common Stock

In the event of:

•

any consolidation or merger of us with or into another person (other than a merger or consolidation in which we are the continuing corporation and in which the shares of our common stock outstanding immediately prior to the merger or consolidation are not exchanged for cash, securities or other property of us or another person);

•	any sale, transfer, lease or conveyance to another person of all or substantially all of our and our subsidiaries’ consolidated property and assets;

•	any reclassification of our common stock into securities, including securities other than our common stock; or

•	any statutory exchange of our securities with another person (other than in connection with a merger or consolidation),

in each case, as a result of which our common stock would be converted into, or exchanged for, securities, cash or other property (each, a “reorganization event”), each share of our Series B Preferred Stock outstanding immediately prior to such reorganization event shall, without the consent of the holders of our Series B Preferred

Stock, become convertible into (or redeemable for, in the case of an acquisition termination redemption) the kind of securities, cash and other property that such holder would have been entitled to receive if such holder had converted its Series B Preferred Stock into shares of our common stock immediately prior to such reorganization event (such securities, cash and other property, the “exchange property,” with each “unit of exchange property” meaning the kind and amount of exchange property that a holder of one share of our common stock is entitled to receive). For purposes of the foregoing, the type and amount of exchange property in the case of any reorganization event that causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election) will be deemed to be the weighted average of the types and amounts of consideration actually received by the holders of our common stock in such reorganization event. We will notify holders of our Series B Preferred Stock of such weighted average as soon as practicable after such determination is made. The number of units of exchange property for each share of our Series B Preferred Stock converted or redeemed following the effective date of such reorganization event will be determined as if references to our common stock in the description of the conversion rate applicable upon mandatory conversion, acquisition termination redemption, conversion at the option of the holder and conversion at the option of the holder upon a fundamental change were to units of exchange property (without interest thereon and without any right to dividends or distributions thereon which have a record date prior to the date such shares of our Series B Preferred Stock are actually converted or redeemed). For the purpose of determining which bullet of the definition of conversion rate will apply upon mandatory conversion, and for the purpose of calculating the conversion rate if the second bullet of such definition is applicable, the value of a unit of exchange property will be determined in good faith by our board of directors, or an authorized committee thereof (which determination will be final absent manifest error), except that if a unit of exchange property includes common stock or American Depositary Receipts, or “ADRs”, that are traded on a U.S. national securities exchange, the value of such common stock or ADRs will be the average over the final averaging period of the volume-weighted average prices for such common stock or ADRs, as displayed on the applicable Bloomberg screen (as determined in good faith by our board of directors, or an authorized committee thereof (which determination will be final absent manifest error)); or, if such price is not available, the average market value per share of such common stock or ADRs over such period as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by us for this purpose.

We (or any successor to us) will, as soon as reasonably practicable (but in any event within 20 calendar days) after the occurrence of any reorganization event, provide written notice to the holders of our Series B Preferred Stock of such occurrence and of the kind and amount of cash, securities or other property that constitute a unit of exchange property. Failure to deliver such notice will not affect the operation of the provisions described in this section.

In connection with any adjustment to the fixed conversion rates described above, we will also adjust the initial dividend threshold (as defined under “—Conversion Rate Adjustments”) based on the number of shares of our common stock comprising the exchange property and (if applicable) the value of any non-stock consideration comprising the exchange property as set forth in the Statement of Resolution. If the exchange property is composed solely of non-stock consideration, the initial dividend threshold will be zero.

The above provisions of this section will similarly apply to successive reorganization events and the “—Conversion Rate Adjustments” section will apply to any of our share capital (or any successor’s) received by the holders of our common stock in any such reorganization event.

Reservation of Shares

We will at all times reserve and keep available out of our authorized and unissued common stock or shares of our common stock held in treasury by us, solely for issuance upon conversion of our Series B Preferred Stock, free from any preemptive or other similar rights, the maximum number of shares of our common stock as shall be issuable from time to time upon the conversion of all the shares of our Series B Preferred Stock then outstanding (including, for the avoidance of doubt, the maximum number of shares of our common stock issuable in respect of any accumulated and unpaid dividends, equal to the maximum additional conversion amount hereunder divided by the floor price).

Transfer Agent, Registrar and Conversion and Dividend Disbursing Agent

Broadridge Corporate Issuer Solutions, Inc. is the transfer agent, registrar and conversion and dividend disbursing agent for our Series B Preferred Stock.

DESCRIPTION OF OUR DEPOSITARY SHARES

We will deposit the shares of our 7.00% Series B Mandatory Convertible Preferred Stock, par value $0.01 per share (our “Series B Preferred Stock”), represented by our depositary shares offered hereby pursuant to a deposit agreement (the “deposit agreement”) among us, Broadridge Corporate Issuer Solutions, Inc., acting as depositary (the “depositary”), and the holders from time to time of our depositary shares.

The following description is a summary of the material provisions of our depositary shares and the deposit agreement and does not purport to be complete. The terms of our depositary shares include those expressly set forth in the deposit agreement, and this summary is subject to and is qualified by reference to all the provisions of our depositary shares and the deposit agreement, including the definitions of certain terms used in the deposit agreement.

You may request a copy of the deposit agreement from us as described under “Where You Can Find More Information” in this prospectus supplement. We urge you to read this document because it, and not this description, defines your rights as a holder of our depositary shares.

For purposes of this description, references to “CenterPoint Energy,” “we,” “our” and “us” refer only to CenterPoint Energy, Inc. and not to its subsidiaries.

General

Each depositary share represents a 1/20th interest in a share of our Series B Preferred Stock and will initially be evidenced by a global security, as defined in and described under “—Book-Entry, Settlement and Clearance” in this section. Subject to the terms of the deposit agreement, our depositary shares will be entitled to all designations, preferences, limitations and relative rights, voting, redemption and other rights and the qualifications, limitations and restrictions of our Series B Preferred Stock, as applicable, in proportion to the fraction of a share of our Series B Preferred Stock those depositary shares represent.

In this section, references to “holders” of our depositary shares mean those who have our depositary shares registered in their own names on the books maintained by the depositary and not indirect holders who will own beneficial interests in our depositary shares registered in the street name of, or issued in book-entry form through, DTC prior to the mandatory conversion of our Series B Preferred Stock. You should review the special considerations that apply to indirect holders as described under “—Book-Entry, Settlement and Clearance” in this section.

Conversion

Because each depositary share represents a 1/20th interest in a share of our Series B Preferred Stock, a holder of our depositary shares may elect to convert our depositary shares only in lots of 20 depositary shares, either on an early conversion date at the minimum conversion rate of 1.5291 shares of our common stock per depositary share, subject to adjustment, or during a fundamental change conversion period at the fundamental change conversion rate, as described below. For a description of the terms and conditions on which our Series B Preferred Stock is convertible at the option of holders of our Series B Preferred Stock, see the sections entitled “Description of Our Series B Preferred Stock—Conversion at the Option of the Holder” and “Description of Our Series B Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount” in this prospectus supplement.

The following table sets forth the fundamental change conversion rate per depositary share, subject to adjustment as described under “Description of Our Series B Preferred Stock—Conversion at the Option of the

Holder upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount,” based on the effective date of the fundamental change and the stock price in the fundamental change:

	Stock Price
Effective Date	$10.00	$20.00	$27.25	$28.00	$30.00	$32.70	$37.50	$45.00	$55.00	$70.00	$100.00
October 1, 2018	1.3236	1.4930	1.4856	1.4810	1.4666	1.4471	1.4235	1.4174	1.4300	1.4483	1.4691
September 1, 2019	1.4792	1.6024	1.5663	1.5573	1.5305	1.4952	1.4553	1.4514	1.4620	1.4745	1.4886
September 1, 2020	1.6538	1.7211	1.6635	1.6477	1.5987	1.5381	1.4898	1.4884	1.4949	1.5014	1.5085
September 1, 2021	1.8349	1.8349	1.8349	1.7857	1.6667	1.5291	1.5291	1.5291	1.5291	1.5291	1.5291

The exact stock price and effective date may not be set forth in the table, in which case:

•

if the stock price is between two stock prices on the table or the effective date is between two effective dates on the table, the fundamental change conversion rate per depositary share will be determined by straight-line interpolation between the fundamental change conversion rates per depositary share set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365- or 366-day year, as applicable;

•

if the stock price is in excess of $100.00 per share (subject to adjustment in the same manner as the prices in the column headings of the table above), then the fundamental change conversion rate per depositary share will be the minimum conversion rate, divided by 20, subject to adjustment; and

•

if the stock price is less than $10.00 per share (subject to adjustment in the same manner as the prices in the column headings of the table above), then the fundamental change conversion rate per depositary share will be the maximum conversion rate, divided by 20, subject to adjustment.

Our obligation to deliver shares of our common stock at the fundamental change conversion rate and pay the fundamental change dividend make-whole amount (as described under “Description of Our Series B Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount”) could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

On any conversion date for our Series B Preferred Stock, each depositary share corresponding to the shares of our Series B Preferred Stock so converted will be entitled to receive 1/20th of the number of shares of our common stock and the amount of any cash received by the depositary upon conversion of each share of our Series B Preferred Stock.

The following table illustrates the conversion rate per depositary share, subject to adjustment as described under “Description of Our Series B Preferred Stock—Anti-Dilution Adjustments” in this prospectus supplement, based on the applicable market value of our common stock:

Applicable market value of our common stock	Conversion rate per depositary share
Greater than the threshold appreciation price	1.5291 shares of our common stock

Equal to or less than the threshold appreciation price but greater than or equal to the initial price	Between 1.5291 and 1.8349 shares of our common stock, determined by dividing $50 by the applicable market value

Less than the initial price	1.8349 shares of our common stock

After delivery of our common stock by the transfer agent to the depositary following conversion of our Series B Preferred Stock, the depositary will transfer the proportional number of shares of our common stock to the holders of our depositary shares by book-entry transfer through DTC or, if the holders’ interests are in certificated depositary receipts, by delivery of our common stock certificates for such number of shares of our common stock.

If we are required to withhold on distributions of our common stock in respect of dividends in arrears or in respect of the net present value of future dividends to a holder (see “Material U.S. Federal Income Tax Consequences”) and pay the applicable withholding taxes, we may, at our option, withhold such taxes from payments of cash or shares of our common stock payable to such holder.

Fractional Shares

No fractional shares of our common stock will be issued to holders of our depositary shares upon conversion. In lieu of any fractional shares of our common stock otherwise issuable in respect of the aggregate number of our depositary shares of any holder that are converted, that holder will be entitled to receive an amount in cash (computed to the nearest cent) equal to the product of: (i) that same fraction; and (ii) the average VWAP per share of our common stock over the five consecutive trading day period ending on, and including, the trading day immediately preceding the conversion date.

If more than one depositary share is surrendered for, or subject to, conversion at one time by or for the same holder, the number of shares of our common stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of our depositary shares so surrendered for, or subject to, conversion.

Dividends and Other Distributions

Each dividend paid on a depositary share will be in an amount equal to 1/20th of the dividend paid on the related share of our Series B Preferred Stock. So long as our depositary shares are held of record by the nominee of DTC, declared cash dividends in respect of our depositary shares will be paid to DTC in same-day funds on each dividend payment date. DTC will credit accounts of its participants in accordance with DTC’s normal procedures. The participants will be responsible for holding or disbursing such payments to beneficial owners of our depositary shares in accordance with the instructions of such beneficial owners.

The depositary will deliver any cash or shares of our common stock it receives in respect of dividends on our Series B Preferred Stock to the holders of our depositary shares in such amounts as are, as nearly as practicable, in proportion to the number of our outstanding depositary shares held by such holders, on the date of receipt or as soon as practicable thereafter.

The dividend payable on the first dividend payment date, if declared, is expected to be approximately $0.5833 per depositary share and the dividend payable on each subsequent dividend payment date, if declared, is expected to be $0.8750 per depositary share.

Record dates for the payment of dividends and other matters relating to our depositary shares will be the same as the corresponding record dates for our Series B Preferred Stock.

No fractional shares of our common stock will be delivered to the holders of our depositary shares in respect of dividends. Each holder that would otherwise be entitled to a fraction of a share of our common stock will instead be entitled to receive a cash adjustment (computed to the nearest cent) based on the average VWAP per share (as defined below) of our common stock over the five consecutive trading day period ending on, and including, the trading day immediately preceding the applicable dividend payment date.

The amount paid as dividends or otherwise distributable by the depositary with respect to our depositary shares or our underlying Series B Preferred Stock will be reduced by any amounts required to be withheld by us or the depositary on account of taxes or other governmental charges.

Redemption

If we redeem the shares of our Series B Preferred Stock represented by our depositary shares, as described under “Description of Our Series B Preferred Stock—Acquisition Termination Redemption,” the depositary will redeem our depositary shares on the acquisition termination redemption date from the cash and/or shares of our common stock, as applicable, received by the depositary as a result of the redemption of such shares of our Series B Preferred Stock held by the depositary. Because each depositary share represents a 1/20th interest in a share of our Series B Preferred Stock, the redemption price per depositary share (the “depositary share redemption price”) will be equal to 1/20th of the acquisition termination redemption amount payable with respect to one share of our Series B Preferred Stock.

If any portion of the acquisition termination redemption amount is paid by delivering shares of our common stock, then after delivery of shares of our common stock by the transfer agent to the depositary as a result of the redemption of our Series B Preferred Stock, the depositary will transfer the proportional number of shares of our common stock to the holders of our depositary shares by book-entry transfer through DTC or, if the holders’ interests are in certificated depositary receipts, by delivery of our common stock certificates for such number of shares of our common stock. No fractional shares of our common stock will be delivered to holders of our depositary shares. In lieu of any fractional shares of our common stock otherwise deliverable in respect of the aggregate number of our depositary shares of any holder that are redeemed, that holder will be entitled to receive an amount in cash (computed to the nearest cent) equal to the product of: (i) that same fraction; and (ii) the acquisition termination share price.

All cash payments to which a holder of our depositary shares is entitled upon redemption will be rounded to the nearest cent. While we expect to use the net proceeds from this offering in connection with the Vectren Merger, as described under “Use of Proceeds,” there is no guarantee that the Vectren Merger will be consummated and if it is not consummated, we may use the proceeds from this offering for other purposes. We may, in our sole discretion, determine to redeem our Series B Preferred Stock represented by our depositary shares as described hereunder. The proceeds from this offering will not be deposited into an escrow account pending any acquisition termination redemption of our Series B Preferred Stock. Our ability to pay the acquisition termination redemption amount to holders of our Series B Preferred Stock in connection with an acquisition termination redemption, and therefore the depositary’s ability to pay the depositary share redemption price to holders of our depositary shares, may be limited by our then-existing financial resources, and sufficient funds may not be available when necessary to make any required purchases of our Series B Preferred Stock and our depositary shares following our election to redeem our Series B Preferred Stock.

Other than pursuant to the redemption provisions described above, our depositary shares will not be redeemable. However, at our option, we may purchase our depositary shares from time to time in the open market, by tender offer or otherwise.

Voting Our Series B Preferred Stock

Because each depositary share represents a 1/20th interest in a share of our Series B Preferred Stock, holders of our depositary shares will be entitled to 1/20th of a vote per share of our Series B Preferred Stock under those circumstances in which holders of our Series B Preferred Stock are entitled to a vote, as described under “Description of Our Series B Preferred Stock—Voting Rights” in this prospectus supplement.

When the depositary receives notice of any meeting at which the holders of our Series B Preferred Stock are entitled to vote, the depositary will send the notice to the record holders of our depositary shares relating to our Series B Preferred Stock. Each record holder of our depositary shares on the record date (which will be the same date as the record date for our Series B Preferred Stock) may instruct the depositary as to how to vote the amount of our Series B Preferred Stock represented by such holder’s depositary shares in accordance with these instructions. The depositary will endeavor insofar as practicable to vote or cause to be voted the amount of our Series B Preferred Stock represented by such depositary shares in accordance with these instructions, and we will take all actions the depositary deems necessary in order to enable the depositary to do so. The depositary will abstain from voting shares of our Series B Preferred Stock to the extent it does not receive specific instructions from the holders of our depositary shares representing our Series B Preferred Stock.

Modification and Amendment

Without the consent of the holders of our depositary shares, we may amend, alter or supplement the deposit agreement or any certificate representing our depositary shares for the following purposes:

•	to cure any ambiguity, omission, inconsistency or mistake in any such agreement or instrument;

•

to make any provision with respect to matters or questions relating to our depositary shares that is not inconsistent with the provisions of the deposit agreement and that does not adversely affect the rights, preferences, privileges or voting powers of any holder of our depositary shares;

•	to make any change reasonably necessary, in our reasonable determination, to reflect each depositary share’s representation of 1/20th of a share of our Series B Preferred Stock;

•

to make any change reasonably necessary, in our reasonable determination, to comply with the procedures of the depositary and that does not adversely affect the rights, preferences, privileges or voting powers of any holder of our depositary shares; or

•

to make any other change that does not adversely affect the rights, preferences, privileges or voting powers of any holder of our depositary shares (other than any holder that consents to such change).

In addition, without the consent of the holders of our depositary shares, we may amend, alter, supplement or repeal any terms of our depositary shares to conform the terms of our depositary shares to the description thereof in the accompanying prospectus as supplemented and/or amended by this “Description of Our Depositary Shares” section of the preliminary prospectus supplement for our depositary shares, as further supplemented and/or amended by the related pricing term sheet.

Termination

The deposit agreement may be terminated by us or the depositary only if (a) all our outstanding depositary shares have been cancelled, upon conversion or redemption of our Series B Preferred Stock or otherwise, or (b) there has been made a final distribution in respect of our Series B Preferred Stock in connection with any liquidation, winding-up or dissolution of us and such distribution shall have been distributed to the record holders of our depositary shares pursuant to the deposit agreement.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay all charges of the depositary in connection with the initial deposit of the shares of our Series B Preferred Stock. Holders of our depositary shares will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of our Series B Preferred Stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Withdrawal Rights

A holder of 20 depositary shares may withdraw the share of our Series B Preferred Stock corresponding to such depositary shares, and any cash or other property represented by such depositary shares. A holder who withdraws shares of our Series B Preferred Stock (and any such cash or other property) will not be required to pay any taxes or duties relating to the issuance or delivery of such shares of our Series B Preferred Stock (and any such cash or other property), except that such holder will be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of such shares of our Series B Preferred Stock (and any such cash or other property) in a name other than the name of such holder. Holders of shares of our Series B Preferred Stock will not have the right under the deposit agreement to deposit such shares with the depositary in exchange for our depositary shares.

Listing

We intend to apply to list our depositary shares on The New York Stock Exchange under the symbol “CNPPRB.” No assurance can be given that our depositary shares will be listed or that any such application for listing will be approved. In addition, if our depositary shares are listed, we have agreed to use our commercially reasonable efforts to keep our depositary shares representing fractional interests in our Series B Preferred Stock listed on one of The New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or any of their respective successors). Having our depositary shares listed on one of these exchanges does not guarantee that a trading market will develop or, if a trading market for our depositary shares does develop, the depth or liquidity of that market or the ability of holders to sell our depositary shares, or to sell our depositary shares at a favorable price. We do not expect there will be any separate public trading market for the shares of our Series B Preferred Stock except as represented by our depositary shares.

Form and Notices

The shares of our Series B Preferred Stock will be issued in registered form to the depositary, and our depositary shares will be issued in book-entry only form through DTC prior to the conversion of our Series B Preferred Stock, as described under “—Book-Entry, Settlement and Clearance” in this section. The depositary will forward to the holders of our depositary shares all reports, notices, and communications from us that are delivered to the depositary and that we are required to furnish to the holders of our Series B Preferred Stock.

Book-Entry, Settlement and Clearance

The Global Security

Our depositary shares will be initially issued in the form of a single registered security in global form (the “global security”). Upon issuance, the global security will be deposited with the depositary as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in the global security will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of the global security with DTC’s custodian, DTC will credit portions of the global security to the accounts of the DTC participants designated by the underwriters; and

•

ownership of beneficial interests in the global security will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global security).

Beneficial interests in the global security may not be exchanged for securities in physical, certificated form except in the limited circumstances described below.

Book-Entry Procedures for the Global Security

All interests in the global security will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the underwriters are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriters; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of the global security, that nominee will be considered the sole owner or holder of our depositary shares represented by the global security for all purposes under the deposit agreement. Except as provided below, owners of beneficial interests in the global security:

•	will not be entitled to have securities represented by the global security registered in their names;

•	will not receive or be entitled to receive physical, certificated securities; and

•

will not be considered the owners or holders of the securities under the deposit agreement for any purpose, including with respect to the giving of any direction, instruction or approval to the depositary under the deposit agreement.

As a result, each investor who owns a beneficial interest in the global security must rely on the procedures of DTC to exercise any rights of a holder of securities under the deposit agreement (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of dividends with respect to our depositary shares represented by the global security will be made by the depositary to DTC’s nominee as the registered holder of the global security. Neither we nor the depositary will have any responsibility or liability for the payment of amounts to owners of beneficial interests in the global security, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those beneficial interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in the global security will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated Securities

Our depositary shares in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of our depositary shares only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global security and a successor depositary is not appointed within 90 days; or

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days.

CONCURRENT OFFERING OF OUR COMMON STOCK

Concurrently with this offering, we are offering, by means of a separate prospectus supplement, 60,550,459 shares of our common stock (or an additional 9,082,568 shares if the underwriters in the Concurrent Offering exercise their option to purchase additional shares of our common stock to cover over-allotments, if any, in full), at a public offering price of $27.25 per share of our common stock.

We estimate that the net proceeds from the Concurrent Offering, after deducting issuance costs and discounts, will be approximately $1,604 million (or approximately $1,844 million if the underwriters in the Concurrent Offering exercise their option to purchase additional shares of our common stock to cover over-allotments, if any, in full). There can be no assurance that the Concurrent Offering will be completed. Completion of this offering of our depositary shares is not contingent upon the completion of the Vectren Merger, the Concurrent Offering or upon the consummation of the Merger Debt Financings, and the completion of the Concurrent Offering is not contingent upon the completion of the Vectren Merger, this offering or upon the consummation of the Merger Debt Financings.

Our common stock will rank junior to our Series A Preferred Stock and our Series B Preferred Stock with respect to the payment of dividends and amounts payable in the event of our liquidation, dissolution or winding-up of our affairs. No dividends may be declared or paid on our common stock unless full cumulative dividends have been paid or set aside for payment on all our outstanding Series A Preferred Stock and Series B Preferred Stock through the most recently completed dividend period. Likewise, in the event of our voluntary or involuntary liquidation, dissolution or winding-up of our affairs, no distribution of our assets may be made to holders of our common stock until we have paid to holders of our Series A Preferred Stock and our Series B Preferred Stock a liquidation preference equal to $1,000 per share plus accumulated and unpaid dividends.

Because the closing of this offering is not contingent upon the completion of the Vectren Merger, Concurrent Offering or upon the consummation of the Merger Debt Financings, you should not assume that Vectren Merger, the Concurrent Offering, or the Merger Debt Financings will take place.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of the material U.S. federal income tax consequences to U.S. holders and non-U.S. holders (each, as defined below) of the purchase, ownership, disposition and conversion of our depositary shares and Series B Preferred Stock issued pursuant to this offering, our Series B Preferred Stock represented by our depositary shares and our common stock received in respect of our depositary shares and Series B Preferred Stock. This discussion does not address all aspects of U.S. federal income taxation that may be relevant in light of personal circumstances, nor does this discussion address the effects of other U.S. federal tax laws, such as estate or gift tax laws, or the effects of any applicable state, local or non-U.S. tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder (“Treasury Regulations”), judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (“IRS”) in effect as of the date of this offering. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a beneficial owner of our Series B Preferred Stock or our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS or a court will not take a contrary position regarding the matters discussed below.

This discussion is limited to beneficial owners that hold our depositary shares, Series B Preferred Stock or common stock, as applicable, as a “capital asset” within the meaning of section 1221 of the Code (generally, property held for investment). This discussion does not address tax consequences relevant to beneficial owners subject to special rules, including, without limitation:

•	U.S. expatriates or former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	U.S. holders whose functional currency is not the U.S. dollar;

•	persons holding our depositary shares, Series B Preferred Stock or common stock, as applicable, as part of a straddle or other risk reduction strategy or as part of a conversion transaction;

•	banks, insurance companies, and other financial institutions;

•	real estate investment trusts or regulated investment companies;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	tax-exempt retirement plans; and

•	persons deemed to sell our depositary shares, Series B Preferred Stock or common stock under the constructive sale provisions of the Code.

If an entity treated as a partnership for U.S. federal income tax purposes holds our depositary shares, Series B Preferred Stock or common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships considering an investment in our depositary shares and partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT INTENDED AS TAX ADVICE. YOU SHOULD CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE

APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, DISPOSITION AND CONVERSION OF OUR DEPOSITARY SHARES, SERIES B PREFERRED STOCK AND COMMON STOCK ARISING UNDER OTHER U.S. FEDERAL TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of our depositary shares, Series B Preferred Stock or common stock that, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons, or (2) has made a valid election under applicable Treasury Regulations to continue to be treated as a U.S. person.

A “non-U.S. holder” is any beneficial owner of our depositary shares, Series B Preferred Stock or common stock that is not a “U.S. holder,” and that is not an entity treated as a partnership for U.S. federal income tax purposes.

Depositary Shares

For U.S. federal income tax purposes, a U.S. holder or non-U.S. holder of our depositary shares will be treated as if it held an interest in a corresponding portion of our underlying Series B Preferred Stock and, accordingly, the exchange of our depositary shares for such stock will not be a taxable event. For ease of discussion, the discussion herein refers to our Series B Preferred Stock, although it applies equally to our depositary shares representing such stock.

Tax Consequences Applicable to U.S. Holders

Distributions Generally

Distributions of cash or other property on our Series B Preferred Stock or our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Subject to customary conditions and limitations, dividends will be eligible for the dividends-received deduction in the case of U.S. holders that are corporations. Dividends paid to non-corporate U.S. holders generally will qualify for taxation at special rates if such U.S. holders meet certain holding period and other applicable requirements. To the extent distributions exceed our current and accumulated earnings and profits, the distributions will be treated first as a non-taxable return of capital to the extent of the U.S. holder’s tax basis in our Series B Preferred Stock or our common stock, as applicable, and thereafter will be taxable as capital gain realized on the sale or other taxable disposition of our Series B Preferred Stock or our common stock, as applicable, as described under “—Dispositions of Our Series B Preferred Stock or Our Common Stock” below.

If we make a distribution on our Series B Preferred Stock in the form of our common stock, such distribution will be taxable for U.S. federal income tax purposes in the same manner as distributions described above. The amount of such distribution and a U.S. holder’s tax basis in such common stock will equal the fair market value of such common stock on the distribution date, and a U.S. holder’s holding period for such common stock will begin on the day following the distribution date. Because such distributions (including any deemed distributions described under “—Adjustments to Conversion Rate” below) would not give rise to any cash from which any applicable withholding tax could be satisfied, if we (or an applicable withholding agent) pay backup withholding on behalf of a U.S. holder (because such U.S. holder failed to establish an exemption from backup withholding), we may, or an applicable withholding agent may, withhold such taxes from payments of cash or shares of our common stock payable to such U.S. holder.

Extraordinary Dividends

Dividends that exceed certain thresholds in relation to a U.S. holder’s tax basis in our Series B Preferred Stock or our common stock could be characterized as “extraordinary dividends” under the Code. A corporate U.S. holder that has held our Series B Preferred Stock or our common stock for two years or less before the dividend announcement date and that receives an extraordinary dividend will generally be required to reduce its tax basis in the stock (but not below zero) with respect to which such dividend was made by the “nontaxed portion” of such dividend, which equals the excess of (i) the amount of such dividend over (ii) the portion of such dividend includible in gross income, reduced by any dividends received deduction allowable with respect to such dividend. If the amount of the reduction exceeds the U.S. holder’s tax basis in such stock, the excess is taxable as capital gain realized on the sale or other disposition of our Series B Preferred Stock or our common stock and will be treated as described under “—Dispositions of Our Series B Preferred Stock or Our Common Stock” below. A non-corporate U.S. holder that receives an extraordinary dividend will be required to treat any losses on the sale of our Series B Preferred Stock or our common stock as long-term capital losses to the extent of the extraordinary dividends such U.S. holder receives that qualify for taxation at the special rates discussed above under “—Distributions Generally.”

Adjustments to Conversion Rate

The conversion rate of our Series B Preferred Stock is subject to adjustment under specified circumstances. In such circumstances, U.S. holders who hold our Series B Preferred Stock may be deemed to have received a distribution from us if the adjustment has the effect of increasing such U.S. holders’ proportionate interests in our assets or earnings and profits. Deemed distributions could be recognized even though such U.S. holders have not received any cash or property as a result of the adjustment or failure to make adjustments.

Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the U.S. holders of our Series B Preferred Stock generally will not be deemed to result in a deemed distribution. However, certain of the possible adjustments to the conversion rate of our Series B Preferred Stock (including, without limitation, adjustments in respect of taxable dividends to our common shareholders) will not qualify as being made pursuant to a bona fide reasonable adjustment formula. The tax consequences of a U.S. holder’s receipt of any deemed distribution from us are as described generally for all distributions under “—Distributions Generally” above.

On April 12, 2016, the IRS proposed Treasury Regulations (the “Proposed Regulations”) addressing the amount and timing of such deemed distributions and certain obligations of withholding agents and filing and notice obligations of issuers with respect to such deemed distributions. If adopted as proposed, the Proposed Regulations would generally provide that (i) the amount of a deemed distribution generally would be the amount of the excess of (x) the fair market value of the conversion right with respect to our Series B Preferred Stock to acquire our common stock as of the time immediately after the relevant adjustment to the conversion rate over (y) the fair market value of the conversion right with respect to our Series B Preferred Stock to acquire our common stock as of the same time had no adjustment been made and (ii) the deemed distribution occurs at the earlier of the date the adjustment occurs under the terms of our Series B Preferred Stock and the date of the actual distribution of cash or property that results in the deemed distribution. If the Proposed Regulations are adopted as final regulations, the final regulations will be effective for deemed distributions occurring on or after the date of such adoption, but holders of our Series B Preferred Stock and withholding agents may rely on the proposed Treasury Regulations prior to that date under certain circumstances.

Dispositions of Our Series B Preferred Stock or Our Common Stock

If a U.S. holder sells or disposes of shares of our Series B Preferred Stock (other than pursuant to a conversion described below) or our common stock, it generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount realized on such sale or other taxable disposition and the U.S. holder’s adjusted basis in such shares of our Series B Preferred Stock or our common stock. This gain or loss generally will be long-term capital gain or loss if the U.S. holder has held our Series B Preferred Stock or our common stock for more than one year. The deductibility of capital losses is subject to limitations.

Conversion of Our Series B Preferred Stock into Our Common Stock

A U.S. holder generally will not recognize gain or loss upon the conversion of our Series B Preferred Stock into our common stock. Any cash or our common stock received upon conversion in respect of dividends in arrears on our Series B Preferred Stock should be treated as described above under “—Distributions Generally.” For the avoidance of doubt, the term “dividends in arrears” does not include dividends to be paid in respect of any portion of the dividend period containing the date of conversion. Except as provided below and except with respect to our common stock received in respect of dividends in arrears, a U.S. holder’s basis and holding period in our common stock received upon conversion generally will be the same as those in the converted Series B Preferred Stock (but the basis will be reduced by additional consideration received and by the portion of the adjusted tax basis allocated to any fractional share of our common stock deemed exchanged for cash). Our common stock received in payment of dividends in arrears and taxed as a dividend upon receipt, if any, will have a basis equal to its fair market value on the date of conversion, and a new holding period which will begin on the day after the conversion.

Cash received upon conversion in lieu of a fractional common share generally will be treated as a payment in a taxable exchange for such fractional common share, and gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the adjusted tax basis allocable to the fractional common share deemed exchanged. This gain or loss will be long-term capital gain or loss if the U.S. holder has held our Series B Preferred Stock for more than one year at the time of conversion.

In the event a U.S. holder converts its Series B Preferred Stock and we deliver, in respect of any such conversion, cash or our common stock in respect of dividends to be paid in respect of a portion of the then-current dividend period or the net present value of future dividends, the tax treatment of the receipt of such cash or our common stock is uncertain. In the event a U.S. holder converts its Series B Preferred Stock and we choose to pay such U.S. holder cash in respect of a portion of the then-current dividend period or the present value of future dividends, although not free from doubt, we believe the receipt of such cash should be treated as additional consideration received by the U.S. holder upon conversion of our Series B Preferred Stock into our common stock and should be taxable to the extent of any gain realized by the U.S. holder. For this purpose, gain generally would equal the excess, if any, of the fair market value of our common stock received upon conversion (including any fractional common share for which cash is received) and the cash received attributable to dividends to be paid in respect of a portion of the then-current dividend period or future dividends over the U.S. holder’s tax basis in our Series B Preferred Stock immediately prior to conversion. The character of such gain recognized (which will be the lesser of such gain and such cash) is uncertain. If the receipt of the cash attributable to dividends to be paid in respect of a portion of the then-current dividend period or future dividends is considered to have the effect of a dividend, such gain (to the extent recognized) would be taxable as dividend income, to the extent of our current and accumulated earnings and profits. Alternatively, such gain could be taxable as capital gain. To the extent the amount of cash received in respect of dividends to be paid in respect of a portion of the then-current dividend period or the net present value of future dividends exceeds the gain realized by a U.S. holder, the excess amount would not be taxable to such U.S. holder but would reduce such U.S. holder’s adjusted tax basis in our common stock.

In the event a U.S. holder converts its Series B Preferred Stock and we pay such U.S. holder our common stock in respect of dividends to be paid that relate to a portion of the then-current dividend period or the present value of future dividends, although not free from doubt, we believe the receipt of such stock should treated as consideration received upon conversion of our Series B Preferred Stock, and should in such case be taxed as described in the first paragraph above under the heading “—Conversion of Our Series B Preferred Stock into Our Common Stock.”

U.S. holders should be aware that the tax treatment described above regarding the payments of cash or our common stock made in respect of dividends to be paid that relate to a portion of the then-current dividend period or future dividends is not certain and may be challenged by the IRS, including on grounds that the amount received attributable to a portion of the then-current dividend period or future dividends represents a taxable dividend to the extent we have earnings and profits at the time of conversion, as described above under “—Distributions Generally.”

In the event a U.S. holder’s Series B Preferred Stock is converted pursuant to certain transactions (including our consolidation or merger into another person), the tax treatment of such a conversion will depend upon the facts underlying the particular transaction triggering such a conversion. U.S. holders should consult their own tax advisors to determine the specific tax treatment of a conversion under such circumstances.

Because payments of our common stock in respect of dividends in arrears will not give rise to any cash from which any applicable withholding tax could be satisfied, if we (or an applicable withholding agent) pay backup withholding on behalf of a U.S. holder (because such U.S. holder failed to establish an exemption from backup withholding), we may, or an applicable withholding agent may, withhold such taxes from payments of cash or shares of our common stock payable to such U.S. holder.

Medicare Tax on Net Investment Income

Certain U.S. holders who are individuals, estates and trusts are subject to an additional 3.8% tax on the lesser of: (1) the U.S. holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the relevant taxable year over a certain threshold (over $250,000 in the case of a married individual filing a joint return or a surviving spouse, $125,000 in the case of a married individual filing a separate return, or $200,000 in the case of a single individual). U.S. holders that are individuals, estates or trusts should consult their tax advisors regarding the effect, if any, of this tax.

Acquisition Termination Redemption

If, as a result of an acquisition termination redemption (as described under “Description of Our Series B Preferred Stock—Acquisition Termination Redemption”), a U.S. holder receives from us a combination of cash and shares of our common stock pursuant to the payment of the acquisition termination redemption amount, we intend to treat the acquisition termination redemption as a recapitalization for U.S. federal income tax purposes. As such, no loss would be recognized upon such acquisition termination redemption, but the U.S. holder would generally be required to recognize any gain in an amount equal to the lesser of (1) the cash payment equal to the acquisition termination dividend amount and (2) the excess of (i) the fair market value of shares of our common stock received upon redemption of the Series B Preferred Stock plus the cash payment described in clause (1) above over (ii) the U.S. holder’s adjusted tax basis in the Series B Preferred Stock at the time of redemption. Any gain recognized will be taxed as capital gain as long as it is “not essentially equivalent to a dividend” with respect to the U.S. holder, and otherwise the gain from the acquisition termination redemption will be taxed in the same manner as a distribution as described above under “—Distributions Generally.” If a U.S. holder owns none or only an insubstantial amount of our voting stock (actually or constructively, based on certain attribution rules), and does not exercise any control or management over our affairs, it is likely that the gain recognized from an acquisition termination redemption would be considered “not essentially equivalent to a dividend” and would be treated as capital gain as described above under “—Dispositions of Our Series B Preferred Stock or Our Common Stock.” The U.S. holder’s tax basis in shares of our common stock received upon redemption of the Series B Preferred Stock would be the same as its tax basis in the Series B Preferred Stock, increased by the amount of gain recognized, if any, and reduced by the amount of the cash payment described in clause (1) above. A U.S. holder’s holding period for the shares of our common stock received upon redemption of the Series B Preferred Stock would include the holding period for such Series B Preferred Stock. Cash received in lieu of a fractional share of our common stock generally would be treated as a payment in exchange for the fractional share. Accordingly, assuming the acquisition termination redemption is not “essentially equivalent to a dividend,” the receipt of cash in lieu of a fractional share generally would result in capital gain or loss measured by the difference between the cash received for the fractional share and the adjusted tax basis in the fractional share. As described under “Description of Our Series B Preferred Stock—Acquisition Termination Redemption,” if the acquisition termination redemption date is after a record date for the payment of a declared dividend and prior to the related dividend payment date, the acquisition termination redemption amount will not include such declared dividend and we will instead pay such declared dividend on such dividend payment date to holders of record as of such record date. Such dividends will be taxable as described under “—Distributions Generally” above. If a U.S. holder receives solely cash pursuant to the payment of the acquisition termination redemption amount, assuming the acquisition termination redemption is not “essentially equivalent to a dividend,” such payment will be treated as described above under “—Dispositions of Our Series B Preferred Stock or Our Common Stock.”

Backup Withholding and Information Reporting

We or an applicable withholding agent will report to U.S. holders and the IRS the amount of dividends paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a U.S. holder may be subject to backup withholding with respect to dividends paid or the proceeds of a disposition of our Series B Preferred Stock or our common stock unless the U.S. holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of exemptions from the backup withholding rules. A U.S. holder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the U.S. holder’s federal income tax liability, provided the required information is timely furnished to the IRS.

Tax Consequences Applicable to Non-U.S. Holders

Distributions Generally

Distributions that are treated as dividends (see “Tax Consequences Applicable to U.S. Holders—Distributions Generally,” “—Adjustments to Conversion Rate,” and “—Conversion of Our Series B Preferred Stock into Our Common Stock”) generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends, or such lower rate specified by an applicable income tax treaty. Distributions that are treated as taxable gain or return of capital could be subject to a withholding tax at a rate of 15% under FIRPTA (as defined below) if we are considered a USRPHC (as defined below) and our stock is not “regularly traded” on an established securities market (see “—Dispositions of Our Series B Preferred Stock and Our Common Stock”). For withholding purposes, we expect that all distributions will be treated as made out of our current or accumulated earnings and profits and thus treated as dividends. However, if it is subsequently determined that a distribution was, in fact, in excess of our current and accumulated earnings and profits, a non-U.S. holder may be able to obtain a refund of withholding taxes by timely filing an appropriate claim for refund with the IRS. Additionally, an applicable income tax treaty may reduce the rate of a withholding tax on distributions received by a non-U.S. holder. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish a valid IRS Form W- 8BEN or W-8BEN-E (or applicable successor form) certifying such non-U.S. holder’s qualification for the reduced rate. This certification must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. Non-U.S. holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If a non-U.S. holder holds our Series B Preferred Stock or our common stock in connection with the conduct of a trade or business in the United States, and dividends paid on our Series B Preferred Stock or our common stock are effectively connected with such non-U.S. holder’s U.S. trade or business, the non-U.S. holder will be exempt from U.S. federal withholding tax. To claim the exemption, the non-U.S. holder must generally furnish a properly executed IRS Form W-8ECI (or applicable successor form).

Any dividends paid on our Series B Preferred Stock or our common stock that are effectively connected with a non-U.S. holder’s U.S. trade or business (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be subject to U.S. federal income tax on a net-income basis at the regular graduated U.S. federal income tax rates applicable to U.S. holders. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

In general, the rules applicable to distributions to non-U.S. holders discussed above are also applicable to deemed distributions to non-U.S. holders resulting from adjustments to or failure to adjust the conversion rate of our Series B Preferred Stock or distributions on our Series B Preferred Stock made in our common stock. See “Tax Consequences Applicable to U.S. Holders—Adjustments to Conversion Rate.” Because deemed distributions or distributions made in our common stock would not give rise to any cash from which any applicable withholding tax could be satisfied, we may, or an applicable withholding agent may, withhold the U.S. federal tax on such dividend from any cash, shares of our common stock, or sales proceeds otherwise payable to a non-U.S. holder.

Under the Proposed Regulations, in addition to those matters discussed above (see “Tax Consequences Applicable to U.S. Holders—Adjustments to Conversion Rate”) which should apply to non-U.S. holders as well, (i) subject to certain limited exceptions, a withholding agent is required to impose any applicable withholding on deemed distributions to a non-U.S. holder and, if there is no associated cash payment, may satisfy such withholding obligations by withholding on other cash payments made to the same beneficial owner or by liquidating other property held in custody for the beneficial owner or over which it has control and (ii) we are required to report the amount of any deemed distributions on our website or to the IRS and to all holders of our Series B Preferred Stock (including holders of our Series B Preferred Stock that would otherwise be exempt from reporting).

Dispositions of Our Series B Preferred Stock and Our Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our Series B Preferred Stock or our common stock, unless:

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States;

•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition, and certain other requirements are met; or

•

our common stock or our Series B Preferred Stock constitutes a “United States real property interest,” or “USRPI,” which could be the case if we are a United States real property holding corporation, or “USRPHC,” for U.S. federal income tax purposes within the meaning of the “Foreign Investment in Real Property Tax Act,” or “FIRPTA.”

Gain described in the first bullet point above will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates applicable to U.S. holders. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

A non-U.S. holder described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty) on any gain derived from the sale, which gain may be offset by any U.S. source capital losses (even though the non-U.S. holder is not considered a resident of the United States).

With respect to the third bullet point above, we believe that we may have been, may currently be, or may become, a USRPHC. Nevertheless, pursuant to an exception for certain interests in publicly traded corporations, even if we are a USRPHC, a non-U.S. holder generally will not be subject to U.S. federal income tax on gain recognized on a sale, exchange or other taxable disposition of our Series B Preferred Stock if (i) any class of our stock (including our Series B Preferred Stock or our common stock) is regularly traded on an established securities market and (ii) the non-U.S. holder’s ownership interest in our Series B Preferred Stock is below a certain threshold. If any class of our stock is regularly traded on an established securities market, then a non-U.S. holder generally will not be subject to U.S. federal income tax on gain recognized on a sale, exchange or other taxable disposition of our Series B Preferred Stock unless (i) if our Series B Preferred Stock is (or is also) regularly traded, such non-U.S. holder’s shares of our Series B Preferred Stock (including shares of our Series B Preferred Stock that are attributed to such non-U.S. holder under applicable attribution rules) represent more than 5% of the total fair market value of all of the shares of our Series B Preferred Stock at any time during the five-year period ending on the date of disposition of such Series B Preferred Stock by the non-U.S. holder or (ii) if our Series B Preferred Stock is not regularly traded, such non-U.S. holder’s shares of our Series B Preferred Stock (including shares of our Series B Preferred Stock that are attributed to such non-U.S. holder under applicable attribution rules) have a fair market value on the date of acquisition greater than the fair market value of 5% of our common stock (if our common stock is regularly traded) or our regularly traded class of stock with the lowest fair market value (if our common stock is not regularly traded). We expect at least one of our classes of stock to be regularly traded on an established securities market, but this cannot be assured. Prospective investors should consult their own tax advisors regarding the application of the exception for certain interests in publicly traded corporations.

If gain on the sale or other taxable disposition of our stock were subject to taxation under FIRPTA, the non-U.S. holder would be subject to U.S. federal income tax on the gain realized on a disposition of our depositary shares, Series B Preferred Stock or common stock, generally would be required to file a U.S. federal income tax return, and (if the relevant securities were not then publicly traded, and certain other conditions were met) a 15% withholding tax would apply to the gross proceeds from such sale. Non-U.S. holders should consult their own tax advisers about the consequences that could result if we are, or become, a USRPHC.

Conversion of Our Series B Preferred Stock into Our Common Stock

Subject to the discussion above under “—Dispositions of Our Series B Preferred Stock and Our Common Stock,” a non-U.S. holder generally will not recognize gain or loss upon the conversion of our Series B Preferred Stock into our common stock, assuming the Series B Preferred Stock is not treated as a USRPI on the date of conversion. If, with respect to a non-U.S. holder, the Series B Preferred Stock is treated as a USRPI on the date of conversion, then the non-U.S. holder generally will recognize gain or loss upon conversion of the Series B Preferred Stock into our common stock, unless the common stock is treated as a USRPI in the hands of the non-U.S. holder immediately following the conversion.

Cash received upon conversion in lieu of a fractional common share generally will be treated as a payment in a taxable exchange for such fractional common share. See “—Dispositions of Our Series B Preferred Stock and Our Common Stock.” Cash or our common stock received in respect of dividends in arrears on our Series B Preferred Stock should be treated in the manner described above under “Tax Consequences Applicable to U.S. Holders—Conversion of Our Series B Preferred Stock into Our Common Stock,” and we, or an applicable withholding agent, will withhold tax from such amounts, as described above under “—Distributions Generally.” A non-U.S. holder may recognize capital gain or dividend income when such holder receives cash attributable to a dividend to be paid in respect of a portion of the then-current dividend period or the net present value of future dividends, as described above under “Tax Consequences Applicable to U.S. Holders—Conversion of Our Series B Preferred Stock into Our Common Stock.” The tax treatment of such amount is uncertain, and we, or an applicable withholding agent, will withhold 30% of such amount as described under “—Distributions Generally.”

Backup Withholding Tax and Information Reporting

An applicable withholding agent must report annually to the IRS and to each non-U.S. holder the amount of distributions, including deemed distributions, on our Series B Preferred Stock or our common stock paid to such non-U.S. holder and the amount of any tax withheld with respect to those distributions. These information reporting requirements apply even if no withholding was required because the distributions were effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Backup withholding, however, generally will not apply to payments to a non-U.S. holder on our Series B Preferred Stock or our common stock provided that the non-U.S. holder furnishes to the payor the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, or that certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if the payor has actual knowledge, or reason to know, that the non U.S. holder is not an exempt recipient.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends (including deemed dividends) on, or gross proceeds from the sale or other disposition of, our Series B Preferred Stock or our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Withholding under FATCA currently applies to applicable payments of dividends and will apply to applicable payments of gross proceeds from the sale or other disposition of our Series B Preferred Stock or our common stock made only for sales or other dispositions after December 31, 2018.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our Series B Preferred Stock or our common stock.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the acquisition and holding of our depositary shares by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts (“IRAs”) and other arrangements that are subject to Section 4975 of the Code or employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), non-U.S. plans (as described in Section 4(b)(4) of ERISA) or other plans that are not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

This summary is based on the provisions of ERISA and the Code (and related regulations and administrative and judicial interpretations) as of the date of this prospectus supplement. This summary does not purport to be complete, and no assurance can be given that future legislation, court decisions, regulations, rulings or pronouncements will not significantly modify the requirements summarized below. Any of these changes may be retroactive and may thereby apply to transactions entered into prior to the date of their enactment or release. This discussion is general in nature and is not intended to be all inclusive, nor should it be construed as investment or legal advice.

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of an ERISA Plan or any authority or control respecting the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in our depositary shares with a portion of the assets of any Plan, a fiduciary should consider the Plan’s particular circumstances and all of the facts and circumstances of the investment and determine whether the acquisition and holding of our depositary shares is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code, or any Similar Law relating to the fiduciary’s duties to the Plan, including, without limitation:

•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;

•	whether, in making the investment, the ERISA Plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA and any other applicable Similar Laws;

•	whether the investment is permitted under the terms of the applicable documents governing the Plan;

•

whether the acquisition or holding of our depositary shares will constitute a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code (please see discussion under “—Prohibited Transaction Issues” below); and

•

whether the Plan will be considered to hold, as plan assets, (i) only our depositary shares or (ii) an undivided interest in our underlying assets (please see the discussion under “—Plan Asset Issues” below).

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of

ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, if an ERISA Plan engages in such a non-exempt prohibited transaction, the fiduciary of such ERISA Plan may be subject to excise taxes, penalties and liabilities under ERISA and the Code. The acquisition and/or holding of our depositary shares by an ERISA Plan with respect to which the issuer, an underwriter, or a guarantor is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption.

Because of the foregoing, our depositary shares should not be acquired or held by any person investing “plan assets” of any Plan, unless such acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.

Plan Asset Issues

Additionally, a fiduciary of a Plan should consider whether the Plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that we would become a fiduciary of the Plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code and any other applicable Similar Laws.

The Department of Labor (the “DOL”) regulations provide guidance with respect to whether the assets of an entity in which ERISA Plans acquire equity interests would be deemed “plan assets” under some circumstances. Under these regulations, an entity’s assets generally would not be considered to be “plan assets” if, among other things:

(a)

the equity interests acquired by ERISA Plans are “publicly-offered securities” (as defined in the DOL regulations)—i.e., the equity interests are part of a class of securities that is widely held by 100 or more investors independent of the issuer and each other, are freely transferable, and are either registered under certain provisions of the federal securities laws or sold to the ERISA Plan as part of a public offering under certain conditions;

(b)

the entity is an “operating company” (as defined in the DOL regulations)—i.e., it is primarily engaged in the production or sale of a product or service, other than the investment of capital, either directly or through a majority-owned subsidiary or subsidiaries; or

(c)

there is no significant investment by “benefit plan investors” (as defined in the DOL regulations)—i.e., immediately after the most recent acquisition by an ERISA Plan of any equity interest in the entity, less than 25% of the total value of each class of equity interest (disregarding certain interests held by persons (other than benefit plan investors) with discretionary authority or control over the assets of the entity or who provide investment advice for a fee (direct or indirect) with respect to such assets, and any affiliates thereof) is held by benefit plan investors. “Benefit plan investors,” for this purpose includes ERISA Plans, IRAs and certain other Plans (but not including governmental plans, foreign plans and certain church plans), and entities whose underlying assets are deemed to include plan assets by reason of a Plan’s investment in the entity.

Due to the complexity of these rules and the excise taxes, penalties and liabilities that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering acquiring and/or holding our depositary shares on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the acquisition and holding of our depositary shares. Purchasers of our depositary shares have the exclusive responsibility for ensuring that their acquisition and holding of our depositary shares complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA, the Code or applicable Similar Laws. The sale of our depositary shares to a Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plan or that such investment is appropriate for any such Plan.

UNDERWRITING

Subject to the terms and conditions set forth in an underwriting agreement between us and the underwriters named below for our depositary shares, for whom Morgan Stanley & Co. LLC, Goldman Sachs & Co. LLC, Citigroup Global Markets Inc. and Wells Fargo Securities, LLC are acting as representatives, we have agreed to sell to each of the underwriters, and each of the underwriters has severally agreed to purchase from us, the number of depositary shares set forth opposite its name below.

Underwriter	Number of Depositary Shares
Morgan Stanley & Co. LLC	3,400,000
Goldman Sachs & Co. LLC	3,400,000
Citigroup Global Markets Inc.	1,190,000
Wells Fargo Securities, LLC	1,190,000
Barclays Capital Inc.	850,000
Credit Suisse Securities (USA) LLC	850,000
Deutsche Bank Securities Inc.	850,000
J.P. Morgan Securities LLC	850,000
Mizuho Securities USA LLC	850,000
MUFG Securities Americas Inc.	850,000
RBC Capital Markets, LLC	850,000
PNC Capital Markets LLC	272,000
Regions Securities LLC	272,000
TD Securities (USA) LLC	272,000
U.S. Bancorp Investments, Inc.	272,000
The Williams Capital Group, L.P.	221,000
BNY Mellon Capital Markets, LLC	170,000
Comerica Securities, Inc.	170,000
Evercore Group L.L.C.	76,500
WR Securities, LLC	76,500
R. Seelaus & Co., Inc.	34,000
Samuel A. Ramirez & Company, Inc.	34,000
Total	17,000,000

The underwriters are offering our depositary shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by counsel, including the validity of our depositary shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The following table shows the per share and total underwriting discounts to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 2,550,000 additional depositary shares to cover over-allotments, if any.

Paid by us	No Exercise	Full Exercise
Per Depositary Share	$1.375	$1.375
Total	$23,375,000	$26,881,250

Depositary shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any depositary shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.825 per depositary share from the public offering price. After the initial offering of the depositary shares, the representatives may change the offering price and the other selling terms. The offering of the depositary shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We have granted to the underwriters an option to purchase up to an additional 2,550,000 depositary shares to cover any over-allotments at the public offering price, less the underwriting discount. The underwriters may exercise this option at any time and from time to time, in whole or in part, within 30 days of the date of this prospectus supplement, with certain limitations. To the extent the option is exercised, each underwriter must purchase a stated amount of additional depositary shares approximately proportionate to that underwriter’s initial purchase commitment.

We have agreed that, for a period commencing on the date of this prospectus supplement and ending on the 60th day after the date of this prospectus supplement, and subject to certain limited exceptions, we will not, without the prior written consent of Morgan Stanley & Co. LLC and Goldman Sachs & Co. LLC, (i) offer, sell, contract to sell, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by us or any of our affiliates or any person in privity with us or any of our affiliates, directly or indirectly, including the filing (or participation in the filing) of a registration statement with the SEC in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to any shares of our preferred stock or our depositary shares representing interests therein, including our depositary shares (other than our depositary shares to be sold pursuant to this offering), any common stock or any securities convertible or exercisable or exchangeable for Series B Preferred Stock or our common stock, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of shares of our preferred stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of such securities, in cash or otherwise provided, however, that we may (1) issue and sell the depositary shares and issue and deposit the Series B Preferred Stock represented thereby, (2) issue and sell shares of our common stock in the Concurrent Offering, (3) issue shares of our common stock upon conversion of the Series B Preferred Stock and any shares of our common stock permitted to be paid as a dividend on the Series B Preferred Stock pursuant to the Statement of Resolution, (4) issue shares of our common stock or securities convertible into or exchangeable for shares of our common stock upon exercise of an option or warrant or conversion of a security outstanding on the date of the prospectus, (5) issue shares of our common stock or securities convertible into or exchangeable for shares of our common stock in amounts permitted on the date hereof under our employee or non-employee director stock option plans, benefit plans and long-term incentive plans and (6) issue shares of our common stock or securities convertible into or exchangeable for shares of our common stock under the CenterPoint Energy, Inc. Savings Plan and CenterPoint Energy, Inc. Investor’s Choice Plan. The foregoing shall not, during the 60 day period, prohibit us from filing any (i) registration statements, including pre- or post-effective amendments to registration statements, with the SEC relating to any of our securities other than common stock or securities convertible into or exchangeable for common stock or (ii) registration statements, including pre- or post-effective amendments to registration statements, (A) relating to the issuance of shares of our common stock in amounts permitted on the date hereof pursuant to any of our employee or non-employee director stock option plans, benefit plans and long-term incentive plans, (B) relating to the issuance of shares of our common stock pursuant to the CenterPoint Energy, Inc. Savings Plan or the CenterPoint Energy, Inc. Investor’s Choice Plan or (C) relating to shares of our common stock issuable upon conversion of our convertible debt securities existing at the date hereof. The restrictions in this paragraph do not apply to (i) the issuance by us of shares of our common stock, preferred stock or depositary shares representing interests therein or debt securities in order to finance the Vectren Merger or (ii) the filing by us of any registration statements, including pre- or post-effective amendments to registration statements, with the SEC in order to finance the Vectren Merger. The representatives, in their sole discretion, may waive these restrictions in whole or in part at any time with or without notice.

Our directors and certain of our officers have entered into agreements agreeing that, for a period commencing on the date of this prospectus supplement and ending on the 60th day after the date of this prospectus supplement, and subject to certain limited exceptions, they will not, without the prior written consent of Morgan Stanley & Co. LLC and Goldman Sachs & Co. LLC, (i) offer, sell, contract to sell, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise), directly or indirectly, including the filing (or participation in the filing) of a registration statement with the SEC in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to any shares of our preferred stock or our depositary shares representing interests therein, including our depositary shares, any shares of our common stock or any securities convertible or exercisable or exchangeable for shares of our Series B Preferred Stock or shares of our common stock, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of shares of our preferred stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of such securities, in cash or otherwise, provided, however, the foregoing restrictions shall not apply to (A) transactions related to our preferred stock or our depositary shares representing interests therein, including our depositary shares, any shares of our common stock or any securities convertible or exercisable or exchangeable for shares of our Series B Preferred Stock or shares of our common stock acquired in open market transactions after the completion of the offering described in the immediately preceding paragraph; provided that no filing under Section 16(a) of the Exchange Act or other public announcement shall be required or shall be made voluntarily in connection with such forfeiture, cancellation, withholding, surrender or delivery, other than a filing on Form 4, (B) transfers or dispositions of units in the fund holding shares of our common stock under the CenterPoint Energy, Inc. Savings Plan, (C) transfers or dispositions to us for the purpose of satisfying any of our tax withholding obligations pursuant to our employee or non-employee director stock option plans, benefit plans or long-term incentive plans, (D) transfers or dispositions of shares of our common stock as a bona fide gift if the transferee agrees to be bound by the foregoing restrictions; provided that no filing under Section 16(a) of the Exchange Act or other public announcement shall be required or shall be made voluntarily in connection with such forfeiture, cancellation, withholding, surrender or delivery, other than a filing on Form 4, (E) transactions under a plan established under Rule 10b5-1 under the Exchange Act, prior to the date hereof, provided that to the extent a public announcement or filing under the Exchange Act, if any, is required or voluntarily made, such filing or announcement shall include a statement that such transaction was made pursuant to a plan established under Rule 10b5-1 under the Exchange Act, or (F) transfers of shares of our preferred stock or our depositary shares representing interests therein, including our depositary shares, any shares of our common stock or any securities convertible or exercisable or exchangeable for shares of our Series B Preferred Stock or shares of our common stock either during such executive’s or officer’s lifetime or on death (i) by will or intestacy, (ii) to a trust the beneficiaries of which are exclusively the undersigned and/or a member or members of his or her immediate family, or (iii) by operation of law pursuant to a domestic relations order in connection with a divorce settlement or other court order.

The obligations of the underwriters, including their agreement to purchase our depositary shares from us, are several and not joint. The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions and that the underwriters will be obligated to purchase all of our depositary shares if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of the non-defaulting underwriters under the agreement may be increased or the offering of our depositary shares may be terminated.

We intend to apply to list our depositary shares on The New York Stock Exchange under the symbol “CNPPRB,” and if approved, we expect trading of our depositary shares on The New York Stock Exchange to begin within the 30-day period after the initial delivery of our depositary shares. In addition, we will use our commercially reasonable efforts to keep our depositary shares listed on one of The New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or any of their respective successors). However, there can be no assurance that our depositary shares will be listed and, if listed, that they will continue to be listed. Our common stock is listed on The New York Stock Exchange and The Chicago Stock Exchange, in each case, under the trading symbol “CNP.”

In connection with this offering, the underwriters may purchase and sell the depositary shares or shares of our common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of depositary shares than they are required to purchase in this offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional depositary shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional depositary shares to cover over-allotments, if any, or purchasing depositary shares in the open market. In determining the source of depositary shares to cover the covered short position, the underwriters will consider, among other things, the price of depositary shares available for purchase in the open market as compared to the price at which they may purchase additional depositary shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional depositary shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing depositary shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the depositary shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of depositary shares or shares of our common stock made by the underwriters in the open market prior to the completion of this offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased depositary shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the depositary shares, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the depositary shares. As a result, the price of the depositary shares may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We estimate that our share of the total expenses of the offering of our depositary shares offered hereby, excluding the underwriting discount, will be approximately $1 million. The underwriters have agreed to reimburse us for certain expenses incurred by us in connection with this offering.

We have agreed to indemnify the several underwriters against, or contribute to payments that the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933, as amended.

We expect that delivery of our depositary shares offered hereby will be made against payment therefor on or about October 1, 2018, which will be the third business day following the date of pricing of our depositary shares (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade our depositary shares on the initial pricing date of our depositary shares or the next succeeding business day will be required, by virtue of the fact that our depositary shares initially will settle in T+3, to specify alternative settlement arrangements at the time of any such trade to prevent a failed settlement and should consult their own advisors.

The underwriters and their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. In the ordinary course of their respective businesses, certain of the underwriters and/or their affiliates have engaged, and may in the future engage, in commercial banking, investment banking, trust or investment management transactions with us and our affiliates for which they have received, and will in the future receive, customary compensation. Furthermore, affiliates of Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC provided us with the Commitment Letter relating to potential borrowings under the Bridge Facility.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and instruments of ours or our affiliates. If any of the underwriters and their affiliates has a lending relationship with us, certain of these underwriters or their affiliates routinely hedge and certain of these underwriters or their affiliates may hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially our common stock or our depositary shares offered hereby. Any credit default swaps or short positions could adversely affect future trading prices of our depositary shares offered hereby and our common stock. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or financial instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

Depositary shares are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”). This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of the depositary shares in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of depositary shares. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Directive.

Each person in a Member State of the EEA to whom any offer of the depositary shares is made or who receives any communication in respect of, or who initially acquires any depositary shares under, the offer to the public contemplated in this prospectus supplement and the accompanying prospectus, or to whom the depositary shares are otherwise made available will be deemed to have represented, warranted and agreed to and with the underwriters and us that they and any person on whose behalf they acquire depositary shares as a financial intermediary, as that term is defined in Article 3(2) of the Prospectus Directive, is: (i) a “qualified investor” within the meaning of the law in that Member State implementing Article 2(1)(e) of the Prospectus Directive; and (ii) not a “retail investor” as defined above.

Notice to Prospective Investors in the United Kingdom

In the United Kingdom, this prospectus supplement and the accompanying prospectus are being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “FSMA”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the FSMA (all such persons together being referred to as “relevant persons”). This prospectus supplement and accompanying prospectus must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this prospectus supplement and accompanying prospectus relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

The depositary shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the depositary shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, us, or the depositary shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of depositary shares will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA), and the offer of depositary shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of depositary shares.

Notice to Prospective Investors in Australia

This prospectus supplement and the accompanying prospectus:

•	do not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);

•

have not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and do not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act;

•

do not constitute or involve a recommendation to acquire, an offer or invitation for issue or sale, an offer or invitation to arrange the issue or sale, or an issue or sale, of interests to a “retail client” (as defined in section 761G of the Corporations Act and applicable regulations) in Australia; and

•

may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or “Exempt Investors,” available under section 708 of the Corporations Act.

The depositary shares may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the depositary shares may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any depositary shares may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the depositary shares, you represent and warrant to us that you are an Exempt Investor.

As any offer of depositary shares under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the depositary shares you undertake to us that you will not, for a period of 12 months from the date of issue of the depositary shares, offer, transfer, assign or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Notice to Prospective Investors in Canada

The depositary shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the depositary shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

Baker Botts L.L.P., Houston, Texas will pass on the validity of the securities offered in this prospectus supplement. Dana C. O’Brien, Esq., our Senior Vice President, General Counsel and Assistant Secretary, or Monica Karuturi, Esq., our Vice President and Associate General Counsel, Corporate and Securities, may pass on other legal matters for us. Hunton Andrews Kurth LLP, New York, New York and Davis Polk & Wardwell LLP, New York, New York, will pass on certain legal matters for the underwriters.

EXPERTS

The consolidated financial statements incorporated in this document by reference from our Annual Report on Form 10-K for the year ended December 31, 2017, and the effectiveness of our internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Vectren Corporation and subsidiary companies as of December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017 and the related financial statement schedule, incorporated in this prospectus supplement by reference from the Current Report on Form 8-K of CenterPoint Energy, Inc. dated August 14, 2018, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

In this prospectus supplement, including the information we incorporate by reference, we make statements concerning our expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are not historical facts. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those expressed or implied by these statements. You can generally identify our forward-looking statements by the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “plan,” “potential,” “predict,” “projection,” “should,” “target,” “will” or other similar words.

We have based our forward-looking statements on our management’s beliefs and assumptions based on information reasonably available to our management at the time the statements are made. We caution you that assumptions, beliefs, expectations, intentions and projections about future events may and often do vary materially from actual results. Therefore, we cannot assure you that actual results will not differ materially from those expressed or implied by our forward-looking statements.

The following are some of the factors that could cause actual results to differ from those expressed or implied by our forward-looking statements:

•

the performance of Enable, the amount of cash distributions we receive from Enable, Enable’s ability to redeem our ENBL Series A Preferred Units in certain circumstances and the value of our interest in Enable, and factors that may have a material impact on such performance, cash distributions and value, including factors such as:

•

competitive conditions in the midstream industry, and actions taken by Enable’s customers and competitors, including the extent and timing of the entry of additional competition in the markets served by Enable;

•

the timing and extent of changes in the supply of natural gas and associated commodity prices, particularly prices of natural gas and natural gas liquids, the competitive effects of the available pipeline capacity in the regions served by Enable, and the effects of geographic and seasonal commodity price differentials, including the effects of these circumstances on re-contracting available capacity on Enable’s interstate pipelines;

•	the demand for crude oil, natural gas, natural gas liquids and transportation and storage services;

•	environmental and other governmental regulations, including the availability of drilling permits and the regulation of hydraulic fracturing;

•	recording of non-cash goodwill, long-lived asset or other than temporary impairment charges by or related to Enable;

•	changes in tax status;

•	access to debt and equity capital; and

•	the availability and prices of raw materials and services for current and future construction projects;

•

industrial, commercial and residential growth in our service territories and changes in market demand, including the demand for our non-rate regulated products and services and effects of energy efficiency measures and demographic patterns;

•	timely and appropriate rate actions that allow recovery of costs and a reasonable return on investment;

•	future economic conditions in regional and national markets and their effect on sales, prices and costs;

•	weather variations and other natural phenomena, including the impact of severe weather events on operations and capital;

•

state and federal legislative and regulatory actions or developments affecting various aspects of our businesses (including the businesses of Enable), including, among others, energy deregulation or re-regulation, pipeline integrity and safety and changes in regulation and legislation pertaining to trade, health care, finance and actions regarding the rates charged by our regulated businesses;

•

the expected timing, likelihood and benefits of completion of the Vectren Merger, including the timing, receipt and terms and conditions of any required approvals by Vectren’s shareholders and governmental and regulatory agencies or the outcome of shareholder litigation filed against Vectren that could reduce anticipated benefits or cause the parties to delay or abandon the Vectren Merger, as well as the ability to successfully integrate the businesses and realize anticipated benefits, the possibility that long-term financing for the Vectren Merger may not be put in place before the closing of the Vectren Merger or that financing terms may not be as expected and the risk that the credit ratings of the combined company or its subsidiaries may be different from what we expect;

•

tax legislation, including the effects of the tax reform legislation informally called the Tax Cuts and Jobs Act of 2017 (which includes any potential changes to interest deductibility) and uncertainties involving state commissions’ and local municipalities’ regulatory requirements and determinations regarding the treatment of excess deferred income taxes and our rates;

•	our ability to mitigate weather impacts through normalization or rate mechanisms, and the effectiveness of such mechanisms;

•	the timing and extent of changes in commodity prices, particularly natural gas, and the effects of geographic and seasonal commodity price differentials on us and Enable;

•	actions by credit rating agencies, including any potential downgrades to credit ratings;

•	changes in interest rates and their impact on costs of borrowing and the valuation of our pension benefit obligation;

•

problems with regulatory approval, construction, implementation of necessary technology or other issues with respect to major capital projects that result in delays or in cost overruns that cannot be recouped in rates;

•	local, state and federal legislative and regulatory actions or developments relating to the environment, including those related to global climate change;

•	the impact of unplanned facility outages;

•

any direct or indirect effects on our or Enable’s facilities, operations and financial condition resulting from terrorism, cyber-attacks, data security breaches or other attempts to disrupt our businesses or the businesses of third parties, or other catastrophic events such as fires, earthquakes, explosions, leaks, floods, droughts, hurricanes, pandemic health events or other occurrences;

•	our ability to invest planned capital and the timely recovery of our investment in capital;

•	our ability to control operation and maintenance costs;

•	the sufficiency of our insurance coverage, including availability, cost, coverage and terms and ability to recover claims;

•	the investment performance of our pension and postretirement benefit plans;

•

commercial bank and financial market conditions, our access to capital, the cost of such capital, and the results of our financing and refinancing efforts, including availability of funds in the debt capital markets;

•	changes in rates of inflation;

•	inability of various counterparties to meet their obligations to us;

•	non-payment for our services due to financial distress of our customers;

•	the extent and effectiveness of our and Enable’s risk management and hedging activities, including, but not limited to financial and weather hedges and commodity risk management activities;

•

timely and appropriate regulatory actions, which include actions allowing securitization, for any future hurricanes or natural disasters or other recovery of costs, including costs associated with Hurricane Harvey;

•

our or Enable’s potential business strategies and strategic initiatives, including restructurings, joint ventures and acquisitions or dispositions of assets or businesses (including a reduction of our interests in Enable, if any, whether through our decision to sell all or a portion of the Enable common units we own in the public equity markets or otherwise, subject to certain limitations), which we and Enable cannot assure you will be completed or will have the anticipated benefits to us or Enable;

•	acquisition and merger activities involving us or our competitors, including the ability to successfully complete merger, acquisition and divestiture plans;

•	our or Enable’s ability to recruit, effectively transition and retain management and key employees and maintain good labor relations;

•	the outcome of litigation;

•

the ability of retail electric providers (“REP”), including REP affiliates of NRG Energy, Inc. (“NRG”) and Vistra Energy Corp., formerly known as TCEH Corp., to satisfy their obligations to us and our subsidiaries;

•

the ability of GenOn Energy, Inc. (formerly known as RRI Energy, Inc., Reliant Energy, Incorporated and Reliant Resources, Inc.), a wholly-owned subsidiary of NRG, and its subsidiaries, currently the subject of bankruptcy proceedings, to satisfy their obligations to us, including indemnity obligations;

•	changes in technology, particularly with respect to efficient battery storage or the emergence or growth of new, developing or alternative sources of generation;

•	the timing and outcome of any audits, disputes and other proceedings related to taxes;

•	the effective tax rates;

•	the effect of changes in and application of accounting standards and pronouncements; and

•	other factors we discuss in “Risk Factors” beginning on page S-19 of this prospectus supplement.

You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to update or revise any forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain further information regarding the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public on the SEC’s Internet site located at http://www.sec.gov. You can obtain information about us at the offices of The New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus supplement, which includes information incorporated by reference (see “Incorporation By Reference” below), is part of a registration statement we have filed with the SEC relating to the securities we may offer. As permitted by SEC rules, this prospectus supplement does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, the exhibits and the schedules for more information about us and our securities. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its Internet site.

You may also obtain a copy of the Statement of Resolution at no cost by writing to or telephoning us at the following address:

CenterPoint Energy, Inc.

Attn: Investor Relations

P.O. Box 4567

Houston, Texas 77210-4567

(713) 207-6500

INCORPORATION BY REFERENCE

We are “incorporating by reference” into this prospectus supplement certain information we file with the SEC. This means we are disclosing important information to you by referring you to the documents containing the information. The information we incorporate by reference is considered to be part of this prospectus supplement. Information that we file later with the SEC that is deemed incorporated by reference into this prospectus supplement (but not information deemed to be furnished to and not filed with the SEC) will automatically update and supersede information previously included.

We are incorporating by reference into this prospectus supplement the documents listed below and any subsequent filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, as amended (excluding information deemed to be furnished and not filed with the SEC), until all our depositary shares offered hereby are sold:

•

our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, including the portions of our definitive proxy statement filed on Schedule 14A on March 15, 2018 that are incorporated by reference therein;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018 and June 30, 2018;

•

our Current Reports on Form 8-K filed February 27, 2018, April 11, 2018, April 23, 2018, April 30, 2018, May 29, 2018, June 18, 2018, June 28, 2018, August 14, 2018, August 16, 2018, August 23, 2018, August 28, 2018 and September 24, 2018; and

•

the description of our common stock contained in our Current Report on Form 8-K filed on April 5, 2013, as amended by our Current Reports on Form 8-K filed on July 30, 2014, December 11, 2015 and February 24, 2017 and Item 9B of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and we may further update that description from time to time.

You may also obtain a copy of our filings with the SEC at no cost by writing to or telephoning us at the following address:

CenterPoint Energy, Inc.

Attn: Investor Relations

P.O. Box 4567

Houston, Texas 77210-4567

(713) 207-6500

PROSPECTUS

CenterPoint Energy, Inc.

1111 Louisiana

Houston, Texas 77002

(713) 207-1111

CENTERPOINT ENERGY, INC.

SENIOR DEBT SECURITIES

JUNIOR SUBORDINATED DEBT SECURITIES

COMMON STOCK

PREFERRED STOCK

STOCK PURCHASE CONTRACTS

EQUITY UNITS

DEPOSITARY SHARES

We will provide additional terms of our securities in one or more supplements to this prospectus. You should read this prospectus and the related prospectus supplement carefully before you invest in our securities. No person may use this prospectus to offer and sell our securities unless a prospectus supplement accompanies this prospectus.

The Offering

We may offer from time to time:

•	senior debt securities;

•	junior subordinated debt securities;

•	common stock;

•	preferred stock;

•	stock purchase contracts;

•	equity units; and

•	depositary shares.

Our common stock is listed on the New York Stock Exchange and the Chicago Stock Exchange under the symbol “CNP.”

Investing in our securities involves risks. See “Risk Factors” on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 24, 2018.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we have filed with the Securities and Exchange Commission (SEC) using a “shelf” registration process. Using this process, we may offer any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will file a supplement to this prospectus with the SEC that will describe the specific terms of the offering. The prospectus supplement may also add to, update or change the information contained in this prospectus. Before you invest, you should carefully read this prospectus, the applicable prospectus supplement and the information contained in the documents we refer to under the heading “Where You Can Find More Information.”

We have not authorized anyone to provide any information or make any representations other than those contained in this prospectus, any prospectus supplement and any communication from us or any underwriter specifying the final terms of a particular offering. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus, any prospectus supplement or any communication from us or any underwriter specifying the final terms of a particular offering is accurate as of any date other than the date on the front of that document. Any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

The Bank of New York Mellon Trust Company, National Association, in each of its capacities referenced herein, including, but not limited to, trustee, purchase contract agent, collateral agent, custodial agent, securities intermediary and paying agent, has not participated in the preparation of this prospectus and assumes no responsibility for its content.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain further information regarding the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public on the SEC’s Internet site located at http://www.sec.gov. You can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus, which includes information incorporated by reference (see “Incorporation by Reference” below), is part of a registration statement we have filed with the SEC relating to the securities we may offer. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, the exhibits and the schedules for more information about us and our securities. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its Internet site.

INCORPORATION BY REFERENCE

We are “incorporating by reference” into this prospectus certain information we file with the SEC. This means we are disclosing important information to you by referring you to the documents containing the information. The information we incorporate by reference is considered to be part of this prospectus. Information that we file later with the SEC that is deemed incorporated by reference into this prospectus (which does not include information deemed pursuant to the SEC’s rules to be furnished to and not filed with the SEC) will automatically update and supersede information previously included.

We are incorporating by reference into this prospectus the documents listed below and any subsequent filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding information deemed pursuant to the SEC’s rules to be furnished and not filed with the SEC) until all the securities are sold:

•	our Annual Report on Form 10-K for the year ended December 31, 2017,

•	our Quarterly Reports on Form 10-Q for the periods ended March 31, 2018 and June 30, 2018,

•

our Current Reports on Form 8-K filed on February 27, 2018, April 11, 2018, April 23, 2018, April 30, 2018, May 29, 2018, June 18, 2018, June 28, 2018, August 14, 2018, August 16, 2018, August 23, 2018, August 28, 2018 and September 24, 2018 and

•

the description of our common stock contained in our Current Report on Form 8-K filed on April 5, 2013, as amended by our Current Reports on Form 8-K filed on July 30, 2014, December 11, 2015 and February 24, 2017 and Item 9B of our Annual Report on Form 10-K for the year ended December 31, 2015, and we may further update that description from time to time.

You may also obtain a copy of our filings with the SEC at no cost by writing to or telephoning us at the following address:

CenterPoint Energy, Inc.

Attn: Investor Relations

P.O. Box 4567

Houston, Texas 77210-4567

(713) 207-6500

ABOUT CENTERPOINT ENERGY, INC.

We are a public utility holding company. Our operating subsidiaries own and operate electric transmission and distribution facilities and natural gas distribution facilities. As of the date of this prospectus, our indirect, wholly-owned subsidiaries included:

•	CenterPoint Energy Houston Electric, LLC, which engages in the electric transmission and distribution business in the Texas Gulf Coast area that includes the city of Houston, and

•

CenterPoint Energy Resources Corp., which (i) owns and operates natural gas distribution systems in six states and (ii) obtains and offers competitive variable and fixed-price physical natural gas supplies and services primarily to commercial and industrial customers and electric and natural gas utilities in 33 states through its wholly-owned subsidiary, CenterPoint Energy Services, Inc.

As of the date of this prospectus, CenterPoint Energy Midstream, Inc., our direct, wholly-owned subsidiary, owned approximately 54.0% of the common units representing limited partner interests in Enable Midstream Partners LP (Enable), which owns, operates and develops natural gas and crude oil infrastructure assets. CenterPoint Energy Midstream, Inc., as of the date of this prospectus, also owned a 50% management interest and 40% economic interest in Enable’s general partner, Enable GP, LLC. As of the date of this prospectus, we also owned an aggregate of 14,520,000 10% Series A Fixed-to-Floating Non-Cumulative Redeemable Perpetual Preferred Units, representing limited partner interests in Enable (“ENBL Series A Preferred Units”).

Our principal executive offices are located at 1111 Louisiana, Houston, Texas 77002 (telephone number: (713) 207-1111).

RISK FACTORS

Our businesses are influenced by many factors that are difficult to predict and that involve uncertainties that may materially affect actual operating results, cash flows and financial condition. These risk factors include those described as such in the documents that are incorporated by reference in this prospectus (which risk factors are incorporated herein by reference), and could include additional uncertainties not presently known to us or that we currently do not consider material. Before making an investment decision, you should carefully consider these risks as well as any other information we include or incorporate by reference in this prospectus or include in any applicable prospectus supplement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

In this prospectus, including the information we incorporate by reference, we make statements concerning our expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are not historical facts. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those expressed or implied by these statements. You can generally identify our forward-looking statements by the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “plan,” “potential,” “predict,” “projection,” “should,” “target,” “will” or other similar words. We use the terms “we” and “our” in this section to mean CenterPoint Energy, Inc. and its subsidiaries.

We have based our forward-looking statements on our management’s beliefs and assumptions based on information reasonably available to our management at the time the statements are made. We caution you that assumptions, beliefs, expectations, intentions and projections about future events may and often do vary materially from actual results. Therefore, we cannot assure you that actual results will not differ materially from those expressed or implied by our forward-looking statements.

The following are some of the factors that could cause actual results to differ from those expressed or implied by our forward-looking statements:

•

the performance of Enable, the amount of cash distributions we receive from Enable, Enable’s ability to redeem the ENBL Series A Preferred Units in certain circumstances and the value of our interest in Enable, and factors that may have a material impact on such performance, cash distributions and value, including factors such as:

•

competitive conditions in the midstream industry, and actions taken by Enable’s customers and competitors, including the extent and timing of the entry of additional competition in the markets served by Enable;

•

the timing and extent of changes in the supply of natural gas and associated commodity prices, particularly prices of natural gas and natural gas liquids, the competitive effects of the available pipeline capacity in the regions served by Enable, and the effects of geographic and seasonal commodity price differentials, including the effects of these circumstances on re-contracting available capacity on Enable’s interstate pipelines;

•	the demand for crude oil, natural gas, natural gas liquids and transportation and storage services;

•	environmental and other governmental regulations, including the availability of drilling permits and the regulation of hydraulic fracturing;

•	recording of non-cash goodwill, long-lived asset or other than temporary impairment charges by or related to Enable;

•	changes in tax status;

•	access to debt and equity capital; and

•	the availability and prices of raw materials and services for current and future construction projects;

•

industrial, commercial and residential growth in our service territories and changes in market demand, including the demand for our non-rate regulated products and services and effects of energy efficiency measures and demographic patterns;

•	timely and appropriate rate actions that allow recovery of costs and a reasonable return on investment;

•	future economic conditions in regional and national markets and their effect on sales, prices and costs;

•	weather variations and other natural phenomena, including the impact of severe weather events on operations and capital;

•

tax legislation, including the effects of the tax reform legislation informally called the Tax Cuts and Jobs Act of 2017 (which includes any potential changes to interest deductibility) and uncertainties involving state commissions’ and local municipalities’ regulatory requirements and determinations regarding the treatment of excess deferred income taxes and our rates;

•

state and federal legislative and regulatory actions or developments affecting various aspects of our businesses (including the businesses of Enable), including, among others, energy deregulation or re-regulation, pipeline integrity and safety and changes in regulation and legislation pertaining to trade, health care, finance and actions regarding the rates charged by our regulated businesses;

•	our ability to mitigate weather impacts through normalization or rate mechanisms, and the effectiveness of such mechanisms;

•	the timing and extent of changes in commodity prices, particularly natural gas, and the effects of geographic and seasonal commodity price differentials on us and Enable;

•	actions by credit rating agencies, including any potential downgrades to credit ratings;

•	changes in interest rates and their impact on costs of borrowing and the valuation of our pension benefit obligation;

•

problems with regulatory approval, construction, implementation of necessary technology or other issues with respect to major capital projects that result in delays or in cost overruns that cannot be recouped in rates;

•	local, state and federal legislative and regulatory actions or developments relating to the environment, including those related to global climate change;

•	the impact of unplanned facility outages;

•

any direct or indirect effects on our or Enable’s facilities, operations and financial condition resulting from terrorism, cyber-attacks, data security breaches or other attempts to disrupt our businesses or the businesses of third parties, or other catastrophic events such as fires, earthquakes, explosions, leaks, floods, droughts, hurricanes, pandemic health events or other occurrences;

•	our ability to invest planned capital and the timely recovery of our investment in capital;

•	our ability to control operation and maintenance costs;

•	the sufficiency of our insurance coverage, including availability, cost, coverage and terms and ability to recover claims;

•	the investment performance of our pension and postretirement benefit plans;

•

commercial bank and financial market conditions, our access to capital, the cost of such capital, and the results of our financing and refinancing efforts, including availability of funds in the debt capital markets;

•	changes in rates of inflation;

•	inability of various counterparties to meet their obligations to us;

•	non-payment for our services due to financial distress of our customers;

•	the extent and effectiveness of our and Enable’s risk management and hedging activities, including, but not limited to financial and weather hedges and commodity risk management activities;

•

timely and appropriate regulatory actions, which include actions allowing securitization, for any future hurricanes or natural disasters or other recovery of costs, including costs associated with Hurricane Harvey;

•

our or Enable’s potential business strategies and strategic initiatives, including restructurings, joint ventures and acquisitions or dispositions of assets or businesses (including a reduction of our interests in Enable, if any, whether through our decision to sell all or a portion of the Enable common units we own in the public equity markets or otherwise, subject to certain limitations), which we and Enable cannot assure you will be completed or will have the anticipated benefits to us or Enable;

•	acquisition and merger activities involving us or our competitors, including the ability to successfully complete merger, acquisition and divestiture plans;

•	our or Enable’s ability to recruit, effectively transition and retain management and key employees and maintain good labor relations;

•	the outcome of litigation;

•

the ability of retail electric providers (“REP”), including REP affiliates of NRG Energy, Inc. (“NRG”) and Vistra Energy Corp., formerly known as TCEH Corp., to satisfy their obligations to us and our subsidiaries;

•

the ability of GenOn Energy, Inc. (formerly known as RRI Energy, Inc., Reliant Energy, Incorporated and Reliant Resources, Inc.), a wholly-owned subsidiary of NRG, and its subsidiaries, currently the subject of bankruptcy proceedings, to satisfy their obligations to us, including indemnity obligations;

•	changes in technology, particularly with respect to efficient battery storage or the emergence or growth of new, developing or alternative sources of generation;

•	the timing and outcome of any audits, disputes and other proceedings related to taxes;

•	the effective tax rates;

•	the effect of changes in and application of accounting standards and pronouncements; and

•

other factors we discuss in “Risk Factors” in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2017 and in “Risk Factors” in Item 1A of Part II of our Quarterly Report on Form 10-Q for the period ended March 31, 2018, which is incorporated herein by reference, and in other reports we file from time to time with the SEC that are incorporated by reference.

You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to update or revise any forward-looking statements.

RATIOS OF EARNINGS TO FIXED CHARGES AND RATIOS OF EARNINGS TO COMBINED

FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our historical ratios of earnings to fixed charges and our historical ratios of earnings to combined fixed charges and preferred stock dividends, in each case for each of the periods indicated. The ratios are calculated pursuant to the applicable rules of the SEC.

	Six Months Ended June 30,	Year Ended December 31,
	2018(1)	2017	2016	2015	2014(2)	2013(2)
Ratio of earnings to fixed charges	1.69	3.70	2.74	2.67	2.79	2.42
Ratio of earnings to combined fixed charges and preferred stock dividends(3)	1.69	3.70	2.74	2.67	2.79	2.42

(1)	We do not believe that the ratio for the six-month period is necessarily indicative of the ratio for the twelve-month period due to the seasonal nature of our business.
(2)

Excluded from the computation of fixed charges for the years ended December 31, 2014, and 2013 is interest expense of $3 million and interest income of $6 million respectively, which is included in income tax expense.

(3)

We had no preferred stock outstanding for any period presented above and, accordingly, our ratios of earnings to combined fixed charges and preferred stock dividends are the same as our ratios of earnings to fixed charges.

USE OF PROCEEDS

Unless we inform you otherwise in the prospectus supplement, we anticipate using any net proceeds from the sale of our securities offered by this prospectus for general corporate purposes. These purposes may include, but are not limited to:

•	working capital,

•	capital expenditures,

•	acquisitions,

•	the repayment or refinancing of debt, and

•	loans or advances to subsidiaries.

Pending any specific application, we may initially invest funds, loan funds to affiliates or apply them to the reduction of short-term indebtedness, commercial paper or debt under our revolving credit facility.

DESCRIPTION OF OUR DEBT SECURITIES

The debt securities offered by this prospectus will be CenterPoint Energy’s general unsecured obligations. CenterPoint Energy will issue senior debt securities (“senior debt securities”) under an indenture, dated as of May 19, 2003, between CenterPoint Energy and The Bank of New York Mellon Trust Company, National Association (successor in trust to JPMorgan Chase Bank), as trustee (as supplemented from time to time, the “senior indenture”) and junior subordinated debt securities (“junior subordinated debt securities”) under a separate indenture to be entered into between us and The Bank of New York Mellon Trust Company, National Association, as trustee (as supplemented from time to time, the “junior subordinated indenture”). We will refer to the senior indenture and the junior subordinated indenture together as the “indentures,” and each as an

“indenture.” The indentures will be substantially identical, except for provisions relating to subordination and covenants. We have filed, through incorporation by reference, the senior indenture and a form of the junior subordinated indenture as exhibits to the registration statement of which this prospectus is a part. We have summarized selected provisions of the indentures and the debt securities below. This summary is not complete and is qualified in its entirety by reference to the indentures. References to section numbers in this description of our debt securities, unless otherwise indicated, are references to section numbers of the indentures.

You should carefully read the summary below, the applicable prospectus supplement and the provisions of the applicable indenture that may be important to you before investing in our senior debt securities or junior subordinated debt securities.

Provisions Applicable to Each Indenture

General. We may issue debt securities from time to time in one or more series under the applicable indenture. There is no limitation on the amount of debt securities we may issue under either indenture. We will describe the particular terms of each series of debt securities we offer in a supplement to this prospectus. The terms of our debt securities will include those set forth in the applicable indenture and those made a part of such indenture by the Trust Indenture Act of 1939 (Trust Indenture Act).

Subject to the exceptions, and subject to compliance with the applicable requirements set forth in the applicable indenture, we may discharge our obligations under the indentures with respect to our debt securities as described below under “— Defeasance.”

Terms. We will describe the specific terms of the series of debt securities being offered in a supplement to this prospectus. These terms will include some or all of the following:

•	the title of the debt securities,

•	whether the debt securities are senior debt securities or junior subordinated debt securities,

•	any limit on the total principal amount of the debt securities,

•	the date or dates on which the principal of the debt securities will be payable or the method used to determine or extend those dates,

•

any interest rate on the debt securities, any date from which interest will accrue, any interest payment dates and regular record dates for interest payments, or the method used to determine any of the foregoing, the basis for calculating interest if other than a 360-day year of twelve 30-day months and any right to extend or defer interest payments and the duration of such extension or deferral,

•

the place or places where payments on the debt securities will be payable, the debt securities may be presented for registration of transfer or exchange, and notices and demands to or upon us relating to the debt securities may be made,

•	any provisions that would allow or obligate us to redeem or purchase the debt securities prior to their maturity,

•	the denominations in which we will issue the debt securities, if other than denominations of an integral multiple of $1,000,

•	any provisions that would determine payments on the debt securities by reference to an index or a formula,

•	any foreign currency, currencies or currency units in which payments on the debt securities will be payable and the manner for determining the equivalent amount in U.S. dollars ($),

•	any provisions for payments on the debt securities in one or more currencies or currency units other than those in which the debt securities are stated to be payable,

•

the percentage of the principal amount at which the debt securities will be issued and the portion of the principal amount of the debt securities that will be payable if the maturity of the debt securities is accelerated, if other than the entire principal amount,

•

if the principal amount to be paid at the stated maturity of the debt securities is not determinable as of one or more dates prior to the stated maturity, the amount that will be deemed to be the principal amount as of any such date for any purpose,

•

any variation of the defeasance and covenant defeasance sections of the applicable indenture and the manner in which our election to defease the debt securities will be evidenced, if other than by a board resolution,

•

whether we will issue the debt securities in the form of temporary or permanent global securities, the depositories for the global securities, and provisions for exchanging or transferring the global securities,

•	whether the interest rate of the debt securities may be reset,

•	whether the stated maturity of the debt securities may be extended,

•

any addition to or change in the events of default for the debt securities and any change in the right of the trustee or the holders of the debt securities to declare the principal amount of the debt securities due and payable,

•	any addition to or change in the covenants in the applicable indenture,

•	any additions or changes to the applicable indenture necessary to issue the debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons,

•	the appointment of any paying agents for the debt securities, if other than the trustee,

•	the terms of any right to convert or exchange the debt securities into any other securities or property,

•	the terms and conditions, if any, pursuant to which the debt securities are secured,

•	any restriction or condition on the transferability of the debt securities,

•	with respect to the junior subordinated indenture, any changes to the subordination provisions for the junior subordinated debt securities, and

•	any other terms of the debt securities consistent with the applicable indenture. (Section 301)

Any limit on the maximum total principal amount for any series of the debt securities may be increased by resolution of our board of directors. We may sell the debt securities, including original issue discount securities, at a substantial discount below their stated principal amount. If there are any special United States federal income tax considerations applicable to debt securities we sell at an original issue discount, we will describe them in the prospectus supplement. In addition, we will describe in the prospectus supplement any special United States federal income tax considerations and any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars.

Form, Exchange and Transfer. We will issue the debt securities in registered form, without coupons. Unless we inform you otherwise in the prospectus supplement, we will only issue debt securities in denominations of integral multiples of $1,000. (Section 302)

Holders generally will be able to exchange debt securities for other debt securities of the same series with the same total principal amount and the same terms but in different authorized denominations. (Section 305)

Holders may present debt securities for exchange or for registration of transfer at the office of the security registrar or at the office of any transfer agent we designate for that purpose. The security registrar or designated transfer agent will exchange or transfer the debt securities if it is satisfied with the documents of title and identity of the person making the request. We will not charge a service charge for any exchange or registration of transfer of debt securities. However, we may require payment of a sum sufficient to cover any tax or other governmental charge payable for the registration of transfer or exchange. Unless we inform you otherwise in the prospectus supplement, we will appoint the trustee as security registrar. We will identify any transfer agent in addition to the security registrar in the prospectus supplement. (Section 305) At any time we may:

•	designate additional transfer agents,

•	rescind the designation of any transfer agent, or

•	approve a change in the office of any transfer agent.

However, we are required to maintain a transfer agent in each place of payment for the debt securities at all times. (Sections 305 and 1002)

If we elect to redeem a series of debt securities, neither we nor the trustee will be required:

•

to issue, register the transfer of or exchange any debt securities of that series during the period beginning at the opening of business 15 days before the day we mail the notice of redemption for the series and ending at the close of business on the day the notice is mailed, or

•

to register the transfer or exchange of any debt security of that series if we have selected the series for redemption, in whole or in part, except for the unredeemed portion of the series. (Section 305)

Book-entry. We may issue the debt securities of a series in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. We may issue global debt securities in either temporary or permanent form. We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security.

Payment and Paying Agents. Under both indentures, we will pay interest on the debt securities to the persons in whose names the debt securities are registered at the close of business on the regular record date for each interest payment. However, unless we inform you otherwise in the prospectus supplement, we will pay the interest payable on the debt securities at their stated maturity to the persons to whom we pay the principal amount of the debt securities. The initial payment of interest on any series of debt securities issued between a regular record date and the related interest payment date will be payable in the manner provided by the terms of the series, which we will describe in the prospectus supplement. (Section 307)

Unless we inform you otherwise in the prospectus supplement, we will pay principal, premium, if any, and interest on the debt securities at the offices of the paying agents we designate. However, except in the case of a global security, we may pay interest by:

•	check mailed to the address of the person entitled to the payment as it appears in the security register, or

•	by wire transfer in immediately available funds to the place and account designated in writing by the person entitled to the payment as specified in the security register.

We will designate the trustee as the sole paying agent for the debt securities unless we inform you otherwise in the prospectus supplement. If we initially designate any other paying agents for a series of debt securities, we will identify them in the prospectus supplement. At any time, we may designate additional paying agents or rescind the designation of any paying agents. However, we are required to maintain a paying agent in each place of payment for the debt securities at all times. (Sections 307 and 1002)

Any money deposited with the trustee or any paying agent for the payment of principal, premium, if any, and interest on the debt securities that remains unclaimed for two years after the date the payments became due, may be repaid to us upon our request. After we have been repaid, holders entitled to those payments may only look to us for payment as our unsecured general creditors. The trustee and any paying agents will not be liable for those payments after we have been repaid. (Section 1003)

Restrictive Covenants. We will describe any restrictive covenants for any series of debt securities in the prospectus supplement.

Consolidation, Merger and Sale of Assets. Under both indentures, we may not consolidate with or merge into, or convey, transfer or lease our properties and assets substantially as an entirety to, any person, referred to as a “successor person” unless:

•

the successor person is a corporation, partnership, trust or other entity organized and validly existing under the laws of the United States of America or any state thereof or the District of Columbia,

•	the successor person expressly assumes our obligations with respect to the debt securities and the applicable indenture,

•	immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, would occur and be continuing, and

•	we have delivered to the trustee the certificates and opinions required under the applicable indenture. (Section 801)

As used in the indenture, the term “corporation” means a corporation, association, company, limited liability company, joint-stock company or business trust.

Events of Default. Unless we inform you otherwise in the prospectus supplement, each of the following will be an event of default under each indenture for a series of debt securities:

•	our failure to pay principal or premium, if any, on that series when due, including at maturity or upon redemption or acceleration,

•	our failure to pay any interest on that series for 30 days after the interest becomes due,

•	our failure to deposit any sinking fund payment, when due, relating to that series,

•

our failure to perform, or our breach in any material respect of, any other covenant or warranty in the applicable indenture, other than a covenant or warranty included in such indenture solely for the benefit of another series of debt securities, for 90 days after either the trustee or holders of at least 25% in principal amount of the outstanding debt securities of that series have given us written notice of the breach in the manner required by the applicable indenture,

•	specified events involving our bankruptcy, insolvency or reorganization, and

•	any other event of default we may provide for that series,

provided, however, that no event described in the fourth bullet point above will be an event of default until an officer of the trustee, assigned to and working in the trustee’s corporate trust department, has actual knowledge of the event or until the trustee receives written notice of the event at its corporate trust office. (Section 501)

If an event of default for a series of debt securities occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount of all the debt securities of that series due and immediately payable. To declare the principal amount of that series of debt securities due and immediately payable, the trustee or the holders must deliver a notice that satisfies the requirements of the applicable indenture. Upon a declaration by the trustee or the holders, we will be obligated to pay the principal amount of the series of debt securities.

The right described in the preceding paragraph does not apply if an event of default described in the fifth bullet point above occurs, or an event of default described in the sixth bullet point above that applies to all outstanding debt securities under the applicable indenture occurs. If one of the events of default described in the fifth bullet point above occurs with respect to the debt securities of any series, the debt securities of that series then outstanding under the applicable indenture will be due and payable immediately. If any of the events of default described in the sixth bullet point above that apply to all outstanding debt securities under an indenture occurs and is continuing, either the trustee or holders of at least 25% in principal amount of all of the debt securities then outstanding under the applicable indenture, treated as one class, may declare the principal amount of all of the debt securities then outstanding under such indenture to be due and payable immediately. To declare the principal amount of the debt securities due and immediately payable, the trustee or the holders must deliver a notice that satisfies the requirements of the applicable indenture. Upon a declaration by the trustee or the holders, we will be obligated to pay the principal amount of the debt securities.

However, after any declaration of acceleration of a series of debt securities, but before a judgment or decree for payment has been obtained, the event of default giving rise to the declaration of acceleration will, without further act, be deemed to have been waived, and such declaration and its consequences will, without further act, be deemed to have been rescinded and annulled if:

•	we have paid or deposited with the trustee a sum sufficient to pay:

•	all overdue interest,

•	the principal and premium, if any, due otherwise than by the declaration of acceleration and any interest on such amounts,

•	any interest on overdue interest, to the extent legally permitted, and

•	all amounts due to the trustee under the applicable indenture, and

•

all events of default with respect to that series of debt securities, other than the nonpayment of the principal which became due solely by virtue of the declaration of acceleration, have been cured or waived. (Section 502)

If an event of default occurs and is continuing, the trustee will generally have no obligation to exercise any of its rights or powers under the applicable indenture at the request or direction of any of the holders, unless the holders offer reasonable indemnity to the trustee. (Section 603) The holders of a majority in principal amount of the outstanding debt securities of any series will generally have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee for the debt securities of that series, provided that:

•	the direction is not in conflict with any law or the applicable indenture,

•	the trustee may take any other action it deems proper which is not inconsistent with the direction, and

•

the trustee will have the right to decline to follow the direction if an officer of the trustee determines, in good faith, that the proceeding would involve the trustee in personal liability or would otherwise be contrary to applicable law. (Section 512)

A holder of a debt security of any series may only pursue a remedy under the applicable indenture if:

•	the holder gives the trustee written notice of a continuing event of default for that series,

•	holders of at least 25% in principal amount of the outstanding debt securities of that series make a written request to the trustee to institute proceedings with respect to the event of default,

•	the holders offer reasonable indemnity to the trustee,

•	the trustee fails to pursue that remedy within 60 days after receipt of the notice, request and offer of indemnity, and

•	during that 60-day period, the holders of a majority in principal amount of the debt securities of that series do not give the trustee a direction inconsistent with the request. (Section 507)

However, these limitations do not apply to a suit by a holder of a debt security demanding payment of the principal, premium, if any, or interest on a debt security on or after the date the payment is due. (Section 508)

We will be required to furnish to the trustee annually a statement by some of our officers regarding our performance or observance of any of the terms of the applicable indenture and specifying all of our known defaults, if any. (Section 1004)

Modification and Waiver. We may enter into one or more supplemental indentures to either indenture with the trustee without the consent of the holders of the debt securities to:

•	evidence the succession of another corporation to us, or successive successions and the assumption of our covenants, agreements and obligations by a successor,

•	add to our covenants for the benefit of the holders of any series of debt securities or to surrender any of our rights or powers,

•	add events of default for any series of debt securities,

•	add to or change any provision of the applicable indenture to the extent necessary to issue debt securities in bearer form,

•

add to, change or eliminate any provision of the applicable indenture applying to one or more series of debt securities, including, for the junior subordinated indenture, the subordination provisions, provided that if such action adversely affects the interests of any holder of any series of debt securities issued thereunder, the addition, change or elimination will become effective with respect to that series only when no security of that series remains outstanding,

•	convey, transfer, assign, mortgage or pledge any property to or with the trustee or to surrender any right or power conferred upon us by the applicable indenture,

•	establish the form or terms of any series of debt securities,

•	provide for uncertificated securities in addition to certificated securities,

•	evidence and provide for successor trustees or to add to or change any provisions to the extent necessary to appoint a separate trustee or trustees for a specific series of debt securities,

•

correct any ambiguity, defect or inconsistency under the applicable indenture, provided that such action does not adversely affect the interests of the holders of any series of debt securities issued thereunder,

•

supplement any provisions of the applicable indenture necessary to defease and discharge any series of debt securities, provided that such action does not adversely affect the interests of the holders of any series of debt securities issued thereunder,

•	comply with the rules or regulations of any securities exchange or automated quotation system on which any debt securities are listed or traded, or

•

add, change or eliminate any provisions of the applicable indenture in accordance with any amendments to the Trust Indenture Act, provided that the action does not adversely affect the rights or interests of any holder of debt securities issued thereunder. (Section 901)

We may enter into one or more supplemental indentures to either indenture with the trustee to add to, change or eliminate provisions of such indenture or to modify the rights of the holders of one or more series of debt securities if we obtain the consent of the holders of a majority in principal amount of the outstanding debt securities of each series affected by the supplemental indenture, treated as one class. However, without the consent of the holders of each outstanding debt security affected by the supplemental indenture, we may not enter into a supplemental indenture that:

•	changes the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, except to the extent permitted by the applicable indenture,

•	reduces the principal amount of, or any premium or interest on, any debt security,

•	reduces the amount of principal of an original issue discount security or any other debt security payable upon acceleration of the maturity thereof,

•	changes the place or currency of payment of principal, premium, if any, or interest,

•	impairs the right to institute suit for the enforcement of any payment on any debt security,

•

reduces the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification of the applicable indenture, for waiver of compliance with certain provisions of such indenture or for waiver of certain defaults,

•

makes certain modifications to the provisions for modification of the applicable indenture and for certain waivers, except to increase the principal amount of debt securities necessary to consent to any such charge,

•	in the case of the junior subordinated indenture, modifies the subordination provisions in a manner adverse to the holders of the junior subordinated debt securities,

•

makes any change that adversely affects the right to convert or exchange any debt security or decreases the conversion or exchange rate or increases the conversion price of any convertible or exchangeable debt security, or

•	changes the terms and conditions pursuant to which any series of debt securities is secured in a manner adverse to the holders of the debt securities. (Section 902)

In addition, we may not modify the subordination provisions of any outstanding junior subordinated debt securities without the consent of each holder of our senior debt that would be adversely affected thereby. The term “senior debt” is defined below under “— Provisions Applicable Solely to Junior Subordinated Debt Securities — Subordination.”

Holders of a majority in principal amount of the outstanding debt securities of any series may waive past defaults or noncompliance with restrictive provisions of the applicable indenture with respect to such series. However, the consent of holders of each outstanding debt security of a series is required to:

•	waive any default in the payment of principal, premium, if any, or interest, or

•

waive any covenants and provisions of the applicable indenture that may not be amended without the consent of the holder of each outstanding debt security of the series affected. (Sections 513 and 1006)

To determine whether the holders of the requisite principal amount of the outstanding debt securities have taken an action under the applicable indenture as of a specified date:

•

the principal amount of an “original issue discount security” that will be deemed to be outstanding will be the amount of the principal that would be due and payable as of that date upon acceleration of the maturity to that date,

•

if, as of that date, the principal amount payable at the stated maturity of a debt security is not determinable, for example, because it is based on an index, the principal amount of the debt security deemed to be outstanding as of that date will be an amount determined in the manner prescribed for the debt security,

•

the principal amount of a debt security denominated in one or more foreign currencies or currency units that will be deemed to be outstanding will be the U.S. dollar equivalent, determined as of that date in the manner prescribed for the debt security, of the principal amount of the debt security or, in the case of a debt security described in the two preceding bullet points, of the amount described above, and

•	debt securities owned by us or any other obligor upon the debt securities or any of our or their affiliates will be disregarded and deemed not to be outstanding.

An “original issue discount security” means a debt security issued under either indenture which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of maturity. Some debt securities, including those for the payment or redemption of which money has been deposited or set aside in trust for the holders and those that have been fully defeased pursuant to Section 1402 of both indentures, will not be deemed to be outstanding. (Section 101)

We will generally be entitled to set any day as a record date for determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the applicable indenture. In limited circumstances, the trustee will be entitled to set a record date for action by holders of outstanding debt securities. If a record date is set for any action to be taken by holders of a particular series, the action may be taken only by persons who are holders of outstanding debt securities of that series on the record date. To be effective, the action must be taken by holders of the requisite principal amount of debt securities within a specified period following the record date. For any particular record date, this period will be 180 days or such shorter period as we may specify, or the trustee may specify, if it set the record date. (Section 104)

Satisfaction and Discharge. We may discharge our obligations under either indenture while debt securities remain outstanding if (1) all outstanding debt securities issued under the applicable indenture have become due and payable, (2) all outstanding debt securities issued under the applicable indenture will become due and payable at their scheduled maturity within one year, or (3) all outstanding debt securities issued under the applicable indenture are scheduled for redemption in one year, and in each case, we have deposited with the trustee an amount sufficient to pay and discharge all outstanding debt securities issued under the applicable indenture on the date of their scheduled maturity or the scheduled date of redemption and we have paid all other sums payable under the applicable indenture.

Defeasance. When we use the term defeasance, we mean discharge from some or all of our obligations under either indenture. Unless we inform you otherwise in the prospectus supplement, if we deposit with the trustee funds or government securities sufficient to make payments on the debt securities of a series on the dates those payments are due and payable, then, at our option, either of the following will occur:

•	we will be discharged from our obligations with respect to the debt securities of that series (“legal defeasance”), or

•

we will no longer have any obligation to comply with the restrictive covenants under the applicable indenture, and the related events of default will no longer apply to us, but some of our other obligations under the indenture and the debt securities of that series, including our obligation to make payments on those debt securities, will survive.

If we effect legal defeasance of a series of debt securities, the holders of the debt securities of the series affected will not be entitled to the benefits of the applicable indenture, except for our obligations to:

•	register the transfer or exchange of debt securities,

•	replace mutilated, destroyed, lost or stolen debt securities, and

•	maintain paying agencies and hold moneys for payment in trust.

Unless we inform you otherwise in the prospectus supplement, we will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize gain or loss for federal income tax purposes and that the holders would be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the deposit and related defeasance had not occurred. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the United States Internal Revenue Service or a change in law to that effect. (Sections 1401, 1402, 1403 and 1404)

Notices. Holders will receive notices by mail at their addresses as they appear in the security register or as otherwise specified in the applicable indenture. (Section 106)

Title. We may treat the person in whose name a debt security is registered on the applicable record date as the owner of the debt security for all purposes, whether or not it is overdue. (Section 309)

Governing Law. New York law will govern both indentures and the debt securities. (Section 112)

Regarding the Trustee. As of June 30, 2018, the trustee served as trustee for $0.6 billion aggregate principal amount of our debt securities and $118 million aggregate principal amount of pollution control bonds issued on our behalf. In addition, the trustee serves as trustee for debt securities of some of our subsidiaries. We and our affiliates maintain brokerage and other relationships with the trustee and its affiliates in the normal course of business.

If an event of default occurs under either indenture and is continuing, the trustee will be required to use the degree of care and skill of a prudent person in the conduct of that person’s own affairs. The trustee will become obligated to exercise any of its powers under the applicable indenture at the request of any of the holders of any debt securities issued under such indenture only after those holders have offered the trustee indemnity satisfactory to it.

If the trustee becomes one of our creditors, its rights to obtain payment of claims in specified circumstances, or to realize for its own account on certain property received in respect of any such claim as security or otherwise will be limited under the terms of the applicable indenture. (Section 613) The trustee may engage in certain other transactions; however, if the trustee acquires any conflicting interest (within the meaning specified under the Trust Indenture Act), it will be required to eliminate the conflict or resign. (Section 608)

Provisions Applicable Solely to Senior Debt Securities

Ranking. Our senior debt securities will rank equally in right of payment with all of our other existing and future unsecured and unsubordinated indebtedness.

Provisions Applicable Solely to Junior Subordinated Debt Securities

Subordination. The junior subordinated debt securities are subordinate and junior in right of payment, to the extent and in the manner stated in the junior subordinated indenture, to all of our senior indebtedness, as defined in the junior subordinated indenture.

Unless we inform you otherwise in a prospectus supplement, “senior indebtedness” means:

•

all indebtedness and obligations of, or guaranteed or assumed by, us for borrowed money or evidenced by bonds, debentures, notes or other similar instruments, whether existing on the date of the junior subordinated indenture or subsequently created, incurred or assumed, and

•	all amendments, renewals, extensions, modifications and refundings of any indebtedness or obligations of that kind.

Notwithstanding the foregoing, “senior indebtedness” excludes (i) our indebtedness to our subsidiaries, (ii) trade accounts payable and accrued liabilities arising in the ordinary course of business and (iii) the junior subordinated debt securities and any other indebtedness or obligations that would otherwise constitute indebtedness if it is specifically designated as being subordinate, or not superior, in right of payment to the junior subordinated debt securities. “Senior indebtedness” includes, as of June 30, 2018, $828 million of our 2.0% Zero-Premium Exchangeable Subordinated Notes due 2029.

We will describe additional provisions of our junior subordinated debt securities in a prospectus supplement applicable to the particular series of junior subordinated debt securities.

Defeasance. Upon the effectiveness of any defeasance or covenant defeasance permitted with respect to our junior subordinated securities, the junior subordinated debt securities then outstanding shall cease to be subordinated. See “— Provisions Applicable to Both Indentures — Defeasance.”

DESCRIPTION OF OUR CAPITAL STOCK

The following descriptions are summaries of material terms of our common stock, preferred stock, articles of incorporation and bylaws. This summary is qualified by reference to our restated articles of incorporation and third amended and restated bylaws, each as amended to date, copies of which we have filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and by the provisions of applicable law. As of June 30, 2018, our authorized capital stock consisted of:

•	1,000,000,000 shares of common stock, par value $0.01 per share, of which 431,547,782 shares were outstanding, excluding 166 shares held as treasury stock, and

•	20,000,000 shares of preferred stock, par value $0.01 per share, of which no shares were outstanding.

On August 22, 2018, we issued 800,000 shares of our Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share, with a liquidation preference of $1,000 per share, at a price to the public of $1,000 per share.

Common Stock

Voting Rights. Holders of our common stock are entitled to one vote for each share on all matters submitted to a vote of shareholders, including the election of directors. There are no cumulative voting rights. Subject to the voting rights expressly conferred to the holders of our preferred stock, the holders of our common stock possess exclusive full voting power for the election of directors and for all other purposes. Our bylaws provide that director nominees are elected by the vote of a majority of the votes cast with respect to the director by shareholders entitled to vote at the meeting in an uncontested election. An election is contested if, at a specified time before we file our definitive proxy statement with the SEC, the number of nominees exceeds the number of directors to be elected, in which case directors will be elected by the vote of a plurality of the votes cast by shareholders entitled to vote at the meeting.

Dividends. Subject to preferences that may be applicable to any of our outstanding preferred stock, the holders of our common stock are entitled to dividends when, as and if declared by the board of directors out of funds legally available for that purpose.

Liquidation Rights. If we are liquidated, terminated or wound up, the holders of our common stock will be entitled to a pro rata share in any distribution to shareholders, but only after satisfaction of all of our liabilities and of the prior rights of any outstanding class of our preferred stock, which may include the right to participate further with the holders of our common stock in the distribution of any of our remaining assets.

Preemptive Rights. Holders of our common stock are not entitled to any preemptive or conversion rights or other subscription rights.

Transfer Agent and Registrar. Broadridge Corporate Issuer Solutions, Inc. serves as transfer agent and registrar for our common stock.

Other Provisions. There are no redemption or sinking fund provisions applicable to our common stock. No personal liability will attach to holders of such shares under the laws of the State of Texas. Subject to the provisions of our articles of incorporation and bylaws imposing certain supermajority voting provisions, the rights of the holders of shares of our common stock may not be modified except by a vote of at least a majority of the shares outstanding, voting together as a single class.

Preferred Stock

Our board of directors may cause us to issue preferred stock from time to time in one or more series and may fix the number of shares and the terms of each series without the approval of our shareholders. Our board of directors may determine the terms of each series, including:

•	the designation of the series,

•	dividend rates and payment dates,

•	whether dividends will be cumulative, non-cumulative or partially cumulative, and related terms,

•	redemption rights,

•	liquidation rights,

•	sinking fund provisions,

•	conversion rights,

•	voting rights, and

•	any other terms.

The prospectus supplement relating to any series of preferred stock will include specific terms relating to the offering. We will file the form of the preferred stock with the SEC before we issue any of it. The prospectus supplement for any offering of preferred stock will include some or all of the following terms:

•	the title of the preferred stock,

•	the maximum number of shares of the series,

•	the dividend rate or the method of calculating the dividend, the date from which dividends will accrue and whether dividends will be cumulative,

•	any liquidation preference,

•	any optional redemption provisions,

•	any sinking fund or other provisions that would obligate us to redeem or purchase the preferred stock,

•	any terms for the conversion or exchange of the preferred stock for other securities of us or any other entity,

•	any voting rights, and

•	any other preferences and relative, participating, optional or other special rights or any qualifications, limitations or restrictions on the rights of the shares.

The issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of holders of our common stock. It could also affect the likelihood that holders of our common stock will receive dividend payments and payments upon liquidation. The issuance of shares of preferred stock, or the issuance of rights to purchase shares of preferred stock, could be used to discourage an attempt to obtain control of us. For example, if, in the exercise of its fiduciary obligations, our board were to determine that a takeover proposal was not in our best interest, the board could authorize the issuance of a series of preferred stock containing class voting rights that would enable the holder or holders of the series to prevent or make the change of control transaction more difficult. Alternatively, a change of control transaction deemed by the board to be in our best interest could be facilitated by issuing a series of preferred stock having sufficient voting rights to provide a required percentage vote of the shareholders.

Anti-Takeover Effects of Texas Laws and Our Charter and Bylaw Provisions

Some provisions of Texas law and our articles of incorporation and bylaws could make the following actions more difficult:

•	acquisition of us by means of a tender offer,

•	acquisition of control of us by means of a proxy contest or otherwise, or

•	removal of our incumbent officers and directors.

These provisions are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of this increased protection gives us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.

Charter and Bylaw Provisions

Election and Removal of Directors. The number of members of our board of directors will be fixed from time to time by resolution of the board of directors. Except for voting rights as may be provided to holders of preferred stock, at each annual meeting of shareholders, all directors are elected to hold office for a term expiring at the next succeeding annual meeting of shareholders and until their successors have been elected and qualified.

No director may be removed except for cause, and, subject to the voting rights expressly conferred to the holders of our preferred stock, directors may be removed for cause only by the holders of at least a majority of the shares of capital stock entitled to vote at an election of directors. Subject to the voting rights expressly conferred to the holders of our preferred stock, any vacancy occurring on the board of directors and any newly created directorship may be filled by a majority of the remaining directors in office or by election by the shareholders.

Shareholder Meetings. Our articles of incorporation and bylaws provide that special meetings of holders of common stock may be called only by the chairman of our board of directors, our chief executive officer, the president, the secretary, a majority of our board of directors or the holders of at least 50% of the shares of our capital stock outstanding and entitled to vote.

Modification of Articles of Incorporation. In general, amendments to our articles of incorporation that are recommended by the board of directors require the affirmative vote of holders of at least a majority of the voting power of all outstanding shares of capital stock entitled to vote in the election of directors. The provisions described above under “— Election and Removal of Directors” and “— Shareholder Meetings” may be amended only by the affirmative vote of holders of at least 66 2/3% of the voting power of all outstanding shares of capital stock entitled to vote in the election of directors. The provisions described below under “— Modification of Bylaws” may be amended only by the affirmative vote of holders of at least 80% of the voting power of all outstanding shares of capital stock entitled to vote in the election of directors.

Modification of Bylaws. Our board of directors has the power to alter, amend or repeal the bylaws or adopt new bylaws by the affirmative vote of at least 80% of all directors then in office at any regular or special meeting of the board of directors called for that purpose. The shareholders also have the power to alter, amend or repeal the bylaws or adopt new bylaws by the affirmative vote of holders of at least 80% of the voting power of all outstanding shares of capital stock entitled to vote in the election of directors, voting together as a single class.

Other Limitations on Shareholder Actions. Our bylaws also impose some procedural requirements on shareholders who wish to:

•	make nominations in the election of directors,

•	propose that a director be removed,

•	propose any repeal or change in the bylaws, or

•	propose any other business to be brought before an annual or special meeting of shareholders.

Under these procedural requirements, a shareholder must deliver timely notice in proper written form to our secretary of the nomination or proposal along with evidence of:

•	the shareholder’s status as a shareholder,

•	the number of shares beneficially owned by the shareholder,

•	a list of the persons with whom the shareholder is acting in concert, and

•	the number of shares such persons beneficially own.

To be timely, a shareholder must deliver the notice:

•

in connection with an annual meeting of shareholders, not less than 90 days nor more than 180 days prior to the first anniversary of the date on which the immediately preceding year’s annual meeting of shareholders was held; provided that if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the first anniversary of the preceding year’s annual meeting of shareholders, not earlier than 180 days prior to the annual meeting and not later than the last to occur of (i) the 90th day prior to the annual meeting or (ii) the 10th day following the day on which we first make public announcement of the date of the annual meeting, or

•	in connection with the nomination of director candidates at a special meeting of shareholders, generally not less than 40 days nor more than 60 days prior to the date of the special meeting.

To submit a nomination for the board of directors, a shareholder must also submit information with respect to the nominee that we would be required to include in a proxy statement, as well as some other information. If a shareholder fails to follow the required procedures, the shareholder’s nominee or proposal will be ineligible and will not be voted on by our shareholders.

In addition to the director nomination provisions described above, our bylaws contain a “proxy access” provision that provides that any shareholder or group of up to twenty shareholders who have owned 3% or more of our outstanding common stock continuously for at least three years to nominate and include in our proxy materials for an annual meeting of shareholders, director candidates constituting up to 20% of our board of directors or two directors, whichever is greater, provided that the shareholder (or group) and each nominee satisfy the eligibility requirements specified in our bylaws. An eligible shareholder (or group) proposing to nominate a person for election to our board of directors through the proxy access provision must provide us with a notice requesting the inclusion of the director nominee in our proxy materials and other required information not less than 120 days nor more than 150 days prior to the first anniversary of the date on which the immediately preceding year’s annual meeting of shareholders was held. In addition an eligible shareholder (or group) may include a written statement of not more than 500 words supporting the candidacy of such shareholder nominee. The complete proxy access provision for director nominations are set forth in our bylaws.

In connection with a special meeting of shareholders, the only business that will be conducted is that stated in the notice of special meeting, or otherwise properly brought and made in proper written form before the meeting by or at the direction of the Chairman of the Meeting or the board of directors. Shareholders requesting a special meeting are permitted to make proposals for matters to be brought before the meeting in their request.

Limitation on Liability of Directors. Our articles of incorporation provide that no director will be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except as required by law as in effect from time to time. Currently, Texas law requires that liability be imposed for the following actions:

•	any breach of the director’s duty of loyalty to us or our shareholders,

•	any act or omission not in good faith that constitutes a breach of duty of the director to the corporation or that involves intentional misconduct or a knowing violation of law,

•	a transaction from which the director received an improper benefit, regardless of whether or not the benefit resulted from an action taken within the scope of a director’s duties, and

•	an act or omission for which the liability of a director is expressly provided for by statute.

Our bylaws provide that we will indemnify our officers and directors and advance expenses to them in connection with proceedings and claims, to the fullest extent permitted by the Texas Business Organizations Code (“TBOC”). The bylaws authorize our board of directors to indemnify and advance expenses to people other than our officers and directors in certain circumstances.

Texas Anti-Takeover Law

We are subject to Section 21.606 of the TBOC. That section prohibits Texas public corporations from engaging in a wide range of specified transactions with any affiliated shareholder during the three-year period immediately following the affiliated shareholder’s acquisition of shares in the absence of certain board of director or shareholder approvals. An affiliated shareholder of a corporation is any person, other than the corporation and any of its wholly owned subsidiaries, that is or was within the preceding three-year period the beneficial owner of 20% or more of the outstanding shares of stock entitled to vote generally in the election of directors. Section 21.606 may deter any potential unfriendly offers or other efforts to obtain control of us that are not approved by our board of directors. This may deprive our shareholders of opportunities to sell shares of our common stock at a premium to the prevailing market price.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND EQUITY UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock, preferred stock or other securities at a future date or dates. We may fix the price and number of securities subject to the stock purchase contracts at the time we issue the stock purchase contracts, or we may provide that the price and number of securities will be determined pursuant to a formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and our debt securities or debt obligations of third parties, including U.S. treasury securities, securing the obligations of the holders of the units to purchase the securities under the stock purchase contracts. We refer to these units as equity units. The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the equity units or vice versa, and those payments may be unsecured on some basis.

The applicable prospectus supplement will describe the terms of the stock purchase contracts or equity units offered by such prospectus supplement. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts or equity units, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or equity units, which will be filed with the SEC or otherwise incorporated by reference in our previous filings each time we issue stock purchase contracts or equity units. Certain material United States federal income tax considerations applicable to the equity units and the stock purchase contracts will also be discussed in the prospectus supplement.

DESCRIPTION OF DEPOSITARY SHARES

We may issue fractional shares of preferred stock, rather than full shares of preferred stock. If we do so, we may issue receipts for depositary shares that each represent a fraction of a share of a particular series of preferred stock. A related prospectus supplement will indicate that fraction. The shares of preferred stock represented by depositary shares will be deposited under a depositary agreement between us and a bank, trust company or other institution that is selected by us, which we refer to as the “depositary.” Each owner of a depository share will be entitled to all the designations, powers, preferences, rights, qualifications, limitations and restrictions of the preferred stock represented by the depositary share. The depositary share will be evidenced by depositary receipts issued pursuant to the depositary agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.

The forms of the depositary agreement and the depository receipts relating to any particular issue of depositary shares will be filed with the SEC each time we issue depositary shares, and any prospectus supplement relating to any particular depositary shares will describe, among other things, the following:

•	the material terms of the depositary shares and of the underlying preferred stock,

•	the identity of the depositary and the material terms of the depositary agreement,

•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the depositary shares, and

•	any applicable material United States federal income tax considerations.

HOLDING COMPANY STRUCTURE

We are a holding company that conducts substantially all of our operations through our subsidiaries. Our only significant assets are the capital stock of our subsidiaries, and our subsidiaries generate substantially all of our operating income and cash flow. As a result, dividends or advances from our subsidiaries are the principal source of funds necessary to meet our debt service obligations. Contractual provisions or laws, as well as our subsidiaries’ financial condition and operating requirements, may limit our ability to obtain cash from our subsidiaries that we may require to pay our debt service obligations, including payments on the debt securities. In addition, the debt securities will be effectively subordinated to all of the liabilities of our subsidiaries with regard to the assets and earnings of our subsidiaries.

PLAN OF DISTRIBUTION

We may sell the offered securities in and outside the United States:

•	through underwriters or dealers,

•	directly to purchasers, including our affiliates,

•	through agents, or

•	through a combination of any of these methods.

The prospectus supplement will include the following information:

•	the terms of the offering,

•	the names of any underwriters or agents,

•	the name or names of any managing underwriter or underwriters,

•	the purchase price of the securities,

•	the net proceeds to us from the sale of the securities,

•	any delayed delivery arrangements,

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation,

•	any initial public offering price,

•	any discounts or concessions allowed or reallowed or paid to dealers, and

•	any commissions paid to agents.

Sale Through Underwriters or Dealers

If we use underwriters in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters also may impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

If we use dealers in the sale of securities, we may sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of these securities. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

To the extent that we make sales through one or more underwriters or agents in at-the-market offerings, we will do so pursuant to the terms of a sales agency agreement or other at-the-market offering arrangement between us and the underwriters or agents. If we engage in at-the-market sales pursuant to any such agreement, we will issue and sell common stock through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell common stock on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The agreement will provide that any common stock sold will be sold at prices related to the then prevailing market prices for such securities. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time. Pursuant to the terms of the agreement, we also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of common stock. The terms of each such agreement will be set forth in more detail in the applicable prospectus supplement and any related free writing prospectus. In the event that any underwriter or agent acts as principal, or any broker-dealer acts as underwriter, it may engage in certain transactions that stabilize, maintain, or otherwise affect the price of common stock. We will describe any such activities in the prospectus supplement or any related free writing prospectus relating to the transaction.

Direct Sales and Sales Through Agents

We may sell the securities directly. In that event, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

Remarketing

We may offer and sell any of the offered securities in connection with a remarketing upon their purchase, in accordance with a redemption or repayment by their terms or otherwise by one or more remarketing firms acting as principals for their own accounts or as our agents. We will identify any remarketing firm, the terms of any remarketing agreement and the compensation to be paid to the remarketing firm in the prospectus supplement. Remarketing firms may be deemed underwriters under the Securities Act of 1933.

Derivative Transactions

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities. The third parties in these sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement or in a post-effective amendment to the registration statement of which this prospectus forms a part.

General Information

We may have agreements with the remarketing firms, agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Such firms, agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a particular plan of distribution. The place and time of delivery for the securities in respect of which this prospectus is delivered will be set forth in the accompanying prospectus supplement.

Each series of offered securities will be a new issue, and other than the common stock, which is listed on the New York Stock Exchange and the Chicago Stock Exchange, will have no established trading market. We may elect to list any series of offered securities on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a series of offered securities. However, they will not be obligated to do so and may discontinue market making at any time without notice. We cannot assure you that a liquid trading market for any of our offered securities will develop.

LEGAL MATTERS

The validity of the securities described in this prospectus will be passed upon for us by Baker Botts L.L.P., Houston, Texas. Dana C. O’Brien, Esq., our Senior Vice President, General Counsel and Assistant Secretary, or Monica Karuturi, Esq., our Vice President and Associate General Counsel, Corporate and Securities, may pass upon other legal matters for us. Each of Mses. O’Brien and Karuturi is the beneficial owner of less than 1% of our common stock. Any underwriters will be advised regarding issues relating to any offering by Hunton Andrews Kurth LLP, New York, New York.

EXPERTS

The consolidated financial statements incorporated in this Prospectus by reference from CenterPoint Energy, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2017 and the effectiveness of CenterPoint Energy, Inc.’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Vectren Corporation and subsidiary companies as of December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017 and the related financial statement schedule, incorporated in this Prospectus by reference from the Current Report on Form 8-K of CenterPoint Energy, Inc. dated August 14, 2018, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

17,000,000 Depositary Shares

Each Representing a 1/20th Interest in a Share of

Series B Mandatory Convertible Preferred Stock

CENTERPOINT ENERGY, INC.

7.00% Series B Mandatory Convertible Preferred Stock

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Morgan Stanley

Goldman Sachs & Co. LLC

Citigroup

Wells Fargo Securities

Barclays

Credit Suisse

Deutsche Bank Securities

J.P. Morgan

Senior Co-Managers

Mizuho Securities

MUFG

RBC Capital Markets

Co-Managers

BNY Mellon Capital Markets, LLC

Comerica Securities

Evercore ISI

PNC Capital Markets LLC

R. Seelaus & Co., Inc.

Ramirez & Co., Inc.

Regions Securities LLC

TD Securities

US Bancorp

The Williams Capital Group, L.P.

Wolfe Capital Markets and Advisory

September 25, 2018